Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL

Execution Version

CREDIT AGREEMENT

dated as of

November 7, 2022

among

ALTO INGREDIENTS, INC.,
as Borrower,

THE SUBSIDIARY GUARANTORS SIGNATORY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

OIC INVESTMENT AGENT, LLC,
as Administrative Agent and Collateral Agent

$125,000,000 Senior Secured Term Loan Facility

i

Exhibits, Annexes and Schedules

Exhibit A	Form of Assignment and Assumption
Exhibit B-1	Form of Initial Term Loan Note
Exhibit B-2	Form of Specified CapEx Loan Note
Exhibit B-3	Form of Incremental Loan Note
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Environmental, Social and Governance Report
Exhibit E	Form of Security Agreement
Exhibit F	Form of Subordinated Intercompany Note
Exhibit G	Form of Mortgage
Exhibit H	Form of Operating Report
Exhibit I	Form of Direct Agreement

Annex I	Commitments
Annex II	Prepayment Premium Calculations
Annex III	Lending Offices

Schedule 1	Subsidiaries
Schedule 1.01(a)	Production Facilities
Schedule 3.07	Authorizations; Environmental Matters
Schedule 3.09(a)	Material Contracts
Schedule 3.09(b)	Intercompany Agreements
Schedule 3.17(b)	Labor Relations
Schedule 3.18(a)	ERISA
Schedule 3.22(a)	Capital Stock
Schedule 3.22(b)	Capital Rights
Schedule 3.22(c)	Voting and Disposition Agreements of any Capital Stock
Schedule 3.23(b)	Capital Lease Obligations
Schedule 3.24	Transaction with Affiliates
Schedule 3.25	Accounts
Schedule 5.23	Growth and Expansion Projects
Schedule 6.02	Indebtedness
Schedule 6.03	Liens
Schedule 6.04	Investments
Schedule 6.12	Transactions among the Loan Parties (other than Marketing Affiliates)

v

This CREDIT AGREEMENT (this “Agreement”) is dated as of November 7, 2022, among Alto Ingredients, Inc., a Delaware corporation (“Borrower”), the Subsidiary Guarantors (as defined below) from time to time party hereto, each lender from time to time party hereto and OIC INVESTMENT AGENT, LLC, as the Administrative Agent (as defined below) and the Collateral Agent (as defined below).

WHEREAS, Borrower is in the business of (a) producing and marketing specialty alcohols, essential ingredients and fuel-grade ethanol produced in its alcohol production facilities and (b) marketing fuel-grade ethanol produced by third-parties (the “Business”);

WHEREAS, Borrower has requested Lenders to extend, and Lenders have agreed to extend, a senior secured credit facility in an amount up to $125,000,000 in accordance with the terms hereof;

WHEREAS, the credit facility provided hereunder will be secured by the grant to the Collateral Agent, for the benefit of the Secured Parties (as defined below), of (a) a first priority Lien on the Term Loan Priority Collateral (subject to Permitted Liens) (as each such term is defined below) and (b) a second priority Lien on the ABL Priority Collateral (as each such term is defined below); and

WHEREAS, the Lenders are willing to provide the credit facility described herein upon the terms and subject to the conditions set forth herein and in the other Financing Documents (as defined below).

NOW, THEREFORE, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABL Amendment No. 6” means that certain Amendment No. 6 to Second Amended and Restated Credit Agreement and Amendment to Security Agreement, dated November 7, 2022, by and among Wells Fargo Bank, National Association, as Administrative Agent, the “Lenders” (as defined in the ABL Credit Agreement) and Kinergy Marketing LLC and Alto Nutrients, LLC (f/k/a Pacific Ag. Products, LLC), as borrowers.

“ABL Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“ABL Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“ABL Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated August 2, 2017, by and among Wells Fargo Bank, National Association, as Administrative Agent, Sole Lead Arranger, Book Runner, Syndication Agent, and Documentation Agent, the lenders party thereto and Kinergy Marketing LLC and Alto Nutrients, LLC (f/k/a Pacific Ag. Products, LLC), as borrowers, as amended by that certain Amendment No. 1 to ABL Credit Agreement, dated March 27, 2019, as further amended by that certain Amendment No. 2 to ABL Credit Agreement, dated July 31, 2019, as further amended by that certain Amendment No. 3 to ABL Credit Agreement, dated as of November 19, 2019, as further amended by that certain Waiver, Consent, and Amendment No. 4 to ABL Credit Agreement, dated March 8, 2021, as further amended by that certain Waiver, Consent and Amendment No. 5 to the ABL Credit Agreement and as further amended by the ABL Amendment No. 6, and as further amended, restated, modified, supplemented, extended or otherwise superseded from time to time in accordance with the terms thereof and this Agreement.

“ABL Loan Document” has the meaning assigned to the term “Loan Documents” as set forth in the ABL Credit Agreement.

“ABL Security Document” has the meaning assigned to the term “Security Documents” as set forth in the ABL Credit Agreement.

“Additional Issuance Event” has the meaning assigned to such term in Section 2.14(b).

“Additional Material Contract” means (a) any Intercompany Agreement entered into after the Closing Date, and (b) any other contract, agreement, instrument (or series of related contracts, agreements, or instruments), entered into by any Loan Party if (i) the aggregate cost or value of consideration pursuant to such Additional Material Contract could reasonably be expected to exceed $15,000,000 in the aggregate, (ii) the aggregate amount of upfront fees, termination fees, liquidated damages, or other liabilities which could be incurred by any Loan Party in respect of such Additional Material Contract could reasonably be expected to exceed $15,000,000 in the aggregate or (iii) such Loan Party is a Marketing Affiliate and such agreement involves the marketing of products or services of, or procurement of any products or services to be sold to or by, any other Loan Party.

“Additional Participation Shares” has the meaning assigned to such term in Section 2.14(b).

“Adjusted EBITDA” means, for any date of determination, an amount equal to (a) the amount of Consolidated EBITDA of the Loan Parties for the twelve-month period ending on such date of determination minus (b) the amount of Capital Expenditures paid by any Loan Party in cash during the twelve-month period ending on such date of determination (but only the extent such cash payments are financed with cash from operations and other internally generated cash).

“Administrative Agent” means OIC Investment Agent, LLC, in its capacity as administrative agent for the Lenders hereunder, and any permitted assignee or successor thereto pursuant to Article VIII.

“Administrative Questionnaire” means a questionnaire, in a form supplied by the Administrative Agent, completed by a Lender or an assignee of a Lender.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that at such time directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Reimbursement Amount” means any fees or other amounts payable to the Administrative Agent and the Collateral Agent, in their respective capacity as and in compensation of their respective role as the Administrative Agent and Collateral Agent, together with their respective successors in such capacity, under the terms of the Agent Reimbursement Letter or any replacement thereof.

“Agent Reimbursement Letter” means that certain Agent Reimbursement Letter, dated as of the Closing Date, among Borrower, the Administrative Agent and the Collateral Agent.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Agreement” has the meaning assigned to such term in the preamble.

“Alcoholic Beverage Laws” means all national, federal, state or other applicable Laws, related to the manufacture, distillation, aging, blending, bottling, initial distribution, import, marketing or export of alcoholic beverages.

“Anti-Corruption Laws” means any law of any jurisdiction relating to corruption in which any Loan Party performs business or that are otherwise applicable to any Loan Party, including the FCPA, the U.K. Bribery Act, and where applicable, legislation relating to corruption enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.

“Anti-Corruption Prohibited Activity” means the offering, payment, promise to pay, authorization or the payment of any money or the offer, promise to give, given, or authorized giving of anything of value, to any Government Official or to any person under the circumstances where the Person, such Person’s Affiliate’s or such Person’s representative knew or had reason to know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of (a) influencing any act or decision of such Government Official in his or her official capacity, (b) inducing such Government Official to do or omit to do any act in relation to his or her lawful duty, (c) securing any improper advantage, or (d) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist such Person in obtaining or retaining business for or with, or in directing business to, any Person, in the case of any of clauses (a) through (d), in violation of any applicable Anti-Corruption Laws.

“Anti-Money Laundering Laws” means the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, and all money laundering-related laws of the United States and other jurisdictions where such Person conducts business or owns assets, and any related or similar law issued, administered or enforced by any government authority.

“Applicable Law” means, with respect to any Person, property or matter, any of the following applicable thereto: any constitution, writ, injunction, statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, court decision, Authorization, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing, by any Governmental Authority, whether in effect as of the date hereof or thereafter and, in each case, as amended, including Environmental Laws and Alcoholic Beverage Laws. For the avoidance of doubt, “Applicable Law” includes the rules, regulations and requirements of any grant program, the EPA’s Renewable Fuel Standard, or any low carbon fuel standards plan managed by a Governmental Authority that Borrower participates in or receives benefits from.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorization” means any consent, waiver, variance, registration, filing, declaration, agreement, notarization, certificate, license, tariff, approval, permit, orders, authorization, exception or exemption from, by or with any Governmental Authority, whether given by express action or deemed given by failure to act within any specified period, and all corporate, creditors’, shareholders’ and partners’ approvals or consents.

“Authorized Representative” means, with respect to any Person, the chief executive officer, the chief financial officer or any other appointed officer of such Person as may be designated from time to time by such Person in writing. Any document or certificate delivered under the Financing Documents that is signed by an Authorized Representative may be conclusively presumed by the Administrative Agent and Lenders to have been authorized by all necessary corporate, limited liability company or other action on the part of the relevant Person.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy” means, with respect to any Person (i) commencement by such Person of any case or other proceeding (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or (ii) commencement against such Person of any case or other proceeding of a nature referred to in clause (x) or (y) above which (a) results in the entry of an order for relief or any such adjudication or appointment or (b) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) commencement against such Person of any case or other proceeding seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) such Person shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) such Person shall admit in writing its inability to pay its debts as they become due or shall make a general assignment for the benefit of its creditors.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board Observer Rights Agreement” means that certain Committee Observer Rights Agreement, entered into by the Borrower, Lenders and the other signatories party thereto, dated on or about the date hereof.

“Board of Directors” shall mean, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrower SEC Reports” has the meaning assigned to such term in Section 3.28(a).

“Borrowing” means a borrowing consisting of simultaneous Loans made by the Lenders.

“Borrowing Request” means a request by Borrower for a Loan in accordance with Section 2.01 and substantially in the form of Exhibit C.

“Business” has the meaning assigned to such term in the preamble.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to close.

“Capital Expenditures” means, with respect to any Person, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities and including that portion of payments under Capital Lease Obligations that are capitalized on the balance sheet of such Person) by such Person and its Subsidiaries which are required to be capitalized under GAAP on a balance sheet of such Person.

“Capital Expenditures Plan and Budget” means that certain budget and schedule for Growth Projects, which shall include the total amount of costs to complete each Growth Project on a line item basis, the Growth Project Milestones for each Growth Project and the dates by which such Growth Project Milestones are expected to be achieved, as delivered pursuant to Section 4.01(c), or, if applicable, the updated version thereof delivered and approved by the Administrative Agent pursuant to Section 2.13(a), Section 4.03(b), Sections 6.16(b) or (c).

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or any other amounts under any lease of (or other arrangements conveying the right to use) real or personal property, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in accordance with GAAP.

“Capital Rights” means all (a) options, warrants, purchase rights, conversion rights, convertible or exchangeable securities and other rights to subscribe for, purchase or otherwise acquire any Capital Stock, with or without payment of consideration, whether immediately or upon the occurrence of any specified date or event(s) or the satisfaction or any condition(s), and (b) rights that confer on any Person the economic benefits and/or burdens of any Capital Stock, including a share of the profits and/or losses of, or distribution of the assets of the issuer of such Capital Stock (whether through stock appreciation, phantom equity, profit participation or other similar rights).

“Capital Stock” means, with respect to any Person (other than any natural person), any and all corporate or capital stock, preferred stock (including Series B Units), shares, partnership interests, limited liability company interests, membership interests or units, or any other equity interests (however designated, whether voting or nonvoting, ordinary or preferred) of such Person, now or hereafter outstanding.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, 15 U.S. Code Chapter 116.

“Cash Equivalents” means:

(a) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, or any state thereof having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s or A-1 (or higher) according to S&P;

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) taxable and tax-exempt auction rate securities rated AAA by S&P and Aaa by Moody’s and with a reset of less than 90 days;

(h) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated A or higher by S&P and A-2 or higher by Moody’s and (iii) have portfolio assets of at least $500,000,000;

(i) cash; and

(j) any other debt security approved by the Administrative Agent in its sole discretion.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof (including any change in the reserve percentage under, or other change in, Regulation D) by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.08(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (x) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a) with respect to Borrower, an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 42.5% or more of the equity securities of Borrower entitled to vote for members of the Board of Directors of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) or otherwise has the direct or indirect right to appoint 42.5% or more of the members of the Board of Directors of Borrower; provided, however, for purposes of this subsection (a), a “person” or “group” shall include, in connection with any merger, acquisition, other business combination or issuance involving Borrower or any of its Subsidiaries and another entity and the issuance of equity securities of Borrower or a successor entity following or in connection with such transaction, the equityholders of such other entity or that become equityholders of Borrower or such successor in connection with such a transaction;

(b) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of Borrower and its Subsidiaries, taken as a whole, to any person, other than a Loan Party;

(c) Borrower consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Borrower, in any such event pursuant to a transaction in which any of Borrower’s outstanding Voting Stock is converted into or exchanged for cash, securities or other property;

(d) the first day on which a majority of the members of Borrower’s Board of Directors are not Continuing Directors;

(e) the adoption of a plan relating to the Borrower’s liquidation or dissolution;

(f) the occurrence of any “Change of Control” as defined in the ABL Credit Agreement, or the occurrence of a “change of control” (or term of like import) as defined in any other agreement evidencing Indebtedness with a principal balance greater than $5,000,000; or

(g) the failure of the Borrower at any time to own, directly or indirectly (through one or more wholly-owned Subsidiary Guarantors), 100% of the issued and outstanding Capital Stock in each Subsidiary Guarantor.

“Charges” has the meaning assigned to such term in Section 10.19.

“Class” means (i) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions; provided that such Commitments or Loans may be designated in writing by the Administrative Agent, the Borrower and Lenders holding such Commitments or Loans as a separate Class from other Commitments or Loans that have the same terms and conditions and (ii) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class.

“Closing Date” means the date on or following the date of execution of this Agreement on which all conditions precedent specified in Section 4.01 are satisfied (or waived by the Administrative Agent and the Lenders in their sole discretion in accordance with Section 10.02).

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateral” means, collectively, (a) the ABL Collateral and (b) the Term Loan Collateral.

“Collateral Accounts” means each account of each Loan Party that is subject to a Control Agreement pursuant to the terms of this Agreement and the Intercreditor Agreement and with respect to which the Secured Parties have (a) a valid subsisting first priority Lien, to the extent such account constitutes part of the Term Loan Priority Collateral or (b) a valid subsisting second priority Lien, to the extent such account constitutes part of the ABL Priority Collateral (including, for the avoidance of doubt, the Marketing Affiliate Accounts).

“Collateral Accounts (Term Loan)” means Collateral Accounts of the type described in clause (a) of the definition thereof.

“Collateral Agent” means OIC Investment Agent, LLC, in its capacity as collateral agent for the Secured Parties under the Security Documents, and any permitted assignee or successor thereto pursuant Article VIII.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent and Collateral Agent shall have received each Security Document required to be delivered on the Closing Date pursuant to Section 4.01(h) or from time to time pursuant to Section 5.15, Section 5.16, Section 5.20 or the Security Agreement, subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;

(b) the Obligations shall have been Guaranteed pursuant to this Agreement (or a joinder hereto) by each direct or indirect Subsidiary of the Borrower;

(c) the Obligations shall have been secured pursuant to the Security Agreement by a first-priority perfected security interest in all Capital Stock of each Subsidiary Guarantor, subject to exceptions and limitations otherwise set forth in this Agreement and the Security Documents (and the Collateral Agent shall have received certificates or other instruments representing all such Capital Stock (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank);

(d) all Pledged Debt owing to any Loan Party that is evidenced by a promissory note shall have been delivered to the Collateral Agent pursuant to the Security Agreement or other Security Documents and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(e) subject to limitations and exceptions of this Agreement and the Security Documents, to the extent a security interest in any property (other than real property) is required pursuant to Section 4.01(h) or from time to time pursuant to Section 5.15, Section 5.16, Section 5.20 or the Security Agreement, the Obligations shall have been secured by a perfected security interest in all now owned, or at any time hereafter acquired tangible and intangible assets of each Loan Party (including Capital Stock, intercompany debt, accounts, inventory, equipment, investment property, contract rights, intellectual property, other general intangibles and proceeds of the foregoing, but excluding real property), in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Security Documents (to the extent appropriate in the applicable jurisdiction), in each case with the priority required by the Security Documents;

(f) subject to limitations and exceptions of this Agreement, including Section 5.20(d), and the Security Documents, to the extent a security interest in, and Mortgages, on any Material Real Property are required pursuant to Section 4.01(h) or from time to time pursuant to Section 5.15, Section 5.16 or Section 5.20, the Administrative Agent and Collateral Agent shall have received:

(i) counterparts of a Mortgage with respect to such Material Real Property duly executed and delivered by the record owner of such property, together with evidence such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto, in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien (subject only to Liens described in clause (ii) below) on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to 100% of the fair market value of the property covered by such Mortgage (as reasonably determined by the Borrower in good faith) at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value);

(ii) a fully paid and irrevocable commitment from the Title Insurance Company (defined herein) to issue an American Land Title Association Lender’s policy of title insurance (or a marked-up title insurance commitment or pro forma title policy having the effect of a policy of said title insurance) on such Material Real Property (or jurisdictional equivalent), naming the Collateral Agent as the insured for its benefit and that of the Secured Parties and their respective successors and assigns (each, a “Mortgage Policy”, and collectively the “Mortgage Policies”) issued by a nationally recognized title insurance company reasonably acceptable to the Collateral Agent (the “Title Insurance Company”) in form and substance and in an amount reasonably acceptable to the Collateral Agent, insuring such Mortgage to be a valid subsisting first priority Lien on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 6.03 or Liens otherwise consented to by the Collateral Agent, each of which shall (1) to the extent reasonably necessary, include such coinsurance and reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent and (2) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, zoning, contiguity, doing business, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions), to the extent such endorsements are available in the applicable jurisdiction at commercially reasonable rates; provided, however, that in lieu of a zoning endorsement the Collateral Agent shall accept a zoning report from a nationally recognized zoning report provider;

(iii)   an opinion from local counsel in each jurisdiction (1) where such Material Real Property is located regarding the enforceability and perfection of such Mortgage and any related fixture filings and (2) where the applicable Loan Party granting the Mortgage on such Material Real Property is organized, regarding the due authorization, execution and delivery of such Mortgage, and in each case, such other matters as Administrative Agent may reasonably request, and in form and substance reasonably satisfactory to the Collateral Agent;

(iv) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such Material Real Property, to the extent such Material Real Property contains “Building” or “Manufactured (Mobile) Home” (each as defined in the applicable Flood Insurance Laws), together with a notice about special flood hazard area status and flood disaster assistance, duly executed and acknowledged by the applicable Loan Party if required by Flood Insurance Laws (as defined below), together with evidence of flood insurance, to the extent required under Section 5.06(c); and

(v) a certified ALTA/ACSM Land Title Survey, which survey shall be acceptable to the Title Insurance Company and otherwise enable the Title Insurance Company to issue the Mortgage Policies and all required endorsements thereto;

(g) except as otherwise contemplated by this Agreement or any Security Document, all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office, required by the Security Documents, applicable Law or reasonably requested by the Collateral Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Collateral Agent (or its designee) for filing, registration or recording;

(h) after the Closing Date, each direct and indirect Subsidiary of the Borrower that is not then a Guarantor shall become a Guarantor and signatory to this Agreement pursuant to a joinder agreement in accordance with Section 5.15 or Section 5.16 and a party to the Security Documents in accordance with Section 5.16;

(i) from and after the Closing Date, each securities account, deposit account or commodity account of the Loan Parties that is not an Excluded Account shall be subject to a Control Agreement, subject to Section 5.20(c); and

(j) after the Closing Date, subject to Section 5.20(a), the Material Contracts set forth on Schedule 3.09(a) shall be subject to a Direct Agreement and concurrently with entering into any contract that satisfies the requirement set forth in subpart (b)(i) or (b)(ii) of the defined term “Additional Material Contract”, any Loan Party party to such Additional Material Contract shall have delivered to the Administrative Agent, a Direct Agreement among the Loan Party, the counterparty to the Additional Material Contract and Administrative Agent.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Financing Document to the contrary:

(A) the foregoing definition shall not require the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance or taking other actions with respect to Excluded Assets (as defined in the Security Agreement);

(B) no account control agreements shall be required with respect to any Excluded Account; and

(C) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S., including any intellectual property registered in any non-U.S. jurisdiction, or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

“Columbia Lease” has the meaning set forth in Section 5.20(b)(iii).

“Columbia Production Facility” means the fuel-grade ethanol production facility operated by Alto Columbia, LLC and located in Boardman, Oregon.

“Commitment” means an Initial Term Loan Commitment, a Specified CapEx Commitment and/or Incremental Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Common Stock” has the meaning assigned to such term in Section 2.14(a).

“Competitor” means any operating company that produces ethanol and other essential ingredients and specialty alcohol products similar to those produced by the Borrower and its Subsidiaries in the United States.

“Condemnation” means any temporary or permanent involuntary condemnation, seizure or taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, or confiscation or requisition of property or any interest therein or right accruing thereto, including any right of access thereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated Subsidiaries. References herein to a Person’s consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated Subsidiaries.

“Consolidated EBITDA” means, for any period, an amount equal to:

(a) the Consolidated Net Income of the Loan Parties for such period, plus

(b) without duplication and to the extent deducted in the calculation of Consolidated Net Income of the Loan Parties for such period, the sum of:

(i) any provision for (or less any benefit for) income, franchise or similar Taxes of the Loan Parties for such period;

(ii) Consolidated interest expense (as determined in accordance with GAAP and including the interest component of Capital Lease Obligations) of the Loan Parties for such period;

(iii) amortization and depreciation expense of the Loan Parties for such period;

(iv) any extraordinary, non-recurring, or unusual costs, charges, accruals, reserves, or expenses of the Loan Parties for such period; and

(v) any non-cash losses, expenses, impairments or charges of the Loan Parties during such period; provided that cash payments made during such period or in any future period in respect of non-cash charges, expenses or losses shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA for the period in which such payments are made; minus

(c) without duplication and to the extent included in the calculation of Consolidated Net Income of the Loan Parties for such period, the sum of:

(i) interest income of the Loan Parties for such period;

(ii) gains from sales or other dispositions of assets outside of the ordinary course of business for such period;

(iii) any extraordinary, non-recurring or unusual income or gains of the Loan Parties for such period; and

(iv) any non-cash income or gains of the Loan Parties for such period;

provided, that the aggregate amount of add-backs pursuant to clause (b)(iv) above on account of any cash costs, charges, accruals, reserves, expenses, losses, impairments or other cash items plus the aggregate amount of positive adjustments to Consolidated EBITDA included in any pro forma calculation of Consolidated EBITDA shall, together, be capped at 25% of Consolidated EBITDA of the Loan Parties for such period (calculated, in each case, prior to giving effect to such items and adjustments).

For purposes of calculating the Leverage Ratio, Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) shall be adjusted as follows: (i) if during such Reference Period (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) any Loan Party shall have made a Material Disposition or Material Acquisition, Consolidated EBITDA (including Consolidated Net Income) for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition by any Loan Party occurred on the first day of such Reference Period and (ii) if any calculations in the foregoing clause (i) are made on a pro forma basis, such pro forma adjustments are factually supportable and are determined in good faith by an officer of the Borrower and subject to supporting documentation reasonably acceptable to the Administrative Agent. As used in this definition, “Material Acquisition” means any acquisition by the Loan Parties of Property or series of related acquisitions of Property that involves consideration in excess of $5,000,000, and “Material Disposition” means any Disposition of property or series of related sales, transfers or other dispositions of Property that yields gross proceeds to the Loan Parties in excess of $5,000,000.

“Consolidated Net Income” means for any period and without duplication, the Consolidated net income (or loss) of the Loan Parties determined in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) any gain or loss from the sale of assets other than in the ordinary course of business, (b) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower, or is merged into or consolidated with the Borrower or any of its Subsidiaries, as applicable, (c) the income (or deficit) of any Person in which any other Person (other than a Loan Party) has Capital Stock, except to the extent of the amount of dividends or other distributions actually paid in cash to a Loan Party during such period, (d) the net income (but not loss) during such period of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Subsidiary or is otherwise restricted or prohibited, and (e) any income from non-recurring government incentives and grants, in each case determined in accordance with GAAP.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Loan Parties outstanding on such date.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of the Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors of the Borrower after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors or Borrower’s nominating committee of Borrower’s Board of Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means each account control agreement entered into by one or more of the Loan Parties, the applicable depositary bank or securities intermediary and the Collateral Agent, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

“Cyber-security Incident” has the meaning assigned to such term in Section 5.11(n).

“Debt Prepayment Offer” has the meaning assigned to such term in Section 2.05(b)(iii).

“Default” means any event, condition or circumstance that, with notice or lapse of time or both, would (unless cured or waived) become an Event of Default.

“Direct Agreement” means, with respect to an agreement (the “Underlying Agreement”) between a Loan Party and a third party counterparty (the “Contract Counterparty”), a direct agreement among such Loan Party, the Contract Counterparty, and Administrative Agent, in substantially the form of Exhibit I hereto or otherwise in form and substance reasonably satisfactory to Administrative Agent, pursuant to which the Contract Counterparty, among other agreements, acknowledges certain rights of Administrative Agent, agrees not to terminate the Underlying Agreement without providing notice and cure rights to the Administrative Agent, consents to the collateral assignment of any related licensing, rental, or other agreements, and agrees to provide certain information to Administrative Agent from time to time.

“Disposition” has the meaning assigned to such term in Section 2.05(b)(ii).

“Disposition Proceeds Prepayment Offer” has the meaning assigned to such term in Section 2.05(b)(ii).

“Disqualification Event” has the meaning assigned to such term in Section 3.33.

“Disqualified Institution” means each Person that is (a) designated by the Borrower, by written notice delivered to the Administrative Agent on or prior to the Closing Date, as a (x) disqualified institution or (y) Competitors or (b) clearly identifiable solely on the basis of such Person’s name, as an Affiliate of any person referred to in clauses (a)(x) or (a)(y) above (other than any bona fide debt fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course and is not organized for the purpose of making equity investments); provided, that Disqualified Institutions shall include any Person that from time to time is added as a Competitor, pursuant to a written supplement to the list of Competitors that are Disqualified Institutions delivered after the Closing Date by the Borrower to the Administrative Agent (it being understood that any update pursuant to clause (b) above shall not become effective until the third Business Day following Administrative Agent’s receipt of such notice, and, in any event, shall not apply retroactively to a Lender or Participant, as applicable, that was not a Disqualified Institution on such trade date or to any entity that is a Lender as of the third Business Day following Administrative Agent’s receipt of such notice).

“Dollars” or “$” refers to the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Eagle Distribution Center” means the distribution and marketing facility that is located in St. Louis, Missouri and that is owned and operated by Eagle Alcohol Company LLC.

“Eagle Lease” has the meaning set forth in Section 5.20(b)(ii).

“Eagle Purchase and Sale Agreement” means that certain Membership Interest Purchase Agreement, dated as of January 14, 2022, by and among the Borrower, Eagle Alcohol Company LLC, Daniel J. Croghan, and Andrew Bivona.

“ECF Prepayment Offer” has the meaning assigned to such term in Section 2.05(b)(iv).

“ECF Sweep Amount” means, each applicable semi-annual period, an amount equal to the applicable percentage set forth in the table below of Excess Cash Flow for such semi-annual period:

Leverage Ratio as of the Immediately Preceding Fiscal Quarter End Date	Percentage of Excess Cash Flow
Greater than or equal to 3.00:1.00	100.00%
Less than 3.00:1.00 and greater than 1.50:1.00	50.00%
Less than or equal to 1.50:1.00	25.00%

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environment” means soil, surface water and groundwater (including potable water, groundwater and wetlands), the land, surface or subsurface strata or sediment, indoor and ambient air, and natural resources such as flora and fauna or any other environmental media.

“Environmental Attribute” means (a) renewable energy credits associated with the generation of energy by a renewable energy facility, offsets or similar benefits, (b) any emissions, air quality or other environmental attribute, aspect, characteristic, claim, credit, benefit, reduction, offset or allowance, howsoever entitled or designated, resulting from, attributable to or associated with the generation of the energy by a renewable energy facility or resulting from the reduction of emissions and (c) the reporting rights related to any such attributes, aspects, characteristics, claims, credits, benefits, reductions, offsets or allowances, including, but not limited to, credits generated under the California Low Carbon Fuel Standard or any other low carbon fuel standard, Renewable Identification Numbers under the federal Renewable Fuel Standard, state and local tax credits, renewable natural gas credits and credits issued under any voluntary emissions reduction program.

“Environmental Claim” means any action, suit, proceeding, notice, claim or demand by any Person seeking to enforce any obligation or responsibility arising under or relating to Environmental Law or alleging or asserting a violation or liability including for investigatory costs, cleanup or other remedial costs, legal costs, environmental consulting costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties related to (a) the presence, Release or threatened Release into the Environment, of any Hazardous Material at any location, whether or not owned by the Person against whom such claim is made, or (b) any violation of, or alleged violation of, or liability arising under any Environmental Law. The term “Environmental Claim” shall include, without limitation any claim by any Person for damages, contribution, indemnification, cost recovery, compensation or injunctive relief or costs associated with any remediation plan, in each case, relating to any Environmental Law.

“Environmental Laws” means any Applicable Laws regulating or imposing liability or standards of conduct concerning or relating to pollution, public or worker health and safety or the protection of the Environment, natural resources or special status species and their habitat, including all Applicable Laws concerning the presence, use, manufacture, generation, transportation, Release, threatened Release, disposal, arrangement for disposal, dumping, discharge, treatment, storage or handling of, exposure to, Hazardous Materials. Environmental Laws shall also include any permit issued by any Governmental Authority pursuant to Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person or trade or business (whether or not incorporated) that, together with any Loan Party, is or was at any relevant time treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to any Pension Plan, (b) the failure by any Borrower or any ERISA Affiliate to satisfy the minimum funding standard (within the meaning of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA) applicable to any Plan, whether or not waived, (c) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Pension Plan (as described in Section 4041 of ERISA) or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA, (f) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal from any Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA), (g) the receipt by a Loan Party or any ERISA Affiliate of any notice concerning the imposition on it of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, in “endangered or critical status,” within the meaning of Section 305 of ERISA, (h) the imposition or incurrence of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate, (i) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan, (j) the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA, (k) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any ERISA Affiliates of fines, penalties, excise taxes or related charges under Section 409 of ERISA in respect of any Plan, or (l) the incurrence of liability or the imposition of a Lien pursuant to Sections 430(k) or 436 of the Code or Section 303(k) of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 10.21(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 10.21(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 10.21(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 10.21(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 10.21(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Abandonment” means (a)(i) the abandonment by any Loan Party of the operations of any Production Facilities; or (ii) a strike, labor dispute, slowdown, or stoppage at any Production Facility imposed or caused by a union which has caused production at such Production Facility to cease for a period of ninety (90) or more consecutive days; or (b) the written announcement by Loan Party of its intention to do any of the foregoing in clause (a); provided, however, that no Loan Party shall be deemed to have abandoned the operations of any Production Facility if a force majeure event or Applicable Law prevent such Loan Party or its personnel from accessing the applicable leased premises for such Production Facility or operating such Production Facility.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Event of Loss” means any loss of, destruction of or damage to, or any Condemnation or other taking of any property of any Loan Party.

“Event of Loss Prepayment Offer” has the meaning assigned to such term in Section 2.05(b)(i).

“Excess Cash Flow” means, for any period:

(a) Consolidated EBITDA for such period, less

(b) the sum, without duplication, of:

(i) the difference between the outstanding principal amount of loans under the ABL Credit Agreement on the last day of such period and the outstanding principal amount of loans under the ABL Credit Agreement on the first day of such period;

(ii) the aggregate amount of all principal payments under this Agreement made in cash during such period (including the amount of any scheduled repayment of Loans pursuant to Section 2.04, any voluntary prepayments pursuant to Section 2.05(a) and any mandatory prepayments pursuant to Section 2.05(b) but excluding mandatory prepayments pursuant to Section 2.05(b)(iv));

(iii) the aggregate amount of all interest payments under this Agreement and the ABL Credit Agreement made in cash during such period;

(iv) any amounts paid in cash in connection with the Loans during such period to the extent not funded with Indebtedness;

(v) the aggregate amount of Capital Expenditures incurred in accordance with the Capital Expenditures Plan and Budget and paid in cash during such period to the extent financed with internally generated cash;

(vi) the aggregate amount of scheduled fees and other similar fees payable under the Financing Documents paid in cash during such period;

(vii)   the aggregate amount of cash taxes paid by the Loan Parties in such period;

(viii) the aggregate amount necessary to meet the Minimum Liquidity Threshold;

(ix) the amount related to items that were deducted from or not added to net income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating Consolidated EBITDA to the extent either (i) such items represented cash received by the Borrower or any Subsidiary or (ii) such items do not represent cash paid by the Borrower or any Subsidiary, in each case on a consolidated basis during such applicable period; and

(x) the aggregate amount of any Restricted Payments made pursuant to Section 6.06(f) in such period; plus

(c) the sum, without duplication, of the Net Proceeds of any extraordinary, non-recurring or unusual cash income or gains of the Loan Parties for such period, in each case to the extent not included in Consolidated EBITDA for such period.

Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for the Loan Parties on a consolidated basis.

“Excluded Account” means any deposit, securities, or brokerage account that is (i) a zero-balance account, (ii) a deposit account used solely for payroll, payroll taxes, tax purposes, trust or fiduciary purposes, employee benefits, bona fide escrow with respect to third parties in connection with Investments permitted hereunder or collateral deposits securing Liens permitted under Section 6.03, (iii) a deposit account or brokerage account used solely to secure commodity hedging transactions permitted by Section 6.14; provided, that the aggregate amount on deposit in such accounts does not exceed the amount permitted by Section 6.03(a)(ix), or (iv) other deposit accounts not otherwise covered by clauses (i), (ii) or (iii) that are established and maintained by a Loan Party, solely to the extent that the 5-day average aggregate balance on deposit in all such deposit accounts does not exceed $1,000,000 at any time after the Closing Date.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office, or, in the case of a Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b)  in the case of a Recipient, any United States federal withholding Tax that is imposed on amounts payable to or for the account of such Recipient under the laws effective at the time (i) such Recipient becomes a party hereto or (ii) such Recipient designates a new Lending Office, except to the extent that such Recipient (or its assignor, if any) was entitled, immediately before its designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding Tax pursuant to Section 2.09(a), (c) Taxes imposed as a result of the failure of a Recipient to comply with Section 2.09(e), and (d) any United States federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means (a) the Agent Reimbursement Letter and (c) the Lender Loan Discount Letter.

“Fees” means the Agent Reimbursement Amounts and any other fees payable in accordance with Section 2.06.

“Financial Model” means the projections of the Loan Parties’ operating results (on a quarterly basis over a period ending on the Maturity Date) delivered to the Lenders on or prior to the Closing Date pursuant to Section 4.01(c).

“Financing Documents” means this Agreement, each Note (if requested by a Lender), the Agent Reimbursement Letter, the Lender Loan Discount Letter, the Intercreditor Agreement, any Intercompany Note, the Security Documents and each certificate, agreement, instrument, amendment, waiver, consent or document executed by a Loan Party and delivered by or on behalf of a Loan Party to Agent or any Lender in connection with or pursuant to any of the foregoing.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor thereto.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party or any ERISA Affiliate or with respect to which any Loan Party or any ERISA Affiliate could have any liability, in each case with respect to employees or individual service providers engaged outside the United States (other than any arrangement with the applicable Governmental Authority).

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.

“Funding Date” has the meaning assigned to such term in Section 2.01(c).

“Funding Office” means the office specified from time to time by the Administrative Agent as its funding office by notice to Borrower and the Lenders.

“Funds Flow Memorandum” means the memorandum, in form and substance satisfactory to the Administrative Agent detailing the proposed flow, and use, of the Loan proceeds on the Initial Funding Date or any other Funding Date, as applicable.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis.

“Government Official” means an official of a Governmental Authority.

“Governmental Authority” means any federal, tribal, regional, state or local government, or political subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government and having jurisdiction over the Person or matters in question, including all agencies and instrumentalities of such governments and political subdivisions.

“Growth Project” means any growth and expansion project described on Schedule 5.23 and any other growth and expansion project approved after the Closing Date in accordance with Section 6.16(b).

“Growth Project Milestones” means the key milestones for each Growth Project, which shall be set forth in the Capital Expenditures Plan and Budget for each Growth Project described therein.

“Guarantee” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit), if to induce the creation of such obligation of such other Person, the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (w) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (x) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (y) to purchase Property, securities or services, in each case, primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (z) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (B) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

“Guarantors” means, collectively, (i) the direct or indirect Subsidiaries of the Borrower listed on Schedule 1; (ii) those direct or indirect Subsidiaries of the Borrower that are organized or acquired after the Closing Date and that execute and deliver a joinder to this Agreement or guarantee supplement pursuant to Section 5.16(a).

“Harvesting Technology Licensing Agreement” has the meaning set forth in Section 5.20(b)(i).

“Hazardous Material” means, but is not limited to, any solid, liquid, gas, odor, radiation or other substance, material, contaminant or waste or emission which is or becomes regulated by applicable Environmental Laws or which is classified as hazardous or toxic under applicable Environmental Laws (including gasoline, diesel fuel or other petroleum hydrocarbons, products or byproducts, polychlorinated biphenyls, asbestos or asbestos-containing material, per- and poly-fluoroalkyl substances, lead, noise, odor, toxic mold and urea formaldehyde foam insulation) or with respect to which liability or standards of conduct may be imposed under any Environmental Laws.

“ICP Facility” means the Production Facility located in Pekin, Illinois, that is owned and operated by Alto ICP, LLC.

“Incremental Commitment” means, with respect to each Lender, the commitment of such Lender to make an Incremental Loan in accordance with Section 2.13 in the amount of such Lender’s Incremental Commitment set forth on Annex I, as such commitment may be terminated or reduced pursuant to Section 2.03, or if such Lender has entered into one or more Assignment and Assumptions following the Closing Date, the amount set forth for such Lender in the Register maintained by the Administrative Agent as such Lender’s “Incremental Commitment”. The aggregate amount of Incremental Commitments shall not at any time exceed $25,000,000.

“Incremental Commitment Expiration Date” means November 7, 2024.

“Incremental Loan” has the meaning assigned to such term in Section 2.01(a)(iii).

“Incremental Request” means any request by Borrower for Incremental Loans pursuant to Section 2.13.

“Indebtedness” of any Person means, without duplication, all (a) indebtedness for borrowed money and every reimbursement obligation with respect to letters of credit, bankers’ acceptances or similar facilities, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business and payable within ninety (90) days past the original invoice or billing date thereof, (d) liabilities under interest rate or currency swap agreements, interest rate or currency collar agreements and all other agreements or arrangements designed to protect against fluctuations in interest rates and currency exchange rates, (e) the capitalized amount (determined in accordance with GAAP) of all payments due or to become due under all leases and agreements to enter into leases required to be classified and accounted for as a capital lease in accordance with GAAP, (f) reimbursement obligations (contingent or otherwise) pursuant to any performance bonds or collateral security, (g) Indebtedness of others described in clauses (a) through (f) above secured by (or for which the holder thereof has an existing right, contingent or otherwise, to be secured by) a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person and (h) Indebtedness of others described in clauses (a) through (g) above guaranteed by such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable therefor as a result of such Person’s general partner interest in such partnership, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning assigned to such term in Section 10.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any Financing Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Auditor” means any “big four” accounting firm as selected by Borrower and notified to the Administrative Agent, or such other firm of independent public accountants of recognized national standing in the United States selected by Borrower and acceptable to the Administrative Agent, acting reasonably.

“Initial Funding Date” means the date on which all conditions precedent specified in Section 4.02 are satisfied (or waived by the Administrative Agent and the Lenders in their sole discretion in accordance with Section 10.02) and the Initial Term Loans are disbursed.

“Initial Participation Shares” has the meaning assigned to such term in Section 2.14(a).

“Initial Term Loan” has the meaning assigned to such term in Section 2.01(a)(i).

“Initial Term Loan Commitment” means, with respect to each Initial Term Loan Lender, the commitment of such Lender to make an Initial Term Loan on the Initial Funding Date in the amount of such Lender’s Initial Term Loan Commitment set forth on Annex I, as such commitment may be reduced or terminated pursuant to Section 2.03, or if such Lender has entered into one or more Assignment and Assumptions following the Closing Date, the amount set forth for such Lender in the Register maintained by the Administrative Agent as such Lender’s “Initial Term Loan Commitment”.

“Initial Term Loan Lender” means each Lender with an Initial Term Loan Commitment.

“Intercompany Agreement” means any contract, agreement, instrument (or series of related contracts, agreements, or instruments) between a Loan Party (other than a Marketing Affiliate) and a Marketing Affiliate, including for the avoidance of doubt, the agreements set forth on Schedule 3.09(b).

“Intercompany Note” means a subordinated intercompany note substantially in the form of Exhibit F.

“Intercreditor Agreement” means an intercreditor agreement, dated as of the Closing Date, among the Collateral Agent and the collateral agent under the ABL Credit Agreement.

“Interest Rate” means a rate per annum equal to 10.00%.

“Investment” means, for any Person (a) the acquisition (whether for cash, Property of such Person, services or securities or otherwise) of Capital Stock, Capital Rights, bonds, notes, debentures, debt securities or hybrid securities (whether or not convertible or exchangeable into Capital Stock) of, or any Property constituting an ongoing business, line of business, division or business unit of or constituting all or substantially all the assets of, or the making of any capital contribution to, any other Person, (b) the making of any advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold in the ordinary course of business), (c) the entering into of any Guarantee with respect to Indebtedness or other liability of any other Person, and (d) any other investment that would be classified as such on a balance sheet of such Person in accordance with GAAP.

“Investment Committee” means, as of any date, the committee of OIC, L.P., the members of which have a right or duty to vote on whether the general partner of the Lenders shall cause the Lenders to make an investment in the form of a loan.

“IP Security Agreements” means those certain security agreements, to be entered into on the Closing Date, among the Loan Parties and the Collateral Agent, substantially in the forms attached as Exhibits A, B and C of the Security Agreement.

“Issuer Covered Person(s)” has the meaning assigned to such term in Section 3.33.

“Legal Requirements” means, as to any Person, any requirement under any Authorization by any Governmental Authority or under any Applicable Law, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lender” means (a) a lender that holds Loans and/or Commitments and (b) each Person that shall become a Lender hereunder pursuant to an Assignment and Assumption that assumes Loans and/or Commitments, in each case, so long as such lender continues to hold such Loans and/or Commitments.

“Lender Loan Discount Letter” means that certain Loan Discount Letter, dated as of the date hereof, by and among Borrower and each Lender as of the Closing Date.

“Lending Office” means the office designated as such beneath the name of a Lender set forth on Annex III to this Agreement or such other office of such Lender as such Lender may specify in writing from time to time to the Administrative Agent and Borrower.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date of determination to (b) Adjusted EBITDA for the twelve-month period ending on such date of determination.

“Lien” means any mortgage, charge, pledge, lien (statutory or other), privilege, security interest, hypothecation, collateral assignment or preference, priority or other security agreement, mandatory deposit arrangement, preferential arrangement, restriction or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of the relevant jurisdiction).

“Loan” means, collectively or individually as the context may require, Initial Term Loans, Specified CapEx Loans and/or Incremental Loans.

“Loan Parties” means, collectively or individually as the context may require, Borrower and each Subsidiary Guarantor from time to time party hereto.

“Loss Proceeds” means insurance proceeds, condemnation awards or other similar compensation, awards, damages and payments or relief (exclusive, in each case, of proceeds of business interruption, workers’ compensation, employees’ liability, automobile liability, builders’ all risk liability and general liability insurance) with respect to any Event of Loss.

“Maintenance Capital Expenditures” means Capital Expenditures reasonably necessary (a) to permit any Loan to comply with Legal Requirements or (b) for any Loan Party to operate its properties and assets in accordance with Prudent Industry Practice.

“Make-Whole Amount” means, with respect to the prepayment or repayment of any Loan on or prior to the Make-Whole Expiry Date (including any acceleration of Loans pursuant to Section 7.01), a premium equal to the present value of the sum of (a) all remaining required payments of Interest, through the second anniversary of such Loan’s Funding Date plus (b) the product of (i) 7.00% and (ii) the amount of the principal of such Loan prepaid or repaid (in each case, computed on the basis of actual days elapsed over a year of 360 days and using a discount rate equal to the Treasury Rate as of such prepayment or repayment date plus 50 basis points), provided that the Make-Whole Amount shall in no event be less than zero.

“Make-Whole Expiry Date” means, with respect to any Loan, the second anniversary of such Loan’s Funding Date.

“Marketing Affiliate Accounts” means [***]

“Marketing Affiliates” means Kinergy Marketing LLC, Alto Nutrients, LLC (f/k/a Pacific Ag. Products, LLC) and Alto Specialty Products, LLC.

“Material Adverse Effect” means, with respect to any Loan Party, a material adverse effect on: (a) the business, assets, properties (including any leased premises), operations or financial condition of the Loan Parties, taken as a whole; (b) the ability of the Loan Parties, taken as a whole, to perform their material obligations under the Financing Documents in accordance with the terms thereof; or (c) the rights and remedies of the Secured Parties, taken as a whole, under the Financing Documents, taken as a whole.

“Material Contracts” means each of the following:

(a) those agreements set forth on Schedule 3.09(a);

(b) Intercompany Agreements entered into on or before the Closing Date set forth on Schedule 3.09(b);

(c) at all times after the execution and delivery thereof, each Additional Material Contract; and

(d) each Replacement Material Contract for any Material Contract.

Notwithstanding the foregoing, if any Material Contract (other than a Intercompany Agreement) no longer has any remaining material obligations thereunder and all material warranties (other than contingent indemnities that survive indefinitely) have expired, then such document shall no longer be deemed a “Material Contract”, an “Additional Material Contract” or a “Replacement Material Contract” for purposes of this Agreement or any other Financing Document.

“Material Real Property” means real property (including fixtures) (a) with a fair market value (as determined by the Administrative Agent and Borrower in good faith) or lease liability greater than or equal to $3,500,000 or (b) material to the Business, as determined by the Administrative Agent and Borrower in good faith (including, for the avoidance of doubt, the land leases for Columbia Production Facility, and any other land lease or fee owned real property where a Production Facility is located (other than the Eagle Distribution Center)).

“Maturity Date” means the earliest to occur of (a) November 7, 2028, or (b) the date upon which the entire outstanding principal amount of the Loans, together with all unpaid interest, fees, charges and costs, shall be accelerated in accordance with this Agreement.

“Minimum Liquidity Threshold” means, as of any date of determination, that the amount of unrestricted cash and cash equivalents on deposit in Collateral Accounts (Term Loan) is equal to the sum of the interest payments projected to be due and payable pursuant to Section 2.07 on the three (3) Quarterly Dates immediately following such date of determination.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Mortgaged Property” means any Property that is subject to a Mortgage.

“Mortgages” means, collectively, those certain Mortgages, Security Agreements, Assignment of Rents and Leases and Fixture Filings or those certain Leasehold Mortgages, Security Agreements, Assignment of Rents and Leases and Fixture Filings, as applicable, required pursuant to Section 5.16(a)(ii), from any Loan Party, as trustor, to the trustee named herein, for the benefit of the Collateral Agent, as beneficiary, which agreement shall be substantially in the form attached hereto as Exhibit G (with such changes thereto as may be necessary to account for local law matters).

“Multiemployer Plan” means a “multiemployer plan” as defined in Sections 4001(a)(3) or 3(37) of ERISA to which any Loan Party or any ERISA Affiliate contributes or is obligated to contribute, or with respect to which any Loan Party or any ERISA Affiliate has or could have any liability.

“Nasdaq” has the meaning assigned to such term in Section 3.31.

“Net Proceeds” means:

(a) 100% of the cash proceeds actually received by any Loan Party from any Disposition (other than Dispositions permitted pursuant Sections 6.09(b)(b) (c), (d), (e), (f) and (h)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by a Lien (other than a Lien that ranks pari passu with or subordinated to the Liens securing the Obligations) on the asset subject to such Disposition and that is required to be repaid (and is timely repaid) in connection with such Disposition (other than Indebtedness under the Financing Documents) and (iii) taxes paid by any Loan Party as a result thereof; provided that so long as no Default or Event of Default has occurred and is continuing, the Borrower may reinvest any portion of such proceeds in assets useful for its business in accordance with Prudent Industry Practice (which shall include any Investment permitted, or not otherwise prohibited, by this Agreement) within 12 months of such receipt and such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so reinvested or contractually committed to be so reinvested (it being understood that if any portion of such proceeds are not so used within such 12-month period but within such 12-month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within 18 months of initial receipt, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); it being further understood that such proceeds shall constitute Net Proceeds notwithstanding any investment notice if a Default or Event of Default has occurred and is continuing at the time of a proposed reinvestment, unless such proposed reinvestment is made pursuant to a binding commitment entered into at a time when no such Default or Event of Default was continuing; provided, further, that only the aggregate amount of Disposition proceeds in excess of $5,000,000 in any calendar year shall constitute Net Proceeds under this clause (a);

(b) 100% of the cash proceeds actually received by any Loan Party from any Event of Loss, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by a Lien (other than a Lien that ranks pari passu with or subordinated to the Liens securing the Obligations) on the asset subject to such Event of Loss and that is required to be repaid (and is timely repaid) in connection with such Event of Loss (other than Indebtedness under the Financing Documents) and (iii) taxes paid by any Loan Party as a result thereof; provided that so long as no Default or Event of Default has occurred and is continuing, the Borrower may reinvest any portion of such proceeds in assets useful for its business in accordance with Prudent Industry Practice (which shall include any Investment permitted, or not otherwise prohibited, by this Agreement) within 12 months of such receipt and such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so reinvested or contractually committed to be so reinvested (it being understood that if any portion of such proceeds are not so used within such 12-month period but within such 12-month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within 18 months of initial receipt, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); it being further understood that such proceeds shall constitute Net Proceeds notwithstanding any investment notice if a Default or Event of Default has occurred and is continuing at the time of a proposed reinvestment, unless such proposed reinvestment is made pursuant to a binding commitment entered into at a time when no such Default or Event of Default was continuing; provided, further, that only the aggregate amount of Loss Proceeds in excess of $7,500,000 in any calendar year or $15,000,000 during the term of this Agreement shall constitute Net Proceeds under this clause (b); provided, further that no reinvestment of any such proceeds in excess of $25,000,000 individually shall be permitted unless Borrower has provided to the Administrative Agent a reinvestment plan with respect thereto that has been approved by the Administrative Agent in consultation with the Lenders’ independent engineer, which approval shall not be unreasonably withheld; and

(c) 100% of the cash proceeds from the incurrence, issuance or sale by any Loan Party of any Indebtedness (other than Permitted Indebtedness), net of all taxes paid by any Loan Party as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

“Note” has the meaning assigned to such term in Section 2.04(b)(ii).

“Obligations” means all advances to, and debts (including interest accruing after the maturity of the Loan and interest accruing after the filing of any Bankruptcy), liabilities, obligations, Prepayment Premium, covenants and duties of, any Loan Party arising under any Financing Document, or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any debtor relief law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, including the Loan Parties’ obligations to pay, discharge and satisfy the Erroneous Payment Subrogation Rights.

“Officer’s Certificate” means, with respect to any Loan Party, a certificate signed by an Authorized Representative of such Loan Party.

“Organizational Documents” means, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws, shareholder or investor agreement (or similar documents) of such Person (including, without limitation, with respect to Borrower, the Series B Certificate of Designations), (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing (or similar document) executed, adopted or filed in connection with the creation, formation, organization or governance of such Person or otherwise to provide for the rights and/or obligations of the holders of Capital Stock of such Person with respect to each other and such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Financing Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made under any Financing Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than pursuant to an assignment request by the Borrower under Section 2.11).

“Participant” has the meaning assigned to such term in Section 10.04(f).

“Participant Register” has the meaning assigned to such term in Section 10.04(f).

“Participation Shares” has the meaning assigned to such term in Section 2.14(b).

“Paycheck Protection Program” means U.S. Small Business Administration’s Paycheck Protection Program established under Section 1102 of the CARES Act.

“Payment in Full of Term Loan Debt” means, subject to Section 10.15:

(a)   payment in U.S. Dollars in full in cash or immediately available funds of all of the Obligations (other than unasserted contingent indemnification obligations);

(b)   termination or expiration of all Commitments, if any, of the Lenders to extend credit to the Borrower; and

(c)   providing cash collateral to Collateral Agent in such amount as Collateral Agent determines is reasonably necessary to secure the Secured Parties in respect of any asserted or threatened (in writing) claims, demands, actions, suits, proceedings, investigations, liabilities, fines, costs, penalties, or damages for which any of the Secured Parties may be entitled to indemnification by any Loan Party pursuant to the indemnification provisions in the Financing Documents.

“Payment Recipient” has the meaning assigned to it in Section 10.21(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pekin Production Facility” means the two Production Facilities that are located in Pekin, Illinois, and owned and operated by Alto Pekin, LLC.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV or Section 302 of ERISA, or Section 412 of the Code, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or with respect to which any Loan Party or ERISA Affiliate has or could have any liability.

“Permitted Contest Conditions” means, with respect to any Loan Party, a contest, pursued in good faith, challenging the enforceability, validity, interpretation, amount or application of any law, tax or other matter (legal, contractual or other) by appropriate proceedings timely instituted if (a) such Loan Party diligently pursues such contest, (b) such Loan Party establishes adequate reserves with respect to the contested claim if and to the extent required by GAAP and (c) such contest (i) could not reasonably be expected to have a Material Adverse Effect and (ii) does not involve any material risk or danger of any criminal or unindemnified civil liability being incurred by the Administrative Agent or the Lenders.

“Permitted Indebtedness” has the meaning assigned to such term in Section 6.02.

“Permitted Lien” has the meaning assigned to such term in Section 6.03.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest, premium and penalties thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension, (b) at the time thereof, no Default or Event of Default shall have occurred and be continuing, and (c) (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable (as reasonably determined by the Borrower) to the Lenders taken as a whole, as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, provided that such modification, refinancing, refunding, renewal, replacement or extension shall not be considered less favorable as a result of having a higher rate of interest so long as such interest rate is consistent with market rates at the time of such modification, refinancing, refunding, renewal, replacement or extension, (ii) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and (iii) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was subject to an intercreditor agreement, the holders of such modified, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA sponsored, maintained or contributed to, or required to be contributed to by any Loan Party or any ERISA Affiliate or with respect to which any Loan Party or ERISA Affiliate has liability.

“Pledged Debt” has the meaning set forth in the Security Agreement.

“Post-Default Rate” means a rate per annum which is equal to the sum of 2.00% per annum plus the Interest Rate.

“Prepayment Offer Deadline” has the meaning assigned to such term in Section 2.05(c)(iii).

“Prepayment Premium” means, with respect to the prepayment or repayment of any Loan as described in Section 2.05 (including any acceleration of Loans pursuant to Section 7.01), (i) on and prior to the Make-Whole Expiry Date, the Make-Whole Amount and (ii) after the Make-Whole Expiry Date, the Repayment Fee. An example of the Prepayment Premium calculation is set forth on Annex II.

“Prepayment Premium Event” has the meaning assigned to such term in Section 2.05(c)(iv).

“Production Facilities” means the specialty alcohols, essential ingredients and fuel-grade ethanol production facilities and distribution and marketing facilities identified as such on Schedule 1.01(a).

“Projections” has the meaning assigned to such term in Section 3.12(b).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Prudent Industry Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by specialty alcohols, essential ingredients and fuel-grade ethanol production facilities in the United States, as applicable, of a type and size similar to the Production Facilities as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair and use of electrical and other equipment, facilities and improvements of such facilities, with commensurate standards of safety, performance, dependability, efficiency and economy; provided, that “Prudent Industry Practices” does not necessarily mean one particular practice, method, equipment specification or standard in all cases and shall not be interpreted to require the adoption or implementation of any particular best or most optimal practice, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

“Quarterly Date” means the last Business Day of September, December, March and June in each fiscal year, the first of which shall be the first such day after the date hereof.

“Real Property” means all right, title and interest of the Loan Parties in and to any and all parcels of real property owned or leased by the Loan Parties together with all of the Loan Parties’ interests in all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means any Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Transaction Document.

“Register” has the meaning assigned to such term in Section 10.04(c).

“Registration Rights Agreement” means that certain Registration Rights Agreement, entered into by the Borrower and the Lenders, dated on or about the date hereof.

“Regulation D” means Regulation D of the Board.

“Regulation U” means Regulation U of the Board.

“Related Fund” means, with respect to any Lender, any fund that invests in loans and is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, emanation, leaking, pumping, pouring, injection, deposit, disposal, discharge, dispersal, leaching or migration into, on, under or through the indoor or outdoor Environment, including the movement through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Repayment Fee” means, with respect to the prepayment or repayment of any Loan, a premium in an amount equal to the product of (i) the principal amount of such payment and (ii) the percentage set forth below in respect of the period in which such payment is made as indicated below:

Period	Repayment Fee Percentage
From the day after the second anniversary of the Funding Date of such Loan until and including the third anniversary of such Funding Date	7.00%
From the day after the third anniversary of the Funding Date of such Loan until and including the fourth anniversary of such Funding Date	5.00%
From the day after the fourth anniversary of the Funding Date of such Loan until and including the fifth anniversary of such Funding Date	2.00%
The day after the fifth anniversary of the Funding Date of such Loan and any time thereafter	0.00%

“Replacement Material Contract” means one or more contracts, agreements, instruments (or series of related contracts, agreements, or instruments) entered into in replacement of a Material Contract which provide for obligations in favor of the applicable Loan Party as of the date of cancellation or termination of the applicable Material Contract, taken as a whole, substantially similar, and have terms which are, taken as a whole and as of the date of cancellation or termination of the applicable Material Contract, not materially more onerous to such Loan Party as the Material Contract being replaced.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having aggregate Commitments (or, if the Commitments are terminated, holding Loans) representing more than fifty percent (50%) or more of the sum of the total Commitments (or, if the Commitments are terminated, aggregate outstanding principal amount of Loans) at such time; provided that, for the avoidance of doubt, the term “Commitments” as used in this definition refers to the Lenders’ aggregate Commitments, whether drawn or undrawn, as of the applicable date of determination.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means:

(a) any dividend paid by any Loan Party (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by any Loan Party of, any portion of any membership interests in any Loan Party or any warrants, rights or options to acquire any such membership interests;

(b) any payment of development, management or other fees, or of any other amounts, by any Loan Party to any Affiliate thereof; and/or

(c) any other payment (in cash, Property or obligations to a parent company of the Loan Parties) to a parent company or Affiliate of the Loan Parties.

For the avoidance of doubt, and without limiting the foregoing, any dividend or other distribution (whether in cash, securities or other property) with respect to any Series B Units (or any other forms of membership interests and/or units, profit-sharing, or participation interests, or other equity interests), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Series B Units (or any other forms of membership interests and/or units, profit-sharing, or participation interests, or other equity interests) or any option, warrant or other right to acquire any such Series B Units (or any other forms of membership interests and/or units, profit-sharing, or participation interests, or other equity interests) shall, in each case, constitute a “Restricted Payment”.

“Restricted Payment Conditions” means, with respect to any Restricted Payment, (a) there shall not have occurred and be continuing any Default or Event of Default as of the date of such Restricted Payment and no Default or Event of Default shall occur as a result of such Restricted Payment, (b) after taking into account the amount of such Restricted Payment, the Minimum Liquidity Threshold will be met as of the date of such Restricted Payment and (c) except with regard to Restricted Payments permitted under Section 6.06(f), such Restricted Payment is funded with Retained Excess Cash Flow and paid after the date on which any prepayment required to be paid pursuant to Section 2.05(b)(iv) and Section 2.05(c) with respect to the semi-annual period ending December 31, 2023 has been paid.

“Retained Excess Cash Flow” means, on a cumulative basis, (i) for any semi-annual period ending on or after December 31, 2023, the portion of Excess Cash Flow for such semi-annual period that the Borrower is not required to offer to apply to prepay the Loans pursuant to Section 2.05(b)(iv) and Section 2.05(c), from and after the date on which any such prepayment offer is required to be made under Section 2.05(b)(iv), plus (ii) for any semi-annual period ending on or after December 31, 2023, the portion of Excess Cash Flow for such semi-annual period that (x) the Borrower offered to apply to prepay the Loans in accordance with Section 2.05(b)(iv) and Section 2.05(c), and (y) was declined by the Lenders in accordance with Section 2.05(c), from and after the date on which such prepayment was declined by the Lenders pursuant to Section 2.05(c), minus (iii) any amounts referred to in clauses (i) and (ii) which have been applied to a Restricted Payment, Investment, or Capital Expenditure using Retained Excess Cash Flow in accordance with this Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sanctioned Country” means, at any time, a country or territory that is subject to comprehensive Sanctions. For the avoidance of doubt, as of the Closing Date, Sanctioned Countries include the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” means, at any time, any Person who is the subject of Sanctions, including as a result of being (a) listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, His Majesty’s Treasury, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission.

“SEC Regulation D” has the meaning assigned to such term in Section 2.14(c).

“Secured Parties” means, collectively, (a) the Agents and (b) the Lenders.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain Security Agreement, to be entered into on the Closing Date, among the Loan Parties and the Collateral Agent, substantially in the form attached hereto as Exhibit E.

“Security Documents” means the Security Agreement, the Intercreditor Agreement, the IP Security Agreements, the Mortgages, the Control Agreements, all Uniform Commercial Code financing statements required by any Security Document and any other security agreement or instrument to be executed or filed pursuant hereto or any other Financing Document.

“Series B Certificate of Designations” means Borrower’s Certificate of Designations, Power, Preferences and Rights of the Series B Cumulative Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on March 26, 2008.

“Series B Unit” means “Series B Preferred Stock”, as defined in the Series B Certificate of Designations.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is not insolvent as defined under applicable Bankruptcy or insolvency laws; provided that unless otherwise provided under Applicable Law, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such date, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified CapEx Commitment” means, with respect to each Specified CapEx Commitment, the commitment of such Lender to make a Specified CapEx Loan in the amount of such Lender’s Specified CapEx Commitment set forth on Annex I, as such commitment may be reduced or terminated pursuant to Section 2.03, or if such Lender has entered into one or more Assignment and Assumptions following the Closing Date, the amount set forth for such Lender in the Register maintained by the Administrative Agent as such Lender’s “Specified CapEx Commitment”.

“Specified CapEx Commitment Expiration Date” means November 7, 2023.

“Specified CapEx Loan” has the meaning assigned to such term in Section 2.01(a)(ii).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of the Borrower that are Guarantors.

“SVO” means the Securities Valuation Office of the National Association of Insurance Commissioners or any successor to such office.

“Swap Agreement” means any agreement or instrument (including a cap, swap, collar, option, forward purchase agreement or other similar derivative instrument) relating to the hedging of any interest under any Indebtedness or hedging of the prices of products, inputs or environmental attributes.

“Swap Obligation” means (a) solely to the extent such term is used in the definition of “Excluded Swap Obligation”, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act and (b) other than as described in paragraph (a), with respect to any Person, any obligation of such Person to pay or perform under any Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Collateral” means all property that is subject, intended, or required to become subject to the first priority security interests or Liens granted by a Security Document in accordance with the Intercreditor Agreement.

“Term Loan Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Transaction Documents” means individually or collectively, as the context may require, each of the Financing Documents, the Board Observer Rights Agreement and the Registration Rights Agreement.

“Transaction Expenses” means any fees or expenses incurred or paid by the Loan Parties or any of its (or their) Subsidiaries in connection obligations under this Agreement and the other Financing Documents and the transactions contemplated hereby and thereby.

“Treasury Rate” means, with respect to any applicable date, a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by the Administrative Agent on the date three (3) Business Days prior to such date, to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities having a term that is closest to sixty (60) months minus the number of months that have passed since the Closing Date (or, if such rate is no longer published in The Wall Street Journal, any publicly available source of similar market data).

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any filing statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Security Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each applicable Financing Document and any filing statement relating to such perfection or effect of perfection or non-perfection.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” has the meaning assigned to such term in Section 10.17.

“Voting Stock” means, with respect to any person, such person’s Capital Stock having the right to vote for the election of directors of such person under ordinary circumstances.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Terms Generally. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Financing Documents:

(a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(e) unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein) and shall include any appendices, schedules, exhibits, clarification letters, side letters and disclosure letters executed in connection therewith;

(f) any reference herein to any Person shall be construed to include such Person’s successors and assigns to the extent permitted under the Financing Documents and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision;

(h) all references herein to Articles, Sections, Appendices, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Appendices, Exhibits and Schedules to, this Agreement;

(i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; and

(j) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.03 Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. If Borrower notifies the Administrative Agent that Borrower wishes to amend any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then Borrower’s compliance with such provision shall be determined on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in a manner satisfactory to Borrower and the Administrative Agent. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof.

Section 1.04 Divisions. Any reference herein or in any other Financing Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a Person, or an allocation of assets to a series of a Person (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer or similar term, as applicable to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder and under any other Financing Document (and each division of any limited liability company that is a Subsidiary, Affiliate, joint venture or any other like term shall also constitute such a separate Person or entity hereunder or any other Financing Document).

Article II

THE CREDITS

Section 2.01 Loan.

(a) Loans. Subject to the terms and conditions set forth in this Agreement (including Section 4.01, Section 4.02, Section 4.03 or Section 4.04, as applicable) and in reliance upon the representations and warranties of the Loan Parties set forth herein, each Lender severally, but not jointly, agrees to advance to Borrower:

(i) on the Initial Funding Date, loans in an aggregate amount not to exceed the amount of such Lender’s Initial Term Loan Commitment (each, an “Initial Term Loan”);

(ii) on and after the Closing Date until the Specified CapEx Commitment Expiration Date, loans in an aggregate amount not to exceed such Lender’s Specified CapEx Commitment (each, a “Specified CapEx Loan”);

(iii) subject to satisfaction of the conditions specified in Section 2.13, from time to time as agreed pursuant to Section 2.13, loans in an aggregate amount not to exceed such Lender’s Incremental Commitment (each, an “Incremental Loan”). Each Lender’s Commitment shall automatically and without notice be reduced immediately after the funding of any Loan by the principal amount of the Loan then funded.

(b) No Reborrowing. Amounts prepaid or repaid in respect of any Loan may not be reborrowed, and any Commitment, once terminated or reduced, may not be reinstated.

(c) Notice of Loan Borrowing. To request a Borrowing of Loans, the Borrower shall deliver to the Administrative Agent and the Lenders, on a Business Day, a Borrowing Request. In the case of any disbursement of the Loans, the date of the proposed Borrowing (each such date, including the Initial Funding Date, and subject to the immediately succeeding sentence below, a “Funding Date”) specified in a Borrowing Request shall be no earlier than twelve (12) Business Days after the delivery of such Borrowing Request. Each Borrowing Request shall specify (i) the amount to be borrowed, (ii) whether such Loan is an Initial Term Loan, Specified CapEx Loan, or Incremental Loan, (iii) the proposed Funding Date (which shall be a Business Day), (iv) the account into which such Loan should be deposited, (v) (A) in the case of Specified CapEx Loans, the Growth Project to which the proceeds of the Borrowing will be applied, or (B) in the case of Incremental Loans, the intended use of the proceeds of the Borrowing, as agreed in accordance with Section 2.13(a). Upon receipt of such Borrowing Request, the Administrative Agent shall promptly notify each Lender thereof. Borrower may deliver no more than two (2) Borrowing Requests for Specified CapEx Loans and Incremental Loans in any three (3) month period.

(d) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section 2.01, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan requested to be made as part of the Loan.

(e) Tax Considerations. For U.S. federal income tax purposes, each of the Loan Parties and the Lenders agree: (i) that each Loan together with the Participation Shares issued by the Borrower in connection therewith shall be treated as an “investment unit” within the meaning of Section 1273 of the Code, the issue price of such investment unit shall equal the total purchase price paid by the Lenders for such Loan made on the date such Loan is advanced and the portion of the issue price of the investment unit that shall, for U.S. federal income tax purposes, be allocated to the purchase of the Participation Shares shall equal the fair market value of such shares based on their trading price at the time of issuance, and (ii) to treat the Loans as a debt instrument, and not as a “contingent payment debt instrument,” for U.S. federal and state income tax purposes. Each of the Loan Parties and the Lenders understand that the Loans will be issued with original issue discount for U.S. federal income tax purposes. The Loan Parties will provide any information reasonably requested from time to time by any Lender regarding such original issue discount. Each of Borrower and the Lenders agrees to file tax returns consistent with the treatment set forth in this clause (e). For all non-tax purposes, the Loan Parties and the Lenders agree to treat each Lender as having lent the full amount of its pro rata portion of the principal amount of the Loans.

Section 2.02 Funding of the Loans. Subject to the satisfaction or waiver of the conditions set forth in Section 4.01, Section 4.02, Section 4.03 or Section 4.04, as applicable, each Lender shall, no later than 12:00 Noon, New York City time, on the Funding Date specified in the respective Borrowing Request, make available to the Administrative Agent at the Funding Office an amount in Dollars and in immediately available funds equal to the Loan to be made by such Lender. Administrative Agent shall make available to Borrower the aggregate of the amounts made available to Administrative Agent by the Lenders, in like funds as received by the Administrative Agent.

Section 2.03 Termination and Reduction of the Commitments. The Commitments of each Lender shall be permanently reduced by the amount of each Loan made by such Lender on the applicable Funding Date thereof, and once borrowed or repaid, the Loan may not be reborrowed.

Section 2.04 Repayment of Loans; Evidence of Debt.

(a) Promise to Repay at Maturity. Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders, the unpaid principal amount of the Loans then outstanding on the Maturity Date.

(b) Evidence of Debt.

(i) Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from the Loans made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. In the case of a Lender that does not request execution and delivery of a Note evidencing the Loans made by such Lender to Borrower, such account or accounts shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on Borrower absent manifest error; provided that the failure of any Lender to maintain such account or accounts or any error in any such account shall not limit or otherwise affect any obligations of Borrower.

(ii) Borrower agrees that, upon the request to the Administrative Agent by any Lender, Borrower will execute and deliver to such Lender, as applicable, a promissory note (a “Note”) substantially in the forms of Exhibits B-1. B-2, and B-3, as applicable, payable to such Lender in an amount equal to such Lender’s Loans evidencing the Loan made by such Lender. Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with any Borrowing Request (or, in the absence of which, the notations made by the Administrative Agent in the Register), be conclusive and binding on Borrower absent manifest error; provided that the failure of any Lender to make any such notations or any error in any such notations shall not limit or otherwise affect any obligations of Borrower. A Note and the obligation evidenced thereby may be assigned or otherwise transferred in whole or in part only in accordance with Section 10.04(b).

Section 2.05 Prepayment of the Loan.

(a) Optional Prepayments. Borrower shall have the right at any time and from time to time, upon at least ten (10) Business Days’ prior written notice to the Administrative Agent stating the prepayment date and aggregate principal amount of the prepayment, to prepay any Loan in whole or in part, subject to the requirements of this Section 2.05. Each prepayment pursuant to this Section 2.05(a) shall be accompanied by the Prepayment Premium (if any, as provided in Section 2.05(c)) with respect to the principal amount of the Loan being prepaid. Each partial prepayment of any Loan under this Section 2.05(a) shall be in an aggregate amount at least equal to $1,000,000 and an integral multiple of $500,000 in excess thereof (or such lesser amount as may be necessary to prepay the aggregate principal amount then outstanding with respect to such Loan). No prepayment under Section 2.05(b) shall constitute a voluntary prepayment under this Section 2.05(a).

(b) Mandatory Prepayments and Offers to Prepay.

(i) Event of Loss. If the Loan Parties receive Net Proceeds from any Event of Loss, subject to the reinvestment rights specified in the definition of “Net Proceeds”, the Borrower shall, within five (5) Business Days of the receipt of any such Net Proceeds, offer to prepay the Loans in an amount equal to 100% of such Net Proceeds, pursuant to a written notice sent to the Administrative Agent and the Lenders describing in reasonable detail the event giving rise to the obligation under this Section 2.05(b)(i) to make such offer (each such offer to prepay referred to in this Section 2.05(b)(i), an “Event of Loss Prepayment Offer”); provided that if all or any part of such Net Proceeds are required to be applied to make a mandatory prepayment under the ABL Credit Agreement, such prepayment under this Section 2.05(b)(i) will be paid in accordance with the Intercreditor Agreement.

(ii) Disposition of Assets. Without limiting the obligation of the Loan Parties to obtain the consent of the Administrative Agent to any sale, transfer or other disposition of any assets or property (herein, the “Disposition”) not otherwise permitted hereunder, if the Loan Parties receive Net Proceeds from any Disposition (other than Dispositions permitted pursuant Section 6.09(b)(b), (c), (d), (e), (f), and (h)), subject to the reinvestment rights specified in the definition of “Net Proceeds”, the Borrower shall, within five (5) Business Days of the receipt of any such Net Proceeds, offer to prepay the Loan ratably in an amount equal to 100% of such Net Proceeds. Any such offer to prepay shall be made pursuant to a written notice sent to the Administrative Agent and the Lenders describing in reasonable detail the event giving rise to the obligation under this Section 2.05(b)(ii) to make such offer (each such offer to prepay referred to in this Section 2.05(b)(ii), a “Disposition Proceeds Prepayment Offer”); provided that if all or any part of such Net Proceeds are required to be applied to make a mandatory prepayment under the ABL Credit Agreement, such prepayment under this Section 2.05(b)(ii) will be paid in accordance with the Intercreditor Agreement.

(iii) Incurrence of Debt. If any Loan Party issues or incurs any Indebtedness (other than Permitted Indebtedness), then Borrower shall, within two (2) Business Days of the receipt of the Net Proceeds therefrom, offer to prepay the Loan with an amount equal to 100% of such Net Proceeds, pursuant to a written notice sent to the Administrative Agent and the Lenders describing in reasonable detail the event giving rise to the obligation under this Section 2.05(b)(iii) to make such offer (each such offer to prepay referred to in this Section 2.05(b)(iii), a “Debt Prepayment Offer”).

(iv) Excess Cash Flow Sweep. In the event that there shall be Excess Cash Flow for any semi-annual period (commencing with the semi-annual period ending December 31, 2023), the Borrower shall, no later than ten (10) Business Days after financial statements are required to be delivered pursuant to Section 5.10(a) or (b), as applicable, for such semi-annual period, offer to prepay the Loans in an amount equal to the ECF Sweep Amount, accompanied by payment of all accrued interest on the amount prepaid and a calculation as to the ECF Sweep Amount (which calculation shall be in form and substance reasonably satisfactory to the Administrative Agent) (each such offer to prepay referred to in this Section 2.05(b)(iv), an “ECF Prepayment Offer”).

(c) Terms of All Prepayments.

(i) All partial prepayments of the Loans shall be applied on a pro rata basis to the Loan of all Lenders who have accepted their respective applicable Event of Loss Prepayment Offer, Disposition Proceeds Prepayment Offer, Debt Prepayment Offer or ECF Prepayment Offer, as applicable.

(ii) Each prepayment of Loans shall be accompanied by payment of all accrued interest on the amount prepaid, the Prepayment Premium (other than in the case of Section 2.05(b)(i) and 2.05(b)(iv) above) and any additional amounts required pursuant to Section 2.09.

(iii) No later than ten (10) Business Days after receiving an Event of Loss Prepayment Offer, a Disposition Proceeds Prepayment Offer, a Debt Prepayment Offer or an ECF Prepayment Offer (the expiration of such ten (10) Business Day-period, the “Prepayment Offer Deadline”), each Lender shall advise Borrower in writing whether it has elected to accept such prepayment offer, in whole or in part, which it shall determine in its sole discretion; provided that any Lender which shall fail to so advise Borrower by the Prepayment Offer Deadline shall have been deemed to have accepted such prepayment offer. Each of the Lenders shall have the right, but not the obligation, to accept or reject its pro rata portion of the prepayment offer by Borrower. Borrower shall have no obligation to prepay any amounts in respect of any declining Lender’s pro rata portion of the prepayment offer. In connection with any prepayment pursuant to Section 2.05(b)(ii) and/or Section 2.05(b)(iii), the amount of the Loan prepaid shall be calculated so that the total amount of Loans prepaid, the accrued but unpaid interest on such Loans and any Prepayment Premium applicable to such prepayment of Loans shall be no more than the Net Proceeds.

(iv) Except as otherwise set forth in Section 2.05(c)(ii), notwithstanding anything herein to the contrary, and for the avoidance of doubt, upon any repayment, refinancing, prepayment, substitution, or replacement of the Loans or repayment as a result of an acceleration of the Loans pursuant to Section 7.01 (whether automatic or optional acceleration) following an Event of Default or otherwise, the Borrower shall make a payment to the Administrative Agent in cash for the account of the Lenders in an amount equal to the Prepayment Premium, if any. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, the Prepayment Premium, if any, shall apply to the repayment of any Incremental Loans based upon the applicable Funding Date of each Incremental Loan. It is understood and agreed that if the Obligations are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Prepayment Premium that would have applied if, at the time of such acceleration, Borrower had prepaid, refinanced, substituted or replaced any or all of the Loan as contemplated in Section 2.05(a) (any such event, a “Prepayment Premium Event”), will also be due and payable without any further action (including any notice requirements otherwise applicable to Prepayment Premium Events, if any) as though a Prepayment Premium Event had occurred and such Prepayment Premium shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Prepayment Premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH LOAN PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) (ON BEHALF OF ITSELF AND THE OTHER LOAN PARTIES) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS, OR MAY PROHIBIT, THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Each Loan Party expressly agrees (to the fullest extent that each may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.05(c)(iv). Each Loan Party expressly acknowledges that its agreement to pay the Prepayment Premium to Lenders as herein described is a material inducement to Lenders to provide the Commitments and make the Loans contemplated hereby. Borrower acknowledges, and the parties hereto agree, that each Lender has the right to maintain its investment in the Loans free from repayment by Borrower (except as herein specifically provided for) and that the provision for payment of a Prepayment Premium by Borrower, in the event that the Loans are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

(v) Each party hereto acknowledges and agrees that Loans of a particular Lender shall be prepaid pursuant to Section 2.05(a) or Section 2.05(b) (as applicable) in the order in which such Loans were made or acquired by such Lender pursuant to Section 2.01.

Section 2.06 Fees.

(a) Agent Fees. Borrower agrees to pay to each Lender and Agent, for its own account, any Fees set forth in any Fee Letter to which such Lender or Agent is a party.

(b) Payment of Fees. All Fees shall be paid on the dates due, in immediately available funds, in the case of each Agent’s Fees, to such Agent, and, in the case of all other Fees, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, no Fee shall be refundable under any circumstances, absent manifest error.

(c) AHYDO. Notwithstanding anything in this Agreement or in any Transaction Document to the contrary, if any Loan shall remain outstanding after the fifth (5th) anniversary of the initial issuance thereof and the aggregate amount that would be includible in the gross income of a Lender with respect to such Loan (within the meaning of Section 163(i) of the Code or any successor provision) for the periods ending on or before any Quarterly Date that occurs after such fifth (5th) anniversary (the “Aggregate Accrual”) would otherwise exceed an amount equal to the sum of (i) the aggregate amount of interest to be paid (within the meaning of Section 163(i) of the Code) under the Loan on or before any applicable interest payment date, and (ii) the product of (A) the issue price (as defined in Section 1273(b) of the Code) of the Loan and (B) the yield to maturity (interpreted in accordance with Section 163(i) of the Code) of the Loan (such sum, the “Maximum Accrual”), then the Borrower shall pay on each applicable Quarterly Date occurring after such fifth (5th) anniversary that portion of the outstanding principal amount of the Loan necessary to prevent the Loan from constituting an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code, up to an amount equal to the excess, if any, of the Aggregate Accrual over the Maximum Accrual (each such payment, an “AHYDO Payment”) and the amount of such AHYDO Payments and any interest thereon shall be treated for U.S. federal income tax purposes as an amount of interest to be paid (within the meaning of Section 163(i)(2)(B)(i) of the Code) under the Loan. This provision is intended to prevent the Loans from being classified as “applicable high yield discount obligations,” as defined in Section 163(i) of the Code, and shall be interpreted consistently therewith.

Section 2.07 Interest.

(a) Loan. The Loans shall bear interest at a rate per annum equal to the Interest Rate on and after the date of borrowing of such Loans.

(b) Default Interest. If all or a portion of the principal amount of any Loan, interest in respect thereof or any other amount due under the Financing Documents shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or there shall occur and be continuing any other Event of Default, then, to the extent so elected by the Administrative Agent, acting at the direction of the Required Lenders, after Borrower has been notified in writing by the Administrative Agent, acting at the direction of the Required Lenders (or automatically upon the occurrence of an Event of Default pursuant to Section 7.01(f) hereof), the outstanding principal amount of the Loan (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum equal to the Post-Default Rate, from the date of such nonpayment or occurrence of such Event of Default, respectively, until such amount is paid in full (after as well as before judgment) or until such Event of Default is no longer continuing, respectively.

(c) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Quarterly Date and on the Maturity Date; provided that (i) interest accrued pursuant to Section 2.07(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) Computation. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The computation of interest shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error.

Section 2.08 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board under Regulation D or otherwise) against assets of, deposits with or for account of, or credit extended by, any Lender;

(ii) subject any Recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder to any Taxes (other than (i) Indemnified Taxes or clauses (b) through (d) of Excluded Taxes and (ii) Other Connection Income Taxes) on its loan, loan principal, commitments or other obligations or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition (other than Taxes) not otherwise contemplated hereunder affecting this Agreement or the Loan made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) to Borrower or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender setting forth calculations in reasonable detail of the amount or amounts necessary to compensate such Lender or its respective holding company, as the case may be, as specified in Section 2.08(a) or Section 2.08(b) shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) Business Days after receipt thereof.

(d) Delay in Requests. Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.08, such Lender shall notify Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 2.08 for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90)-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.09 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Financing Document shall be made free and clear of and without withholding or deduction for any Taxes except as required by Applicable Law; provided that if such Loan Party (or the applicable withholding agent) shall be required by Applicable Law (as determined in the good faith discretion of such Loan Party or an applicable withholding agent) to withhold or deduct any Taxes from such payments, then (i) to the extent such Taxes are Indemnified Taxes, the sum payable by such Loan Party shall be increased as necessary so that after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this Section) the Administrative Agent, the Collateral Agent or the Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) such Loan Party shall make or shall cause to be made such withholdings and deductions and (iii) such Loan Party shall pay or shall cause to be paid the full amount withheld and deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) Payment of Other Taxes by Borrower. Borrower shall timely pay or cause to be paid any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by Loan Parties. Loan Parties shall jointly and severally indemnify or cause to be indemnified the Administrative Agent, the Collateral Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section but without duplication of any additional amounts paid under Section 2.09(a)) paid or payable by the Administrative Agent, the Collateral Agent or such Lender, as the case may be, and reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by the Collateral Agent or a Lender, or by the Administrative Agent on its own behalf or on behalf of the Collateral Agent or a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, the relevant Loan Party shall deliver or cause to be delivered to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Forms. (i) Any of the Administrative Agent, the Collateral Agent or any Lender (including any assignee Lender) that is legally entitled to an exemption from or reduction of withholding Tax with respect to payments under any Financing Document shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by Borrower, the Collateral Agent or the Administrative Agent, such properly completed and executed documentation reasonably requested by a Loan Party or the Administrative Agent or prescribed by Applicable Law as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any of the Administrative Agent, the Collateral Agent or any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Administrative Agent, the Collateral Agent or Lender is subject to any withholding tax or information reporting requirements. Upon the reasonable written request of Borrower or the Administrative Agent, or if any form or certification previously delivered expires or becomes obsolete or inaccurate, the Administrative Agent, the Collateral Agent and any Lender shall update any such form or certification previously delivered pursuant to this Section 2.09(e) Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.09(e)(ii)(A), Section 2.09(e)(ii)(B), or Section 2.09(e)(ii)(D)) shall not be required if in the Administrative Agent’s, the Collateral Agent’s or Lender’s reasonable judgment such completion, execution or submission would subject such Administrative Agent, the Collateral Agent or Lender to any material unreimbursed cost or expense (or would materially prejudice the legal or commercial position of such Administrative Agent, Collateral Agent or Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a US Person,

(A) any Recipient that is a US Person shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Recipient becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax;

(B) any Recipient who is not a US Person shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Recipient becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Recipient who is not a US Person claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any Transaction Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III)    in the case of a Recipient who is not a US Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Recipient is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(IV)   to the extent a Recipient who is not a US Person is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Recipient is a partnership and one or more direct or indirect partners of such Recipient are claiming the portfolio interest exemption, such Recipient may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(C) Any Recipient who is not a US Person shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D) If a payment made to the Administrative Agent, the Collateral Agent or any Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Administrative Agent, Collateral Agent or Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Administrative Agent, Collateral Agent or Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Administrative Agent, Collateral Agent or Lender has complied with such Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.09 (including by the payment of additional amounts pursuant to this Section 2.09), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 2.09 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all obligations under any Transaction Documents.

Section 2.10 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments by Borrower. Unless otherwise specified, Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or under Section 2.08 or 2.09, or otherwise) or under any other Financing Document (except to the extent otherwise provided therein) prior to 4:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Unless otherwise notified by the Administrative Agent in writing to Borrower, all such payments shall be made to the Administrative Agent for the benefit of each Agent and Lender at: OIC Investment Agent, LLC (payment instructions: Bank Name: [***], ABA/Routing No.: [***], Account Name: [***], Account No.: [***]); and in each case, except as otherwise expressly provided in the relevant Financing Document and payments pursuant to Section 2.09, Section 2.10 and 10.03, which shall be made directly to the Persons entitled thereto, in each case subject to the terms of this Agreement. The Administrative Agent shall distribute any such payments received by it in like funds as received for account of any other Person to the appropriate recipient promptly (and in any case not more than one (1) Business Day) following receipt thereof. Payments to each Lender shall be made to such Lender in accordance with its Administrative Questionnaire. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the immediately preceding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement or under any other Financing Document are payable in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts (except for the amounts required to be paid pursuant to the following clause (ii)) then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and such other amounts then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) the Loan shall be made from the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.03 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective applicable Commitments; (ii) except as provided in Section 2.05(c), each payment or prepayment of principal of the Loan by Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loan held by them being paid or prepaid; and (iii) each payment of interest on the Loan by Borrower shall be made for account of the Lenders (except, in the case of prepayments under Section 2.05(b), for Lenders not receiving a principal repayment thereunder) pro rata in accordance with the amounts of interest on the Loan then due and payable to the respective Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment or recover any amount in respect of any principal of or interest on any of its Loan resulting in such Lender receiving a greater proportion of the aggregate amount of the Loan and accrued interest thereon then due than the proportion received by any other Lender, then, unless otherwise agreed in writing by the Lenders, the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loan; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.10(d) shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loan to any assignee or Participant, other than to Borrower or any Affiliate thereof (as to which the provisions of this Section 2.10(d) shall apply), provided further that no Lender shall be required to purchase a participation from a Lender rejecting its option to receive prepayments under Section 2.05(b) to the extent disproportionality results from the rejecting Lender’s election under Section 2.05(b). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due to them. In such event, if Borrower has not in fact made such payment within one (1) Business Day after such due date, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02, 2.10(e) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.11 Change of Lending Office. If any Lender requests compensation under Section 2.08, or if Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.09 then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender exercised in good faith, such designation or assignment (x) would eliminate or reduce amounts payable pursuant to Section 2.08 or 2.09, as the case may be, in the future and (y) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.12 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto to any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any the applicable Resolution Authority.

Section 2.13 Incremental Facility. On or prior to the Incremental Commitment Expiration Date, Borrower may, pursuant to an Incremental Request delivered to the Administrative Agent from time to time, request the establishment of an incremental term loan facility in an aggregate principal amount to be agreed between Borrower and the Administrative Agent, not to exceed the aggregate amount of the Incremental Commitments, to be documented as an increase in the total amount of the Loans under this Agreement. Each Lender will participate in such Incremental Commitments if each of the following conditions have been satisfied:

(a) Borrower shall have presented to the Administrative Agent reasonably detailed information on the use of proceeds for the Incremental Loans and the commercial arrangements in respect thereof, including an updated Capital Expenditures Plan and Budget, reflecting any Capital Expenditures for Growth Projects to be funded with Incremental Loans, and the Administrative Agent shall have approved such uses and arrangements;

(b) no Default or Event of Default has occurred and is continuing as of the effective date of such Incremental Loans or would exist after giving effect thereto;

(c) the total available amount of Initial Term Loans and Specified CapEx Loans has been fully drawn, and the proceeds thereof have been used in accordance with this Agreement;

(d) [reserved];

(e) the representations and warranties of each of the Loan Parties set forth in the Financing Documents shall be true and correct in all material respects on and as of the date of the applicable Incremental Request (except where already qualified by materiality or Material Adverse Effect, in which case, in all respects);

(f) the Mortgage Policies shall have been increased or supplemented pursuant to an endorsement thereto or documentation otherwise reasonably acceptable to the Administrative Agent by an amount equal to such Incremental Commitment;

(g) Investment Committee approval (which shall be at the Investment Committee’s sole and absolute discretion) for such Incremental Request shall have been obtained; and

(h) the terms of any such Incremental Commitments and Incremental Loans shall be identical to those of the existing Commitments and Loans except that such Incremental Commitments and Incremental Loans shall be used for the approved uses and arrangements referred to in clause (a) above; provided that each borrowing of Incremental Loans shall be in an aggregate amount of $10,000,000 or a larger multiple of $1,000,000; provided, further that the final borrowing of such Incremental Loans may be in an amount equal to the then current amount of the unfunded Incremental Commitments with respect to the applicable Incremental Loans.

In connection therewith, this Agreement and the other Financing Documents shall be amended as necessary to effectuate such increase, such amendments to be acceptable to the Administrative Agent in its reasonable discretion (including to Annex I to reflect such Incremental Commitment).

Section 2.14 Issuance of Common Stock.

(a) On the Initial Funding Date, subject to the terms and conditions set forth herein, the Lenders shall acquire from Borrower, and Borrower shall issue and deliver to the Lenders (or their designated Affiliates), an aggregate of 1,282,051 shares of common stock, $0.001 par value per share (the “Common Stock”) (the “Initial Participation Shares”), which shall be allocated among the Lenders (or their designated Affiliates), pro rata according to their respective amounts funded under the Initial Term Loans, for an issue price per Initial Participation Share equal to $3.90.

(b) Upon the funding of any Specified CapEx Loans (each such funding, an “Additional Issuance Event”), at and as of such time as the Additional Issuance Event, the Lenders shall acquire from the Borrower, and the Borrower shall issue and deliver to the Lenders (or their designated Affiliates), an aggregate amount of shares of Common Stock equal to (i) 320,513 shares (as equitably adjusted by approval of the Administrative Agent for stock splits, stock dividends, reorganizations, recapitalizations and the like after the Initial Funding Date and through such issuance), multiplied by (ii)(x) the amount funded under such Additional Issuance Event, up to $35,000,000, divided by (y) $35,000,000 (“Additional Participation Shares”, and together with the Initial Participation Shares, the “Participation Shares”), which shall be allocated among the Lenders (or their designated Affiliates), pro rata according to their respective amounts funded under such Additional Issuance Event, for an issue price per Additional Participation Share equal to $3.90.

(c) The Participation Shares shall be issued to the Lenders in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D as promulgated by the SEC under the Securities Act (“SEC Regulation D”).

(d) It is understood that the certificates evidencing the Participation Shares shall bear the following legend:

“NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON THE CONVERSION OF THESE SECURITIES HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR SECURITIES LAWS OF ANY STATE OR JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONVERTED, OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED (EACH A “TRANSFER”) EXCEPT (X) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSFER NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (Y) TO THE EXTENT THE TRANSFER DOES NOT CONSTITUTE AND WILL NOT RESULT IN A VIOLATION OF APPLICABLE FEDERAL OR STATE SECURITIES LAWS, AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT (TO THE EXTENT REQUESTED BY COUNSEL OF THE COMPANY), THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THE HOLDER HEREOF AGREES THAT IT WILL DELIVER, OR CAUSE TO BE DELIVERED, TO EACH PERSON TO WHOM THE SECURITIES HEREBY REPRESENTED ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.”

(e) The parties acknowledge and agree that the Participation Shares are being issued as consideration for the Lenders’ entry into, and extensions of credit in accordance with, this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

On each of the Closing Date, the Initial Funding Date and any other Funding Date and on any other date that the representations herein are required to be made pursuant to the Financing Documents, each Loan Party represents and warrants to each Agent and the Lenders that, as of such date:

Section 3.01 Due Organization, Etc. Borrower is a Delaware corporation, and each other Loan Party is a limited liability company, limited partnership or corporation, as applicable, in each case duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Loan Party has all requisite limited liability company, limited partnership, corporate or other organizational power and authority to own or lease and operate its assets and to carry on its business as now conducted and as proposed to be conducted and each Loan Party is duly qualified to do business and is in good standing in each jurisdiction where necessary in light of its business as now conducted and as proposed to be conducted, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No filing, recording, publishing or other act by a Loan Party that has not been made or done is necessary in connection with the existence or good standing of such Loan Party.

Section 3.02 Authorization, Etc. Each Loan Party has full corporate, limited liability company, limited partnership or other organizational powers, authority and legal right to enter into, deliver and perform its respective obligations under each of the Transaction Documents to which it is a party and to consummate each of the transactions contemplated herein and therein, and has taken all necessary corporate, limited liability company, limited partnership or other organizational action to authorize the execution, delivery and performance by it of each of the Transaction Documents to which it is a party. Each of the Transaction Documents to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is in full force and effect and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited (i) by Bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) or (iii) by implied covenants of good faith and fair dealing.

Section 3.03 No Conflict. The execution, delivery and performance by each Loan Party of each of the Transaction Documents to which it is a party and all other documents and instruments to be executed and delivered hereunder by it, as well as the consummation of the transactions contemplated herein and therein, do not and will not (i) conflict with the Organizational Documents of such Loan Party, (ii) conflict with or result in a breach of, or constitute a default under, any indenture, loan agreement, mortgage, deed of trust or other instrument or agreement to which such Loan Party is a party or by which it is bound or to which such Loan Party’s property or assets are subject, except where such contravention, breach or default, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (iii) conflict with or result in a breach of, or constitute a default under, in any material respect, any Applicable Law (including, assuming the accuracy of the representations and warranties of the Lenders set forth in a certificate or certificates delivered by the Lenders to Borrower at or prior to any issuance of Participation Shares, federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which Borrower or its securities are subject), except where such contravention or breach could not reasonably be expected to have a Material Adverse Effect, or (iv) with respect to each Loan Party, result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of such Loan Party’s property or the Collateral.

Section 3.04 Approvals, Etc.

(a) The Loan Parties have obtained all Authorizations required by any Governmental Authority under any Applicable Law, in each case that are necessary for the operation, maintenance and ownership of the Business and the Production Facilities (other than those Authorizations that are immaterial to such Production Facilities, are ministerial in nature, or are not necessary as of the Closing Date or Funding Date, as applicable, for such purposes but can reasonably be expected to be obtained in due course, without materially adverse conditions or requirements, on or before the date required). Each Authorization is in full force and effect and is not subject to any current legal proceeding (including administrative or judicial appeal, permit renewals or modification) or to any unsatisfied condition (required to be satisfied as of date this representation and warranty is made) that, in each case, could reasonably be expected to have a Material Adverse Effect, and all statutorily prescribed appeal periods with respect to the issuance of such Authorizations have expired. The Loan Parties are in compliance with all Authorizations except such non-compliance as could not reasonably be expected to have a Material Adverse Effect.

(b) With respect to each Authorization that was not required to be obtained as of the Closing Date pursuant to clause (a), to the knowledge of the Loan Parties after due investigation, there exists no impediment that could reasonably be expected to prevent such Authorization from being obtained in due course, without materially adverse conditions or requirements and prior to the time such Authorization is required to be obtained.

(c) Each Loan Party that is engaged in the manufacture, production, distillation, aging, blending, bottling or distribution of alcoholic beverages possesses all material permits, licenses, or authorizations required to engage in its activities or businesses related to alcoholic beverages pursuant to Alcoholic Beverage Laws except for such permits, licenses, or authorizations, the failure of which to obtain, could not reasonably be expected to have a Material Adverse Effect.

Section 3.05 No Material Adverse Effect. Since December 31, 2021, there has been no event or occurrence which has resulted in a Material Adverse Effect and is continuing or could reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.

Section 3.06 Litigation. There is no pending or threatened litigation, investigation, action or proceeding of or before any court, arbitrator or Governmental Authority (i) seeking to restrain or prohibit the consummation of the transactions contemplated by the Transaction Documents, (ii) purporting to affect the legality, validity or enforceability of any of the Transaction Documents, (iii) that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (iv) affecting the Loan Parties as of the Closing Date that has not been disclosed to the Administrative Agent in writing prior to the Closing Date and which is material.

Section 3.07 Authorizations; Environmental Matters. Except as set forth on Schedule 3.07:

(a) each Loan Party and their respective assets and operations are now and have been in compliance for the past three (3) years with all applicable Environmental Laws, except as could not reasonably be expected to have a Material Adverse Effect;

(b) each Loan Party (i) holds or, maintains all Authorizations required under Environmental Laws (each of which is in full force and effect) or has applied for all Authorizations required for any of its current operations or for any property owned, leased or otherwise operated by it; and (ii) is and has been in compliance with all Authorizations required under Applicable Laws, except for any noncompliance as could not reasonably be expected to have a Material Adverse Effect;

(c) there are no past, pending or threatened Environmental Claims asserted against any Loan Party, including any consent decrees, orders, settlements or other agreements relating to compliance or noncompliance with or liability under Environmental Laws, except for any Environmental Claim that could not reasonably be expected to have a Material Adverse Effect;

(d) there has been no Release, threatened Release, treatment, storage, disposal, arranging for or permitting the disposal of, transportation, handling, manufacturing, distributing or sale of, exposure to, or ownership or operation of any property or facility contaminated by, Hazardous Materials, including at, on, from or under the leased premises of any Loan Party or any other real property currently or formerly owned, leased or operated by any Loan Party, except in each case as has not had and could not reasonably be expected to have a Material Adverse Effect;

(e) there have been no environmental investigations, studies, audits, reviews or other analyses conducted by any Loan Party in relation to their respective assets and operations which disclose any potential basis for Environmental Claims, except as could not reasonably be expected to have a Material Adverse Effect;

(f) the Loan Parties have not received any written notice, report, order, directive or other information from any Person relating to a violation of any Environmental Law or liability under any Environmental Law except as could not reasonably be expected to have a Material Adverse Effect;

(g) no Loan Party has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, the liability of any other Person under Environmental Law or relating to Hazardous Materials that has had or would have a Material Adverse Effect;

(h) no Environmental Attributes, credits, or offsets purchased, sold, traded or otherwise transferred by the Loan Parties have been invalidated or subject to recapture, in each case to the extent giving rise to material liability of the Loan Parties under Environmental Law; and

(i) each Loan Party has made available copies of all environmental reports, audits, assessments and other material environmental, health or safety documents in its possession, custody or control regarding compliance by any of the Loan Parties with, or potential liability of any of the Loan Parties under Environmental Laws or Authorizations required under Environmental Laws or relating to the Loan Parties’ current or former properties, facilities or operations.

Section 3.08 Compliance with Laws and Obligations; No Default. Each Loan Party is in compliance with all Applicable Laws applicable to it or its respective assets and operations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.09 Material Contracts. To the knowledge of the Loan Parties, no termination event has occurred under any Material Contract and each Material Contract is in full force and effect, except to the extent the Loan Parties have delivered notice thereof to the Administrative Agent in accordance with this Agreement. No Loan Party has received any default, expiration, breach or termination notice pursuant to any Material Contract and no Loan Party is in material default under any Material Contract, except to the extent the Loan Parties have delivered notice thereof to the Administrative Agent in accordance with this Agreement. Each Loan Party is in compliance in all material respects with all of the terms of the Material Contract to which it is a party.

Section 3.10 Licenses. Each Loan Party owns, or is licensed to use, all patents, trademarks, permits, proprietary information and knowledge, technology, copyrights, licenses, franchises and formulas, or rights with respect thereto and all other intellectual property, reasonably necessary for the operation of their respective businesses as currently conducted and that are material to the performance by it of its obligations under the Transaction Documents to which it is a party, in each case, as to which the failure of such Loan Party to so own or be licensed could reasonably be expected to have a Material Adverse Effect, and the use thereof by such Loan Party does not infringe in any respect upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Taxes. Each Loan Party (a) has timely filed or caused to be timely filed all Tax returns and reports required to have been filed by it and each such Tax return is complete and accurate in all respects, and (b) has paid or has caused to be paid prior to delinquency all Taxes required to have been paid by it (whether or not shown as due on any Tax returns), other than Taxes that are being contested in accordance with the Permitted Contest Condition, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.12 Full Disclosure; Projections.

(a) None of the written reports, financial statements, certificates or other written information (other than Projections and information of a general economic or industry nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation and execution of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such statements therein, in the light of the circumstances under which they were made, not materially misleading.

(b) Each Loan Party’s sole representation with respect to information consisting of statements, estimates, forecasts and projections regarding the Loan Parties and the future performance of the Business or the Production Facilities or other expressions of view as to future circumstances (including the Financial Model, the Capital Expenditures Plan and Budget and estimates, budgets, forecasts, financial information and “forward-looking statements” that have been made available to any Secured Party by or on behalf of any Loan Party or any of its representatives or Affiliates (collectively, “Projections”)), shall be that such Projections have been prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof and are consistent in all material respects with the Financing Documents as of the time of preparation thereof; provided that it is understood and acknowledged that such Projections are based upon a number of estimates and assumptions and are subject to business, economic and competitive uncertainties and contingencies, that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material and that, accordingly, no assurances are given and no representations, warranties or covenants are made that any of the assumptions are correct, that such Projections will be achieved or that the forward-looking statements expressed in such Projections will correspond to actual results.

Section 3.13 Senior Indebtedness. Each Loan Party’s obligations under the Financing Documents are the direct and unconditional general obligations of such Loan Party and, on and after the Closing Date, (a) rank senior in priority of payment with respect to the claims of the Secured Parties against each Loan Party that is not a Marketing Affiliate to the claims of the secured parties under the ABL Credit Agreement and financing documents entered into in connection therewith against such Loan Parties, (b) have the lien priority as provided in the Intercreditor Agreement, and (c) rank at least pari passu in priority of payment and in all other respects with all other present or future unsecured and secured Indebtedness of such Loan Party.

Section 3.14 Solvency. Immediately after giving effect to the transactions to occur on the Closing Date and immediately following the occurrence of each Funding Date, the Loan Parties, on a consolidated basis, will be Solvent.

Section 3.15 Regulatory Restrictions on the Loan. No Loan Party is an “investment company” as defined in the Investment Company Act of 1940 of the United States (including the rules and regulations thereunder), as amended.

Section 3.16 Title; Security Documents.

(a) Borrower owns and has good and valid title to, or valid leasehold or other interests in, its Real Property, free and clear of all Liens other than Permitted Liens, except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Other than with respect to the Real Property, each Loan Party owns all material properties and assets in each case purported to be covered by the Security Documents to which it is party free and clear of all Liens other than Permitted Liens.

(b) The provisions of the Security Documents to which any Loan Party is a party that have been delivered on or prior to the date this representation is made are (and each other Security Document to which any Loan Party will be a party when delivered thereafter will be), effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable (a) a first-priority Lien on the Term Loan Priority Collateral (subject to Permitted Liens) and (b) a second-priority Lien on the ABL Priority Collateral (subject to the Intercreditor Agreement), and all necessary recordings and filings have been (or, in the case of such other Security Documents, will be) made in all necessary public offices, and all other necessary and appropriate action has been (or, in the case of such other Security Documents, will be) taken, so that the security interest created by each Security Document is a first-priority perfected Lien, in the case of Term Loan Priority Collateral, and second-priority perfected Lien, in the case of the ABL Priority Collateral, as the case may be, on and security interest in all right, title and interest of such Loan Party in the Collateral purported to be covered thereby, prior and superior to all other Liens other than Permitted Liens and all necessary and appropriate consents to the creation, perfection and enforcement of such Liens have been (or, in the case of such other Security Documents, will be) obtained in accordance with this Agreement.

Notwithstanding anything herein (including this Section 3.16) or in any other Financing Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement.

Section 3.17 Employees; Labor Relations.

(a) Except as could not reasonably be expected to have a Material Adverse Effect (i) each individual who is providing, or has provided, services to any Loan Party and is or was classified and treated as an (y) exempt employee, or (z) independent contractor, consultant, leased employee, or other non-employee service provider is and has been properly classified and treated as such for all applicable purposes and (ii) no Loan Party has violated the Fair Labor Standards Act or any other applicable law relating to wage and hour matters.

(b) No Loan Party is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no strike, labor dispute, slowdown, or stoppage pending against any Loan Party or, to the Borrower’s knowledge, threatened against or affecting a Loan Party and (ii) to the Borrower’s knowledge, no union representation proceeding is pending with respect to the employees of any Loan Party and no union organizing activities are taking place, except (with respect to any matter specified in clause (i) or (ii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.17(b) or as otherwise disclosed to Administrative Agent in writing in accordance with this Agreement, no Loan Party is party to a collective bargaining agreement or other contract, agreement, or arrangement with any labor union, works council, trade union, labor organization or other employee representative.

Section 3.18 ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur which has resulted in or could reasonably be expected to result in liability in excess of $3,500,000. Each Plan is in material compliance and has complied in all material respects with its terms and the applicable provisions of ERISA, the Code, and other federal or state laws. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter, or may rely on an opinion letter, from the Internal Revenue Service to the effect that the form of such plan is qualified under Section 401(a) of the Code. There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. No termination of a Pension Plan has occurred resulting in any liability that has remained underfunded and no Lien against any Loan Party or any of its ERISA Affiliates in favor of the PBGC or a Pension Plan has arisen. None of the Loan Parties or any of its ERISA Affiliates has incurred any liability in an amount which has resulted in or could result in liabilities in excess of $3,500,000 on account of a complete or partial withdrawal from a Multiemployer Plan.

(b) None of the Loan Parties has incurred any obligation which has resulted in or could reasonably be expected to result in liabilities in excess of $3,500,000 on account of the termination or withdrawal from any Foreign Plan.

Section 3.19 Insurance. All insurance policies required to be obtained by the Loan Parties pursuant to Section 5.06, if any, have been obtained and are in full force and effect as required under Section 5.06 and all premiums then due and payable thereon have been paid in full. No Loan Party has received any notice from any insurer that any insurance policy has ceased to be in full force and effect or claiming that the insurer’s liability under any such insurance policy can be reduced or avoided.

Section 3.20 PPP Loan; CARES Act. Any Paycheck Protection Program loan under the CARES Act obtained by any Loan Party has been fully repaid or forgiven and the Borrower has maintained all records required to be submitted in connection with the forgives of each such loan.

Section 3.21 Use of Proceeds. The proceeds of the Loan(s) have been used solely in accordance with, and solely for the purposes contemplated by Section 5.13. No part of the proceeds of any Loan and other extensions of credit hereunder will be used, either directly or indirectly, by any Loan Party to purchase or carry any Margin Stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that entails a violation of any of the regulations of the Board.

Section 3.22 Capital Stock and Related Matters.

(a) Schedule 3.22(a) sets forth a true and complete list of the Loan Parties and, with respect to each Loan Party, (i) its name and jurisdiction of organization, (ii) its form of organization, and (iii) other than with respect to the Borrower, all of the issued and outstanding Capital Stock thereof and the legal and beneficial owner of such Capital Stock as of the Closing Date. Other than set forth on Schedule 3.22(a), as of the Closing Date, no Loan Party owns directly or indirectly, or Controls any Capital Stock in any Person.

(b) All of the Capital Stock of each Loan Party have been duly authorized and validly issued in accordance with its Organizational Documents and, to the extent applicable, are fully paid and non-assessable and free and clear of all Liens other than Permitted Liens, and were not issued in violation of any preemptive rights, rights of first refusal or offer, or any other agreement, commitment, understanding or arrangement to which any such Loan Party is a party. Other than as set forth on Schedule 3.22(b), no Loan Party has outstanding Capital Rights, or any agreement, commitment, understanding or arrangement (contingent or otherwise), including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights, obligating such Loan Party to issue, sell, transfer or otherwise dispose of, repurchase, redeem or otherwise acquire any Capital Stock of, or other equity or voting interests of any character in, any Loan Party, or issue or grant any Capital Right (except as expressly provided for or permitted herein or in the Security Documents).

(c) Except as set forth on Schedule 3.22(c), there are no agreements, commitments, understandings or arrangements (other than the Financing Documents and Borrower’s Organizational Documents), including any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement, to which Borrower is a party with respect to the disposition or voting of any Capital Stock of Borrower (including any voting trust, voting agreement or proxy).

Section 3.23 Permitted Indebtedness; Investments.

(a) No Loan Party has created, incurred, assumed or suffered to exist any Indebtedness, other than Permitted Indebtedness.

(b) As of the Closing Date, all Indebtedness of the Loan Parties incurred pursuant to Section 6.02(m)(ii) is listed on Schedule 3.23(b).

(c) None of the Loan Parties has made any advance, loan or extension of credit to, or made any acquisition or Investment (whether by way of transfers of property, contributions to capital, acquisitions of stock, securities, evidences of Indebtedness or otherwise) in, or purchase of any stock, bonds, notes, debentures or other securities of, any other Person, other than as permitted under Section 6.04.

Section 3.24 Agreements with Affiliates. As of the Closing Date, Schedule 3.24 sets forth any and all agreements, transactions or series of related transactions among, on one hand, one or more Loan Parties, and on the other hand, one or more Affiliates of a Loan Party (other than the Loan Parties) that provides for the payment of, or receipt of, or the provision of goods or services with a value in excess of, $1,000,000 in the aggregate over its term.

Section 3.25 No Other Bank Accounts. The Loan Parties do not have any accounts other than the Collateral Accounts and Excluded Accounts. The Marketing Affiliates do not have any accounts other than the Marketing Affiliate Accounts. Each of the accounts of each Loan Party are listed on Schedule 3.25.

Section 3.26 No Default or Event of Default. No Default or Event of Default has occurred and is continuing.

Section 3.27 Anti-Corruption; Sanctions; AML.

(a) None of the Loan Parties, and none of their respective officers or directors, or, to any of the Loan Parties’ knowledge, their respective Affiliates or agents (i) is a Sanctioned Person; or (ii) engages in any dealings or transactions in or with a Sanctioned Country or a Sanctioned Person, or that are otherwise prohibited by Sanctions.

(b) Each of the Loan Parties has implemented and currently maintains policies and procedures designed to comply with Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.

(c) Each of the Loan Parties and their respective officers, directors, employees and, to the Loan Parties’ knowledge, agents are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(d) No part of the proceeds of the Loans will be used, directly or indirectly (i) to or for the benefit of any Sanctioned Person, (ii) in violation of the Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions or (iii) to offer or make payments or to take any other action that could constitute a violation, or implicate any Lender, Administrative Agent, Collateral Agent or their respective Affiliates in a violation, of Anti-Corruption Laws or applicable Sanctions.

(e) Each of the Loan Parties has disclosed all facts known to it regarding (a) all claims, damages, liabilities, obligations, losses, penalties, actions, judgment, and/or allegations of any kind or nature that are asserted against, paid or payable by such Person, any of its Affiliates or any of its representatives in connection with non-compliance with Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws by such Person, and (b) any investigations involving possible non-compliance with Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws by such Person or such Affiliate or such representative. No proceeding by or before any Governmental Authority involving any Loan Party with respect to Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws is pending or, to the knowledge of the Loan Parties, threatened.

Section 3.28 Borrower SEC Reports; Financial Statements.

(a) The Borrower has filed all reports required to be filed by the Borrower with the SEC pursuant to the Exchange Act (collectively, the “Borrower SEC Reports”) for the two years preceding the date hereof.  As of their respective SEC filing dates, the Borrower SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the Borrower SEC Reports as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Borrower and its Subsidiaries (including all related notes or schedules) included or incorporated by reference in the Borrower SEC Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and present fairly, in all material respects, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments, which are not reasonably expected to be materially adverse individually or in the aggregate to the Borrower and its Subsidiaries, taken as a whole).

(c) Except as set forth in the Borrower’s SEC Reports, the Borrower is in compliance with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder, except where such noncompliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The Borrower has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act relating to the Borrower and its consolidated Subsidiaries sufficient to provide reasonable assurance that (i) transactions are executed in accordance with the Borrower management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  There are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Borrower’s internal controls over and procedures relating to financial reporting which could reasonably be expected to adversely affect in any material respect the Borrower’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.  Since January 1, 2019, there has not been any fraud, whether or not material, that involves management or other employees of the Borrower or any of its Subsidiaries who have a significant role in the Borrower’s internal controls over financial reporting.  To the knowledge of the Borrower, there is no reason that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

(e) There is no transaction, arrangement or other relationship between the Borrower or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required by Applicable Law to be disclosed by the Borrower in its Borrower SEC Reports and is not so disclosed.

Section 3.29 No Rights Agreement; Anti-Takeover Provisions.

(a) Neither the Borrower nor any of its Subsidiaries is party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) The Board has taken all necessary actions to ensure that no restrictions included in any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other state anti-takeover law (including Section 203 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time)) is, or as of the Closing Date will be, applicable to the transactions contemplated herein, including the Borrower’s issuance of the Participation Shares.

Section 3.30 Sale of Securities. Neither the Borrower nor any other Person authorized by the Borrower to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of SEC Regulation D) of investors with respect to offers or sales of the Participation Shares, and neither the Borrower nor any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that could cause the offering or issuance of the Participation Shares under this Agreement to be integrated with prior offerings by the Borrower for purposes of the Securities Act that could result in none of SEC Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Borrower take any action or steps that could cause the offering or issuance of the Participation Shares under this Agreement to be integrated with other offerings by the Borrower.

Section 3.31 Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the Nasdaq Capital Market (“Nasdaq”), and the Borrower has taken no action designed to, or which to the knowledge of the Borrower is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from Nasdaq, nor has the Borrower received any notification that the SEC or Nasdaq is contemplating terminating such registration or listing.  The Borrower is in compliance in all material respects with the listing and listing maintenance requirements of Nasdaq applicable to it for the continued trading of its Common Stock on Nasdaq.

Section 3.32 Status of Securities. The Participation Shares, will be, when issued, duly authorized by all necessary corporate action on the part of the Borrower, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws and will not be subject to preemptive rights of any other stockholder of the Borrower, and will be free and clear of all Liens, except restrictions imposed by the Securities Act, this Agreement and any applicable securities laws. At or prior to the Closing Date, the Participation Shares shall have been duly reserved for issuance and approved for listing on Nasdaq, subject to official notice of issuance thereof.

Section 3.33 No “Bad Actor” Disqualification. With respect to the Participation Shares to be offered and sold hereunder in reliance on SEC Regulation D under the Securities Act, none of Borrower, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of Borrower participating in the offering of Participation Shares hereunder, any beneficial owner of 20% or more of Borrower’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Borrower in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Borrower has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. Borrower has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Lenders a copy of any disclosures provided thereunder.

Article IV

CONDITIONS

Section 4.01 Conditions to the Closing Date. The occurrence of the Closing Date is subject to the receipt by the Administrative Agent (except as set forth otherwise below) of each of the following documents, and the satisfaction of the conditions precedent set forth below, each of which must be satisfied to the reasonable satisfaction of the Administrative Agent and each Lender (unless waived in accordance with Section 10.02):

(a) Execution of Financing Documents. The Financing Documents contemplated to be entered into as of the Closing Date, shall have been duly executed and delivered by the Persons intended to be parties thereto and shall be in full force and effect.

(b) Corporate Documents. The following documents, each certified as of the Closing Date as indicated below:

(i) copies of the Organizational Documents, together with any amendments thereto, of each of each Loan Party and a certificate of good standing or its equivalent (if any) for (A) the applicable jurisdiction of organization for each such party and (ii) each jurisdiction (other than the jurisdiction of organization of such Loan Party) in which the failure to be duly qualified or licensed would constitute a Material Adverse Effect, (in each case such good standing certificate or its equivalent dated no more than ten (10) Business Days prior to the Closing Date);

(ii) an Officer’s Certificate of each Loan Party dated as of the Closing Date, certifying:

(A) that attached to such certificate is a correct and complete copy of the Organizational Documents referred to in clause (i) above for such Person;

(B) attached to such certificate is a correct and complete copy of resolutions duly adopted by the Board of Directors, member(s), partner(s) or other authorized governing body of such Person, and that such resolutions or other evidence of authority have not been modified, rescinded or amended and are in full force and effect;

(C) that the certificate of incorporation, certificate of formation, charter or other Organizational Documents (as the case may be) referred to in clause (A) above for such Person has not been amended since the date of the certification furnished pursuant to clause (ii) above;

(D) as to the incumbency and specimen signature of each officer, member or partner (as applicable) of such Person executing the Financing Documents to which such Person is or is intended to be a party (and each Lender may conclusively rely on such certificate until it receives notice in writing from such Person); and

(E) as to the qualification of such Person to do business in each jurisdiction where its operations require qualification to do business and as to the absence of any pending proceeding for the dissolution or liquidation of such Person.

(c) Financial Model; Financial Statements; Capital Expenditures Plan and Budget.

(i) The Administrative Agent shall have received a certified copy of the Financial Model in form and substance reasonably satisfactory to the Administrative Agent.

(ii) The Administrative Agent shall have received audited consolidated balance sheets and income and cash flow statements of Borrower as of and for the years ended December 31, 2019, December 31, 2020 and December 31, 2021; provided that notwithstanding the foregoing, the obligations in this Section 4.01(c)(ii) may be satisfied so long as such information is publicly available on the SEC’s EDGAR website.

(iii) The Administrative Agent shall have received a Capital Expenditures Plan and Budget in form and substance reasonably satisfactory to the Administrative Agent.

(d) Regulatory Information. Each Lender shall have received (i) all documentation and other written information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, reasonably requested by them at least five (5) Business Days prior to execution of this Agreement and (ii) the Beneficial Ownership Regulation (including a Beneficial Ownership Certification).

(e) Representations and Warranties. The representations and warranties of each of the Loan Parties set forth in the Financing Documents shall be true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties shall be true and correct in all respects) on and as of the Closing Date (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).

(f) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date.

(g) Collateral Perfection Matters. The Collateral Agent shall have received:

(i) appropriately completed UCC financing statements (Form UCC-l), which have been duly authorized for filing by the appropriate Person, naming each Loan Party as debtor and Collateral Agent as secured party, in form appropriate for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Documents, covering the applicable Collateral;

(ii) copies of UCC, judgment lien, tax lien and litigation lien search reports, which reports will be dated a recent date reasonably acceptable to the Administrative Agent, listing all effective financing statements that name each Loan Party as debtor and that are filed in the jurisdictions in which the UCC-1 financing statements will be filed in respect of the Collateral, none of which shall cover the Collateral except to the extent evidencing Permitted Liens;

(iii) appropriately completed copies of all other recordings and filings of, or with respect to, the Security Documents, as may be reasonably requested by Collateral Agent and necessary to perfect the security interests purported to be created by the Security Documents;

(iv) certificates representing the Capital Stock of each of the Subsidiary Guarantors as of the Closing Date, together with a proxy and an undated stock power for each such certificate executed in blank by a duly Authorized Representative of the applicable Subsidiary Guarantor; and

(v) evidence that all other actions reasonably requested by Collateral Agent and necessary to perfect and protect the security interests purported to be created by the Security Documents entered into on or prior to the Closing Date have been taken immediately prior to the occurrence of the Closing Date.

(h) Security Documents. The security interests in and to the Collateral as of the Closing Date shall have been created in favor of the Collateral Agent for the benefit of the Secured Parties, are in full force and effect and the necessary notices, consents, acknowledgments, filings, registrations and recordings to preserve, protect and perfect the security interests in such Collateral have been made immediately prior to the occurrence of the Closing Date such that the security interests granted in favor of the Collateral Agent for the benefit of the Secured Parties are filed, registered and recorded and will constitute (a) a first-priority Lien on the Term Loan Priority Collateral (subject to Permitted Liens) and (b) a second-priority Lien on the ABL Priority Collateral (subject to the Intercreditor Agreement) free and clear of any Liens, other than Permitted Liens, and all related recordation, registration and/or notarial fees of such Collateral have been paid to the extent required.

(i) Board Observer Rights Agreement. The Administrative Agent shall have received a duly executed copy of the Board Observer Rights Agreement.

(j) Registration Rights Agreement. The Administrative Agent shall have received a duly executed copy of the Registration Rights Agreement.

(k) Officer’s Certificate. The Administrative Agent shall have received an Officer’s Certificate of Borrower, dated as of the Closing Date, certifying that each of the conditions set forth in this Section 4.01 has been satisfied.

(l) Insurance Deliverables.

(i) Borrower shall have obtained the insurance required to be in effect under Section 5.06 to the extent required as of the Closing Date and such insurance shall be in full force and effect.

(ii) The Administrative Agent shall have received reasonably satisfactory evidence that Borrower has in place insurance required to be in effect under Section 5.06.

(m) Opinions of Counsel. The Administrative Agent shall have received, in each case dated as of the Closing Date and addressed to the Administrative Agent, the Lenders and the Collateral Agent, in form and substance reasonably satisfactory to the Administrative Agent, a written opinion of Troutman Pepper Hamilton Sanders LLP, counsel to the Loan Parties.

(n) Material Contracts; ABL Loan Documents and ABL Amendment No. 6. The Administrative Agent shall have received a duly executed copy of the Material Contracts in effect as of the Closing Date, the ABL Loan Documents, ABL Amendment No. 6 and any other amendments, modifications or supplements to the ABL Loan Documents, in form and substance satisfactory to the Administrative Agent.

Section 4.02 Conditions to the Initial Funding Date. The occurrence of the Initial Funding Date and the obligations of the Agents and each Lender hereunder with respect to the funding of the Initial Term Loans are subject to the receipt by the Administrative Agent (except as set forth otherwise below) of each of the following documents, and the satisfaction of the conditions precedent set forth below, each of which must be satisfied to the reasonable satisfaction of the Administrative Agent and each Lender (unless waived in accordance with Section 10.02):

(a) Execution of Financing Documents. The Financing Documents (including but not limited to Control Agreements to be entered into with respect to the Marketing Affiliates Accounts held at Wells Fargo Bank, National Association) contemplated to be entered into as of the Initial Funding Date, shall have been duly executed and delivered by the Persons intended to be parties thereto and shall be in full force and effect.

(b) Representations and Warranties. The representations and warranties of each of the Loan Parties set forth in the Financing Documents shall be true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties shall be true and correct in all respects) on and as of the Initial Funding Date (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).

(c) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the Initial Funding Date.

(d) Solvency Certificate. The Lenders shall have received a solvency certificate of an Authorized Representative of Borrower, certifying that the Loan Parties, on a consolidated basis, immediately after giving effect to the incurrence of all Indebtedness on the Initial Funding Date, will be, Solvent.

(e) Initial Participation Shares. The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent of the issuance of the Initial Participation Shares in accordance with Section 2.14(a) and in the name of the applicable Lenders by book-entry on the books and records of the Borrower.

(f) Fees and Expenses. Borrower has arranged for non-refundable payment on the Initial Funding Date (including through the application of Loans on the Initial Funding Date) of all reasonable and documented out-of-pocket fees and expenses then due and payable pursuant to the Financing Documents.

(g) Funds Flow Memorandum. The Administrative Agent shall have received the Funds Flow Memorandum, in form and substance reasonably satisfactory to the Administrative Agent.

(h) Insurance Deliverables. Borrower shall have furnished the Administrative Agent with certificates signed by the insurer or an agent authorized to bind the insurer, together with the loss payee endorsements in favor of the Collateral Agent, evidencing such insurance, identifying underwriters, the type of insurance, the insurance limits and the policy terms, and stating that such insurance (x) is, in each case, in full force and effect and (y) complies with Section 5.06 and that all premiums then due and payable on such insurance have been paid.

(i) Borrowing Request. The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.01.

(j) Parent Assistance Agreement. The Administrative Agent shall have received a duly executed copy of the parent assistance agreement, to be dated as of the Initial Funding Date, by and among the Administrative Agent, Kinergy Marketing LLC, Alto Nutrients, LLC and Alto Ingredients, Inc., in form and substance satisfactory to the Administrative Agent.

(k) Officer’s Certificate. The Administrative Agent shall have received an Officer’s Certificate of Borrower, dated as of the Initial Funding Date, certifying that each of the conditions set forth in this Section 4.02 has been satisfied.

Section 4.03 Conditions to Borrowings of Specified CapEx Loans. The occurrence of any Borrowing of Specified CapEx Loans after the Closing Date is subject to the receipt by the Administrative Agent (except as set forth otherwise below) of each of the following documents, and the satisfaction of the conditions precedent set forth below, each of which must be satisfied to the reasonable satisfaction of the Administrative Agent and each Lender (unless waived in accordance with Section 10.02):

(a) Use of Proceeds. The Administrative Agent shall have received a certificate duly signed by an Authorized Representative of the Borrower, dated as of the applicable Funding Date, certifying that: (i) the proceeds of the Initial Term Loans have been fully utilized for purposes permitted under this Agreement; (ii) the Growth Project Milestones scheduled to have been achieved by the applicable Funding Date have been so achieved; (iii) the Growth Project to be funded with the proceeds of such Specified Capex Borrowing is reasonably likely to achieve each other Growth Project Milestone on or prior to the date set forth in the Capital Expenditures Plan and Budget delivered pursuant to Section 4.03(b); (iii) the Loan Parties are in compliance with the Capital Expenditures Plan and Budget delivered pursuant to Section 4.03(b); and (iv) the Borrowing will be applied in accordance with the Capital Expenditures Plan and Budget delivered pursuant to Section 4.03(b), which certificate shall be confirmed and countersigned by the Lenders’ independent engineer.

(b) Capital Expenditures Plan and Budget. The Administrative Agent shall have received an updated Capital Expenditures Plan and Budget that is effective as of the applicable Funding Date, reflects the Capital Expenditures to be funded with the applicable Specified CapEx Borrowing, and is reasonably acceptable to the Administrative Agent.

(c) Representations and Warranties. The representations and warranties of each Loan Parties set forth in the Financing Documents shall be true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties shall be true and correct in all respects) on and as of such Funding Date (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).

(d) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the applicable Funding Date.

(e) Borrowing Request. The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.01.

(f) Officer’s Certificate. The Administrative Agent shall have received a certificate duly signed by an Authorized Representative of Borrower, dated as of the applicable Funding Date, certifying that each of the conditions set forth in this Section 4.03 has been satisfied.

(g) Additional Participation Shares. The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent of the issuance of the applicable Additional Participation Shares in accordance with Section 2.14(b) and in the name of the applicable Lenders by book-entry on the books and records of the Borrower.

Section 4.04 Conditions to Borrowings of Incremental Loans. The occurrence of any Borrowing of Incremental Loans after the Closing Date is subject to the receipt by the Administrative Agent (except as set forth otherwise below) of each of the following documents, and the satisfaction of the conditions precedent set forth below, each of which must be satisfied to the reasonable satisfaction of the Administrative Agent and each Lender (unless waived in accordance with Section 10.02):

(a) Representations and Warranties. The representations and warranties of each Loan Parties set forth in the Financing Documents shall be true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties shall be true and correct in all respects) on and as of such Funding Date (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the applicable Funding Date.

(c) Borrowing Request. The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.01.

(d) Officer’s Certificate. The Administrative Agent shall have received an Officer’s Certificate of Borrower, dated as of the applicable Funding Date, certifying that (i) each of the conditions set forth in Section 2.13 and this Section 4.04 has been satisfied and (ii) the funds being requested for the applicable Borrowing are in accordance with uses permitted under Section 2.13(a).

Article V

AFFIRMATIVE COVENANTS

Each Loan Party hereby agrees that from the Closing Date and thereafter, in all respects:

Section 5.01 Corporate Existence; Etc. Each Loan Party shall at all times preserve and maintain in full force and effect (a) (i) with respect to Borrower, its existence as a corporation and (ii) with respect to each other Loan Party, its existence as a corporation, a limited partnership or a limited liability company, as applicable, in each case, in good standing under the laws of the jurisdiction of its organization and (b) except as would not reasonably be expected to cause a Material Adverse Effect, its qualification to do business and its good standing in each jurisdiction in which the character of properties owned by it or in which the transaction of its business as conducted or proposed to be conducted makes such qualification necessary, other than, in each case, for any transaction permitted pursuant to Section 6.08.

Section 5.02 Conduct of Business. Each Loan Party shall operate, maintain and preserve or cause to be operated, maintained and preserved, the Production Facility and the leased premises for each of the Production Facility in accordance in all material respects with the requirements of the Material Contracts to which it is a party and in compliance, in all material respects, with Applicable Laws and Authorizations by Governmental Authorities and the terms of its insurance policies.

Section 5.03 Compliance with Laws and Obligations.

(a) Each Loan Party shall comply with all Applicable Laws and Authorizations (including applicable Environmental Laws), except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party shall comply with and perform its respective contractual obligations, and enforce against other parties their respective contractual obligations under each Material Contract, except where failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Loan Party shall (i) comply with and not violate applicable Sanctions, Anti-Money Laundering Laws, the FCPA or any other applicable Anti-Corruption Laws and (ii) not undertake or cause to be undertaken any Anti-Corruption Prohibited Activity.

(c) The Loan Parties shall maintain policies and procedures sufficient to provide reasonable assurances of compliance with Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.

Section 5.04 Governmental Authorizations. Each Loan Party shall: (a) obtain and maintain in full force and effect (or where appropriate, promptly renew in a timely manner), or cause to be obtained and maintained in full force and effect (or, where appropriate, promptly renewed in a timely manner) all Authorizations required under any Applicable Law (including all Authorizations required by Environmental Law) for the Production Facility and the Business, in each case, at or before the time the relevant Authorization becomes necessary for such purposes, (b) obtain and maintain in full force and effect (or where appropriate, promptly renew in a timely manner), or cause to be obtained and maintained in full force and effect (or, where appropriate, promptly renewed in a timely manner) all Authorizations required under any Applicable Law for each Loan Party’s business and operations generally, in each case, at or before the time the relevant Authorization becomes necessary for such purposes and (c) preserve and maintain all other Authorizations required for the Business and the Production Facilities, except, in each case, where failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.05 Maintenance of Title. Each Loan Party shall maintain (a) good title to the material property owned by such Loan Party free and clear of Liens, other than Permitted Liens; (b) legal and valid and subsisting leasehold interests to the material properties (including surface leases or rights-of-way necessary to the operation of the Production Facilities) leased or otherwise held by such Loan Party, free and clear of Liens, other than Permitted Liens, and each Loan Party shall (i) make all payments and otherwise perform all obligations in respect of all such leases or rights-of-way, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (ii) keep such leases or rights-of-way in full force and effect, (iii) take any actions reasonably necessary so as to prevent such leases or rights-of-way from lapsing or terminating, or any rights of renewal in respect of such leases or rights-of-way from being forfeited or cancelled, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (iv) notify the Administrative Agent of any default by any party with respect to such leases that could reasonably be expected to have a Material Adverse Effect and cooperate with the Administrative Agent in all respects to cure any such default; and (c) legal and valid possessory rights to the material properties possessed and not otherwise held in fee or leased by such Loan Party.

Section 5.06 Insurance.

(a) Maintain with financially sound and reputable insurance companies, insurance with respect to each Loan Party, its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Loan Parties) as are customarily carried under similar circumstances by such other Persons.

(b) All such insurance shall (i) to the extent the applicable insurer will agree based on the commercially reasonable efforts of the Borrower, provide that no cancellation thereof shall be effective until at least ten (10) days (or, to the extent reasonably available, thirty (30) days) after receipt by the Collateral Agent of written notice thereof (the Borrower shall deliver a copy of the policy (and to the extent any such policy is cancelled or renewed, a renewal or replacement policy), insurance certificate with respect thereto or other evidence thereof to the Administrative Agent and Collateral Agent) and (ii) name the Collateral Agent as loss payee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) (it being understood that, absent an Event of Default, any proceeds of any such property insurance shall be delivered by the insurer(s) to the Loan Parties and applied in accordance with this Agreement), as applicable.

(c) If any improvement or mobile home situated on any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the applicable Loan Party shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

Section 5.07 Keeping of Books.

(a) Each Loan Party shall keep proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the material assets and business of such Loan Party.

(b) The Loan Parties shall make available to Administrative Agent and any Lender, without expense to Administrative Agent or such Lender, the Loan Parties and their officers, employees and any of their books and records, to the extent that Administrative Agent or such Lender may deem them necessary, appropriate or helpful to prosecute or defend any third-party suit, claim, investigation, audit or proceeding instituted by or against Administrative Agent or any Lender with respect to any Collateral or relating to the Loan Parties; provided, however, nothing herein shall obligate the Loan Parties to provide Administrative Agent or any Lender any privileged information or attorney work product.

Section 5.08 Access to Records. Each Loan Party shall permit (i) officers and designated representatives of the Administrative Agent to visit and inspect each of its properties and (ii) officers and designated representatives of the Administrative Agent to examine and make copies of the books of record and accounts of such Loan Party (provided that such Loan Party shall have the right to be present) and discuss the affairs, finances and accounts of such Loan Party with the chief financial officer, the chief operating officer and the chief executive officer of such Loan Party (subject to reasonable requirements of safety and confidentiality, including requirements imposed by Applicable Law or by contract, provided the Loan Parties will use reasonable efforts to obtain relief from any contractual confidentiality restrictions that prohibit the Administrative Agent or any Lender from obtaining information), in each case, upon reasonable advance notice, and at the expense of, such Loan Party; provided that (i) such Loan Party shall not be required to reimburse the Administrative Agent for more than one (1) inspection per year for each of its properties as long as no Event of Default has occurred and is continuing and (ii) such visits by officers and designated representatives of the Administrative Agent shall not occur more frequently than twice per year for each of its properties as long as no Event of Default has occurred and is continuing.

Section 5.09 Payment of Taxes, Etc. Each Loan Party shall pay and discharge, before the same shall become delinquent: (i) all material Taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might become a Lien (other than a Permitted Lien of the type described in Section 6.03(a)(i)(A)) upon its property; provided that such Loan Party shall not be required to pay or discharge any such Tax, assessment, charge or claim for so long as such Loan Party satisfies the Permitted Contest Conditions in relation to such Tax, assessment, charge or claim.

Section 5.10 Financial Statements; Periodic Reporting Requirements. Each Loan Party shall furnish to the Administrative Agent:

(a) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year, a consolidated balance sheet and related consolidated statements of income, stockholders’ equity and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of income, stockholders’ equity and cash flows shall be accompanied by customary management’s discussion and analysis and audited by the Independent Auditor and accompanied by an opinion of the Independent Auditor (which opinion shall not be qualified as to scope of audit or as to the status of the Borrower or any Subsidiary as a going concern on a consolidated basis, other than with respect to, or resulting from, an upcoming maturity date under any series of indebtedness) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrower of annual reports on Form 10-K (or any successor or comparable form) of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.10(a) to the extent such annual reports include the information specified herein);

(b) as soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related consolidated statements of income and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related consolidated statements of income and cash flows shall be accompanied by customary management’s discussion and analysis and shall be certified by the chief financial officer, treasure, or controller of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q (or any successor or comparable form) of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.10(b) to the extent such quarterly reports include the information specified herein);

(c) promptly after the same are sent (beginning with the first full calendar month after the Closing Date), copies of any monthly reports and financial statements that the Borrower delivers to its Board of Directors, and including (i) an environmental, social and governance report in respect of the applicable fiscal quarter in the form attached hereto as Exhibit D, (ii) a detailed summary of the status of Growth Projects that includes a comparison of actual status of Growth Projects against the applicable Capital Expenditures Plan and Budget, (iii) to the extent included in the monthly report Borrower delivers to its Board of Directors for such month, (x) a comparison of actual financial results, on a monthly basis, against the most recently delivered budget pursuant to Section 4.01(c) or Section 5.10(h), as applicable, and (y) an operating report substantially in the form attached as Exhibit H in respect of the Production Facilities;

(d) at the time of the delivery of the financial statements of the Borrower under Section 5.10(a) and Section 5.10(b) above, a certificate of an Authorized Representative of the Borrower (i) certifying to the Administrative Agent and the Lenders that (A) such financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Borrower and its Subsidiaries on the dates and for the periods indicated in accordance with GAAP, subject, in the case of interim financial statements, to the absence of footnotes and normally recurring year-end adjustments and (B) no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof, and (ii) setting forth the Leverage Ratio (including any calculations thereof) as of the most recently ended fiscal quarter;

(e) [reserved];

(f) within thirty (30) days after each annual policy renewal date, a certificate of an Authorized Representative of the Borrower certifying that the insurance requirements of Section 5.06 have been implemented and are being complied with by the Loan Parties and on or prior to the expiration of each policy required to be maintained pursuant to Section 5.06, certificates of insurance with respect to each renewal policy and each other insurance policy required to be in effect under this Agreement that has not previously been furnished to the Administrative Agent under this Agreement. If at any time requested by the Administrative Agent (acting reasonably), the Borrower shall deliver to the Administrative Agent a duplicate of any policy of insurance required to be in effect under this Agreement;

(g) (i) simultaneously with its delivery to or on behalf of any lender or agent under the ABL Credit Agreement, any reports, certificates, notices, or other information that such Loan Party delivers to or on behalf of such lender or agent (other than immaterial administrative reports and notices); and (ii) within five (5) Business Days after receipt, copies of any reports, certificates, notices, or other information delivered to any Loan Party by or on behalf of any lender or agent under the ABL Credit Agreement (other than immaterial administrative reports and notices);

(h) unless otherwise prohibited by confidentiality obligations, promptly, copies of an annual budget, divided by calendar month, approved by a Loan Party Board of Directors, and any material approved amendments, supplements or modifications to an annual budget that are approved by a Loan Party Board of Directors, in each case, provided in respect of a Loan Party under any Organizational Document;

(i) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any Subsidiary Guarantor files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that notwithstanding the foregoing, the obligations in this Section 5.10(i) may be satisfied so long as such information is publicly available on the SEC’s EDGAR website; and

Section 5.11 Notices. The Loan Parties shall promptly (and in any event within five (5) Business Days) upon an Authorized Representative of any Loan Party obtaining knowledge thereof, give notice to the Administrative Agent of:

(a) details of any change of Applicable Law that would reasonably be expected to have a Material Adverse Effect;

(b) notice received by it with respect to the cancellation of, material adverse change in, or default under, any insurance policy required to be maintained in accordance with Section 5.06;

(c) the filing or commencement of any litigation, investigation, action or proceeding of or before any court, arbitrator or Governmental Authority against or affecting any Loan Party or any of its properties or assets that could reasonably be expected to result in liability to any Loan Party in an aggregate amount exceeding $2,000,000 or be materially adverse to the interests of the Loan Parties;

(d) notice of the occurrence (including correct and complete copies of any written notices received or delivered) of any of the following to the extent such circumstance or event could reasonably be expected to be material and adverse to the Business, taken as a whole, the Pekin Production Facility, the ICP Facility or the Eagle Distribution Center (i) default or event of default under a Material Contract, (ii) event of force majeure, or unplanned shutdown of any Production Facility for more than 72 hours due to anything other than a recurring maintenance requirement, (iv) indemnity claim, (v) dispute, (vi) early termination of a Material Contract, or (vii) amendment of any Material Contract;

(e) any Loan Party entering into an Additional Material Contract (including a correct and complete copy of the applicable fully executed Additional Material Contract);

(f) any Environmental Claim by any Person against, or with respect to the activities of, the Loan Parties or any of their properties, any alleged violation of or non-compliance with any Environmental Laws or any Authorizations required by Environmental Laws applicable to any Loan Party or any of their properties, any Release or threatened Release of Hazardous Materials, or any invalidation or recapture of any Environmental Attributes that, in each case, could reasonably be expected to have a Material Adverse Effect;

(g) the expiration, revocation, rescission, non-renewal, or material modification of any Authorization and the occurrence of any inspections or audits in respect of the Business or the Production Facilities that could reasonably be expected to materially and adversely affect the Business, taken as a whole, the Pekin Production Facility, the ICP Facility or the Eagle Distribution Center;

(h) [Reserved];

(i) the sale, lease, transfer or other Disposition of, in one transaction or a series of transactions, all or any part of its property in excess of $750,000 per individual Disposition or $3,000,000 in the aggregate per annum in the aggregate per annum for all such Dispositions and/or Events of Loss;

(j) the occurrence of any ERISA Event in excess of $500,000, together with a written notice setting forth the nature thereof and the action, if any, that such Loan Party or ERISA Affiliate proposes to take with respect thereto;

(k) the occurrence of a Bankruptcy of any Loan Party;

(l) notice of any Condemnation that could reasonably be expected to materially and adversely affect the Business, taken as a whole, or with respect to the Pekin Production Facility, the ICP Facility or the Eagle Distribution Center;

(m) the occurrence of a Default or Event of Default;

(n) any attempted or successful unauthorized access, use, disclosure, modification, or destruction of information or interference with any Loan Party’s information system operations, data or networks that could reasonably be expected to result in a Material Adverse Effect (a “Cyber-security Incident”) and in connection with any such Cyber-security Incident Borrower shall promptly provide any information reasonably requested by the Administrative Agent, including copies of any notices relating to such Cyber-security Incident provided to customers, employees, Governmental Authorities, or any other Person and any notice, request, claim, complaint, correspondence or other communication received from any Governmental Authority or other Person relating to such Cyber-security Incident;

(o) promptly after Administrative Agent’s request therefor, such other information regarding the business, assets, operations or financial condition of the Loan Parties as the Administrative Agent may reasonably request; and

(p) any amendment, restatement, waiver, or other modification of the terms of the Series B Units (or any other forms of membership interests and/or units, profit-sharing, or participation interests, or other equity interests) or the Series B Certificate of Designations or any request by any Loan Party or any holder of Series B Units for any amendment, restatement, waiver, or other modification of the terms of the Series B Units (or any other forms of membership interests and/or units, profit-sharing, or participation interests, or other equity interests) or the Series B Certificate of Designations.

Section 5.12 Scheduled Calls and Meetings. Upon the request of the Administrative Agent or the Required Lenders (which request, so long as no Event of Default shall have occurred and be continuing, shall not be made more than once during each calendar month), Borrower shall arrange to have a telephonic conference call with the Administrative Agent and Lenders to discuss the matters contained in the various financial statements and reports delivered pursuant to Section 5.10, including the status of the Loan Parties and the affairs, finances and accounts of the Loan Parties, in each case, which telephonic conference call shall be coordinated with the Administrative Agent during normal business hours upon reasonable prior notice to the Lenders.

Section 5.13 Use of Proceeds.

(a) Borrower shall apply the proceeds of the Initial Term Loans in accordance with the Funds Flow Memorandum.

(b) Borrower shall apply the proceeds of any Specified CapEx Loans (i) to fund the Transaction Expenses in connection with such Borrowing, and (ii) to fund Capital Expenditures pursuant to the Capital Expenditures Plan and Budget delivered to the Administrative Agent in connection with such Borrowing.

(c) Borrower shall apply the proceeds of any Incremental Loans (i) to fund the Transaction Expenses in connection with such Borrowing, and (ii) for other permitted uses and arrangements approved pursuant to Section 2.13(a).

(d) The proceeds of the Loans will not be used in violation of Anti-Corruption Laws or applicable Anti-Money Laundering Laws.

Section 5.14 [Reserved].

Section 5.15 Further Assurances. Promptly upon the reasonable request of the Administrative Agent and the Collateral Agent, at the Loan Parties’ expense, the Loan Parties shall execute, acknowledge and deliver documents or instruments reasonably necessary or appropriate to (i) carry out the intent and purpose of the Financing Documents (including filings, recordings or registrations required to be filed in respect of any Security Document or assignment thereto) necessary to maintain, to the extent permitted by Applicable Law, the Collateral Agent’s perfected security interest in the Collateral to the extent and in the priority required pursuant to the Security Documents, and (ii) preserve and maintain the security interests granted under the Security Documents and undertake all actions which are necessary or appropriate to: (a) subject to Permitted Liens, maintain the Collateral Agent’s security interest in the Collateral in full force and effect at all times (including the priority thereof) to the extent required pursuant to the Collateral and Guarantee Requirement, and (b) subject to Permitted Liens, preserve and protect the Collateral and protect and enforce the Loan Parties’ rights and title and the rights of the Collateral Agent and the other Secured Parties to the Collateral, including the making or delivery of all filings and recordations, Mortgages, the payment of all fees and other charges and the issuance of supplemental documentation to the extent required pursuant to the Collateral and Guarantee Requirement.

Section 5.16 Additional Collateral; Additional Subsidiary Guarantors. At the Borrower’s expense, the Loan Parties shall take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) Upon the formation or acquisition of any new wholly owned direct or indirect Subsidiary (including, without limitation, upon the formation of any Subsidiary) of the Borrower:

(i) within sixty (60) days after such formation or acquisition, or such longer period as the Administrative Agent may agree in writing in its discretion, notify the Administrative Agent thereof (including whether such Subsidiary owns, leases or otherwise holds an interest in any Material Real Property) and:

(ii) cause each such Subsidiary to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) a joinder to this Agreement (or supplement thereto, as applicable), Security Agreement supplements, Mortgages, the Intercreditor Agreement and other security agreements and documents (including, with respect to such Mortgages, the documents listed in clause (f) of the definition of “Collateral and Guarantee Requirement”), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the, Security Agreement and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(iii) cause each such Subsidiary (and the parent of each such Subsidiary) to deliver any and all certificates representing Capital Stock (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(iv) take and cause such Subsidiary and each direct or indirect parent of such Subsidiary to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates (to the extent certificated)) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(v) if reasonably requested by the Administrative Agent or the Collateral Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent, Collateral Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 5.16(a) as the Administrative Agent may reasonably request;

(vi) as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property owned, leased or otherwise held by such Subsidiary, any existing title reports, title abstracts, surveys, appraisals or non-privileged Phase I environmental site assessment reports, to the extent available and in the possession of the Loan Parties; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing Phase I environmental site assessment report or appraisal whose disclosure to the Administrative Agent would require the consent of a Person other than the Loan Parties or one of their respective Subsidiaries, where, despite the commercially reasonable efforts of the Loan Parties or their respective Subsidiaries to obtain such consent, such consent cannot be obtained; and

(vii)   if reasonably requested by the Administrative Agent or the Collateral Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i), (ii), (iii) or (iv) or clause (b) below.

(b) (i) Not later than ninety (90) days (or such longer period as the Administrative Agent may agree in writing in its reasonable discretion) after the acquisition by any Loan Party of any Material Real Property as determined by the Borrower (acting reasonably and in good faith) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, cause such property to be subject to a Lien and Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement; and (ii) as promptly as practicable after the reasonable request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each such acquired Material Real Property, any existing title reports, title abstracts, surveys, appraisals or non-privileged Phase I environmental site assessment reports, to the extent available to and in the possession of the Loan Parties or their respective Subsidiaries; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing Phase I environmental site assessment report or appraisal whose disclosure to the Administrative Agent would require the consent of a Person other than the Loan Parties or one of their respective Subsidiaries, where, despite the commercially reasonable efforts of the Loan Parties or their respective Subsidiaries to obtain such consent, such consent cannot be obtained.

Section 5.17 Material Contracts. Each Loan Party shall (i) duly and punctually perform, observe, and enforce all of its material covenants and obligations contained in each Material Contract to which it is a party and (ii) take all reasonable and necessary action to prevent the termination or cancellation of any Material Contract in accordance with the terms of such Material Contract or otherwise (except for the expiration or termination of any Material Contract in accordance with its terms and not as a result of a breach or default thereunder).

Section 5.18 Intellectual Property.

(a) The Loan Parties shall own, or be licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary for the development, construction, start-up, completion, operation and maintenance of the Production Facilities and the Business, in each case, as to which the failure of such Loan Party to so own or be licensed could reasonably be expected to have a Material Adverse Effect, and the use thereof by such Loan Party shall not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) The Loan Parties shall (i) protect, defend and maintain the validity and enforceability of its intellectual property unless Borrower determines in its good faith reasonable business judgment that the protection, defense and maintenance is not in the best interests of Borrower; (ii) promptly advise Administrative Agent in writing of material infringements of Borrower’s intellectual property; and (iii) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Administrative Agent’s prior written consent, unless Borrower determines in its good faith reasonable business judgment that the intellectual property to be abandoned, forfeited or dedicated is not in the best interests of Borrower.

Section 5.19 [Reserved.]

Section 5.20 Certain Post-Closing Obligations.

(a) No later than ninety (90) days after the Closing Date (or such later date as the Administrative Agent shall agree to), the Borrower shall have delivered to the Administrative Agent fully executed copies of amendments to the Intercompany Agreements that are in form and substance reasonably acceptable to the Administrative Agent.

(b) Borrower shall deliver to the Administrative Agent within sixty (60) days following the Closing Date (or such later date as the Administrative Agent shall agree to), the following Direct Agreements, each in form and substance satisfactory to the Administrative Agent:

(i) (A) a Direct Agreement among Alto Magic Valley, LLC, Harvesting Technology, LLC and Administrative Agent with regard to the Engineering, Licensing, and Support Services Agreement, dated September 8, 2021 by and among Alto Magic Valley, LLC and Harvesting Technology, LLC (the “Harvesting Technology Licensing Agreement”);

(ii) a Direct Agreement among 6301 N. Broadway LLC, Eagle Alcohol Company LLC and Administrative Agent with regard to the Second Amended and Restated Standard Office/Warehouse Lease, dated December 11, 2020 by and among 6301 N. Broadway LLC and Eagle Alcohol Company LLC (the “Eagle Lease”) ; and

(iii) a Direct Agreement among Port of Morrow, Pacific Ethanol Columbia, LLC and Administrative Agent with regard to the Port of Morrow Lease, dated April 20, 2006, by and among Port of Morrow and Pacific Ethanol Columbia, LLC (the “Columbia Lease”).

(c) Borrower shall deliver to the Administrative Agent within forty-five (45) days following the Closing Date (or such later date as the Administrative Agent shall agree to), Control Agreements with respect to the Collateral Accounts (other than the Marketing Affiliates Accounts held at Wells Fargo Bank, National Association, which, for the avoidance of doubt, shall be delivered to the Administrative Agent on or prior to the Initial Funding Date), each in form and substance satisfactory to the Administrative Agent.

(d) Borrower shall deliver to the Administrative Agent within ninety (90) days following the Closing Date (or such later date as the Administrative Agent shall agree to), Mortgages and the documents listed in clause (f) of the definition of “Collateral and Guarantee Requirement” with respect to any Material Real Property owned or leased as of the Closing Date.

Section 5.21 Environmental Matters. The Loan Parties shall, (a) in each case to the extent required by Environmental Laws, conduct any investigation, remedial or other corrective action required by Environmental Laws to address Hazardous Materials it or any other Person has Released at, on, under or from any location in accordance with Environmental Laws, except as could not have a Material Adverse Effect; (b) conduct their operations in a manner that will minimize the threat of a Release, except as could not have a Material Adverse Effect; and (c) establish and implement such procedures as may be necessary to continuously determine and assure that the obligations of the Loan Parties under Sections 5.03, 5.04, 5.11 and this Section 5.21 are timely and fully satisfied.

Section 5.22 [Reserved].

Section 5.23 Growth Project Construction.

(a) The Loan Parties will construct, or cause the construction of each Growth Project to be, in all material respects, in accordance with the Capital Expenditures Plan and Budget, Prudent Industry Practices, each Material Contract (to the extent applicable), and Legal Requirements.

(b) The Loan Parties shall cause each Growth Project Milestone to be achieved no later than the date for achieving each Growth Project Milestone set forth in the Capital Expenditures Plan and Budget (or such later date agreed by the Administrative Agent).

Section 5.24 Subsidiary Distributions. Promptly following any event triggering a mandatory prepayment hereunder and otherwise no later than the last Business Day of each calendar month, each Loan Party (other than Borrower) shall distribute to Borrower, an amount equal to (a) all cash and Cash Equivalents held by such Subsidiary that is available to be distributed pursuant to Applicable Law, the Organizational Documents of such Subsidiary and, with respect to the Marketing Affiliates only, the ABL Loan Documents less (b) the aggregate amount of operational expenses reasonably expected to be payable during the immediately succeeding calendar month by such Subsidiary as set forth in the then-current Capital Expenditures Plan and Budget or Board of Director’s approved operating budget for any such Subsidiary.

Article VI
NEGATIVE COVENANTS

Each Loan Party hereby agrees that from the Closing Date and thereafter, in all respects:

Section 6.01 Subsidiaries; Capital Stock Issuances. No Loan Party shall (a) form or have any Subsidiary (other than those Subsidiaries existing on the Closing Date, the Subsidiary Guarantors, Subsidiaries formed or acquired after the Closing Date and required to join this Agreement as a Subsidiary Guarantor pursuant to Section 5.16 within the time limits set forth therein), (b) own, directly or indirectly, or otherwise Control any Capital Rights or Capital Stock, of any other Person (other than those Subsidiaries existing on the Closing Date, the Subsidiary Guarantors, Subsidiaries formed or acquired after the Closing Date and required to join this Agreement as a Subsidiary Guarantor pursuant to Section 5.16 within the time limits set forth therein), (c) after the Closing Date, issue or otherwise amend, supplement, exchange or reclassify (including by contract) any Capital Rights or Capital Stock, other than issuance of shares of common stock that is pledged to the Administrative Agent as Collateral upon issuance thereof (excluding, for purposes of this clause (c), (i) Capital Rights or Capital Stock of Borrower that is issued to employees, officers and directors of Borrower and its Subsidiaries pursuant to an equity incentive plan approved by the Board and (ii) the issuance or amendment of other Capital Rights or Capital Stock of Borrower, provided that, in each case of clauses (i) and (ii), such Capital Rights or Capital Stock (at issuance or by any such amendment, supplement, exchange or reclassification) (x) are not subject to mandatory redemption, redemption at the option of the holder thereof or any other payment or distribution prior to the date that is 91 days after the Maturity Date, (y) do not provide for payments of dividends in cash (scheduled or otherwise) and (z) is not or does not become convertible into or exchangeable for Indebtedness or Capital Rights or Capital Stock described in the foregoing clauses (x) and (y)); provided, nothing herein shall prohibit or limit the issuance of Common Stock of Borrower. No Marketing Affiliate shall form or have any Subsidiary other than, with respect to Kinergy Marketing LLC, Alto Nutrients, LLC and Alto Specialty Products, LLC.

Section 6.02 Indebtedness. No Loan Party shall create, incur, assume or suffer to exist any Indebtedness, other than (without duplication) (each of the following, “Permitted Indebtedness”):

(a) Indebtedness incurred under the Financing Documents;

(b) [Reserved];

(c) (i) current accounts payable not more than ninety (90) days past due or which are being contested in accordance with the Permitted Contest Conditions, interest thereon, regulatory bonds, surety obligations and accrued expenses incurred, in the ordinary course of business and (ii) accounts payable more than ninety (90) days past due in an amount not to exceed $1,000,000 at any one time in the aggregate for all Loan Parties;

(d) Indebtedness between the Loan Parties other than the Marketing Affiliates; provided that all such Indebtedness shall be fully subordinated in priority and payment to the Obligations on terms that are reasonably acceptable to the Required Lenders; provided further that all such Indebtedness shall be pledged to the Collateral Agent as Pledged Debt pursuant to the terms of the Security Agreement;

(e) other Indebtedness that does not constitute debt for borrowed money not to exceed $2,000,000 in the aggregate at any time outstanding for all Loan Parties;

(f) (i) Indebtedness associated with bonds or other surety obligations required by Governmental Authorities in connection with the operation of the business of Loan Parties in the ordinary course of business and (ii) reimbursement obligations with respect to letters of credit issued to support such Indebtedness, such reimbursement obligations, in each case not to exceed $2,000,000 in the aggregate;

(g) obligations in respect of rights-of-way, easements and servitudes, in each case, to the extent permitted hereunder;

(h) Indebtedness incurred by the Marketing Affiliates (and guarantees by Loan Parties of such Indebtedness) under and in accordance with the ABL Credit Agreement (as in effect on the Closing Date) or any Permitted Refinancing thereof; provided that such Indebtedness shall not exceed $100,000,000 in the aggregate at any time outstanding; provided further, that no such Indebtedness or any Permitted Refinancing thereof shall be held by a lender that is not a national bank or federal savings association that is chartered and regulated by the Office of the Comptroller of the Currency;

(i) Indebtedness incurred by any Loan Party (other than the Marketing Affiliates) in connection with an Investment or any Disposition expressly permitted hereunder, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earn outs) or other similar adjustments in an aggregate amount not to exceed $5,000,000 at any one time;

(j) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;

(k) Indebtedness listed on Schedule 6.02;

(l) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards or other similar cash management services, in each case, incurred in the ordinary course of business;

(m) Indebtedness in an amount not to exceed $25,000,000 in the aggregate consisting of (i) any operating leases that would not constitute capital leases for purposes of GAAP as in effect prior to the implementation of ASC 842, and any replacements thereof, and (ii) any Capital Lease Obligations relating to capital leases (or similar arrangement conveying the right to use) that would have been treated as a capital lease for purposes of GAAP as in effect prior to the implementation of ASC 842, provided that such Capital Lease Obligations do not exceed $10,000,000 in the aggregate; and

(n) Swap Obligations incurred in connection with commodity hedging transactions permitted by Section 6.14.

Section 6.03 Liens, Etc. No Loan Party shall create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties of any character (including accounts receivables) whether now owned or hereafter acquired, or assign any accounts or other right to receive income, other than (without duplication) (each of the following, a “Permitted Lien” and collectively, the “Permitted Liens”):

(a) with respect to any property (other than Capital Stock), any of the following:

(i) Liens arising by reason of:

(A) taxes, assessments or governmental charges either secured by a bond or which are not yet due or payable, or which are being contested pursuant to the Permitted Contest Conditions;

(B) security, pledges or deposits in the ordinary course of business for payment of workmen’s compensation or unemployment insurance or other types of social security benefits;

(C) licenses of trademarks, tradenames, copyrights, patents and other intellectual property granted in the ordinary course of business; and

(D) good faith deposits or pledges incurred or created in connection with or to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), or leases entered into in the ordinary course of business or under Applicable Law.

(ii) Liens of mechanics, carriers, landlords, warehousemen, materialmen, laborers, repairmen’s, employees or suppliers or any similar Liens arising by operation of law incurred in the ordinary course of business with respect to obligations which are not due or, which are adequately bonded, and which are being contested pursuant to the Permitted Contest Conditions;

(iii) Liens arising out of judgments, orders or awards that have been adequately bonded, are fully covered by insurance (subject to a customary deductible) or with respect to which a stay of execution has been obtained pending an appeal or proceeding for review pursuant to the Permitted Contest Conditions;

(iv) Liens arising with respect to zoning restrictions, easements, leases, subleases, licenses, sublicenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which, individually or in the aggregate, do not materially detract from the value of the affected property and do not materially interfere with the ordinary conduct of the business of such Loan Party and any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessee, licensee, sublessee or sublicensee thereunder;

(v) Liens or the interests of lessors to secure Capital Lease Obligations permitted under Section 6.01(m)(ii); provided that such Lien encumbers only the specific goods or equipment so purchased or financed and proceeds thereof;

(vi) Liens arising under ERISA and Liens arising under the Code with respect to an employee pension benefit plan (as defined in Section 3(2) of ERISA) that do not constitute an Event of Default under Section 7.01(i);

(vii)   Liens created under the Security Documents;

(viii) Liens or pledges of deposits of cash, in an amount not to exceed $2,000,000 in the aggregate, securing (A) bonds or other surety obligations entered into in the ordinary course of business or under Applicable Law and (B) reimbursement obligations with respect to letters of credit to the extent permitted under Section 6.02(f);

(ix) Liens on brokerage accounts, commodities accounts, or pledges of deposit of cash or cash equivalents securing commodity hedging transactions permitted by Section 6.14; provided, that the aggregate value of collateral securing such Swap Obligations shall not exceed (x) the amount of any margin requirements necessary to maintain such hedging transactions permitted by Section 6.14, plus (y) $5,000,000;

(x) (A) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, in each case, granted in the ordinary course of business in favor of such creditor depositary institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower to provide collateral to the depository institution and (B) Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(xi) Liens or pledges of deposits of cash securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers or property, casualty or liability insurance in the ordinary course of business;

(xii)   Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of obligations of the Loan Parties secured thereby does not exceed $2,000,000 at any one time;

(xiii) subject to the Intercreditor Agreement, Liens on the ABL Collateral arising under the ABL Security Documents so long as the aggregate outstanding obligations secured under such ABL Security Documents does not exceed the amount permitted pursuant to Section 6.02(h);

(xiv) Liens granted in the ordinary course of business to any Person providing property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries, to the extent the financing is permitted under Section 6.02 and so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(xv)    Liens that extend, renew or replace in whole or in part a Lien referred to above; and

(xvi) Liens listed on Schedule 6.03; and

(b) with respect to any Capital Stock, any of the following:

(i) Liens arising from the Organizational Documents of the issuer thereof;

(ii) restrictions on transfer, sale, disposition, pledge or hypothecation under applicable securities laws;

(iii) Liens arising under the Security Documents; and

(iv) subject to the Intercreditor Agreement, Liens on the ABL Collateral arising under the ABL Security Documents so long as the aggregate outstanding obligations secured under such ABL Security Documents does not exceed the amount permitted pursuant to Section 6.02(h);

Section 6.04 Investments, Advances, Loans. Each Loan Party shall not make any advance, loan or extension of credit to, or make any acquisitions of or Investments (whether by way of transfers of property, contributions to capital, acquisitions of stock, securities, evidences of Indebtedness or otherwise) in, or purchase any stock, bonds, notes, debentures or other securities of, any other Person, other than:

(a) Investments in any other Loan Party (other than the Marketing Affiliates);

(b) (i) Cash Equivalents and (ii) the investments, if any, made by, or with the consent of, the Administrative Agent under, and in accordance with, any Control Agreement with respect to the amounts on deposit in the applicable Collateral Account subject to such Control Agreement;

(c) extensions of trade credit in the ordinary course of business to Persons other than Loan Parties to the extent otherwise permitted under the Financing Documents;

(d) with respect to any Loan Parties (other than the Marketing Affiliates), any acquisition of all or substantially all the assets of a Person, or any Capital Stock in a Person that becomes a Subsidiary Guarantor (provided such Person becomes a Subsidiary Guarantor within the time limits set forth in Section 5.16 to the extent required thereunder), in a single transaction or series of related transactions, if immediately after giving effect thereto: (a) no Event of Default shall have occurred and be continuing prior to or as a result of such acquisition, (b) any acquired or newly formed Subsidiary Guarantor shall not be liable for any Indebtedness, (c) to the extent required by the Collateral and Guarantee Requirement, (i) the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral, (ii) any such newly created or acquired Subsidiary shall become a Guarantor, in each case, in accordance with Section 5.16 and (iii) such acquisition is funded by (i) Retained Excess Cash Flow, (ii) the proceeds of any cash equity contribution to the common equity of Borrower, or (iii) Capital Stock of the Borrower;

(e) Investments received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(f) Guarantees by any Loan Parties (other than the Marketing Affiliates) of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(g) Investments of any Loan Party (other than the Marketing Affiliates) consisting of Capital Expenditures expressly permitted under Section 6.16;

(h) Investments of any Loan Party (other than the Marketing Affiliates) in respect of lease, utility and other similar deposits in the ordinary course of business;

(i) Investments of any Loan Party consisting of hedging transactions as permitted by Section 6.14;

(j) Investments listed on Schedule 6.04;

(k) any other Investment in an aggregate amount not to exceed $2,000,000 at any time outstanding; and

(l) Investments funded solely with Retained Excess Cash Flow; provided that no Investments made pursuant to this Section 6.04(l) shall create obligations or alter any Loan Party’s operations in a manner that could reasonably be expected to materially impair or interfere with the Business; provided, further that Investments funded solely with Retained Excess Cash Flow for purposes of Capital Expenditures at a Marketing Affiliate shall not exceed $5,000,000 in the aggregate.

Section 6.05 Principal Place of Business; Business Activities.

(a) Each Loan Party shall not change its principal place of business and shall not maintain any place of business outside of the state in which it maintains any place of business on the date hereof unless it has given at least thirty (30) days’ prior notice thereof to the Administrative Agent and the Collateral Agent, and each Loan Party has taken all steps then required pursuant to the Security Documents to ensure the maintenance and perfection of the security interests created or purported to be created thereby. Each Loan Party shall maintain at its principal place of business originals or copies of its principal books and records.

(b) Each Loan Party shall not engage at any time in any business or business activity other than any business or business activity conducted by it on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

Section 6.06 Restricted Payments. None of the Loan Parties shall declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Loan Party may make Restricted Payments to the Borrower, and other Loan Parties (other than the Marketing Affiliates);

(b) each Marketing Affiliate may make Restricted Payments to any other Marketing Affiliate and to the Borrower, to the extent permitted under the ABL Credit Agreement;

(c) any Restricted Payment (other than to any of the Marketing Affiliates); provided the Restricted Payment Conditions are satisfied;

(d) to the extent constituting Restricted Payments, the Loan Parties may enter into and consummate transactions expressly permitted by Section 6.08;

(e) each Loan Party may (a) pay cash in lieu of fractional Capital Stock in connection with any dividend, split or combination thereof or any acquisition permitted under Section 6.04 and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms; provided, however, that, for the avoidance of doubt, dividends and distributions to any holder of Series B Units (or any other forms of membership interests and/or units, profit sharing, or participation interests, or other equity interests held by any holder of Series B Units or any Affiliate thereof) under the Series B Certificate of Designations shall not be permitted pursuant to this Section 6.06(e);

(f) so long as the Restricted Payment Conditions are satisfied, Borrower may make quarterly dividend distributions on the Series B Units on each Quarterly Date after paying amounts due under this Agreement on such date in full, in an aggregate amount not to exceed $1,250,000 in any fiscal year; and

(g) so long as no Event of Default exists or would result therefrom, repurchases of Borrower’s Capital Stock in an amount not to exceed $4,000,000 in the aggregate after the Closing Date.

Section 6.07 Use of Proceeds. Each Loan Party shall not use or transfer any part of the proceeds of the Loans, directly or indirectly (i) to or for the benefit of any Sanctioned Person, (ii) in violation of the Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, or (iii) to offer or make payments or to take any other action that would constitute a violation, or implicate any Lender, Administrative Agent, Collateral Agent or their respective Affiliates in a violation, of Anti-Corruption Laws, Sanctions, or Anti-Money Laundering Laws.

Section 6.08 Fundamental Changes. None of the Loan Parties shall reorganize into a new jurisdiction, merge, dissolve, liquidate, consolidate with or into another Person or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) (including, in each case, pursuant to a Delaware LLC Division (or any comparable event under a different jurisdiction’s laws)) to or in favor of any Person, except that:

(a) any Subsidiary Guarantor may merge, amalgamate or consolidate with (i) the Borrower (but only to the extent that no Loan Party reorganizes into a new jurisdiction as the result of such merger, amalgamation, or consolidation); provided that the Borrower shall be the continuing or surviving Person and such merger does not result in the Borrower ceasing to be a corporation organized under the Laws of the United States, any state thereof or the District of Columbia or (ii) one or more other Loan Parties (other than the Marketing Affiliates);

(b) (i) any Subsidiary Guarantor may liquidate or dissolve or may change its legal form (x) if the Borrower determines in good faith that such action is in the best interest of the Loan Parties and if not materially disadvantageous to the Lenders and (y), any assets or business not otherwise disposed of or transferred in accordance with Section 6.09 or, in the case of any such business, discontinued, shall be transferred to otherwise owned or conducted by another Loan Party (other than any Marketing Affiliate) after giving effect to such liquidation or dissolution;

(c) any Subsidiary Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party (other than any Marketing Affiliate);

(d) so long as no Event of Default exists or would immediately result therefrom (in the case of a merger involving a Loan Party), any Subsidiary Guarantor may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Loan Party (other than any Marketing Affiliate), which together with each of its Subsidiaries, shall have complied with the requirements of Section 5.16; and

(e) any Subsidiary Guarantor may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 6.09.

Section 6.09 Dispositions. The Loan Parties shall not directly or indirectly, make any Disposition, except:

(a) Dispositions of property that is obsolete or no longer used or useful in the conduct of the business of the Loan Parties;

(b) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) all of the proceeds of such Disposition are promptly applied to the purchase price of such replacement property, in each case, provided that such replacement property is of reasonably comparable value or usefulness to the business of the Loan Parties as a whole, as determined in good faith by the Borrower;

(c) Dispositions of property to the Borrower or any Loan Party (other than any Marketing Affiliate) and Dispositions required to comply with the Intercompany Agreements;

(d) to the extent constituting Dispositions, transactions permitted by Section 6.03, Section 6.04, Section 6.06, and Section 6.08);

(e) Dispositions, liquidations or use of Cash Equivalents;

(f) leases or subleases, in each case in the ordinary course of business;

(g) with respect to any Loan Parties other than the Marketing Affiliates, Dispositions of property not to exceed $5,000,000 individually and $25,000,000 during the term of this Agreement; provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would immediately result from such Disposition and (ii) the Loan Parties shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; and

(h) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business.

provided that any Disposition of any property pursuant to Section 6.09(b) and (g) shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Borrower in good faith.

Section 6.10 Accounting Changes. Each Loan Party shall not change its fiscal year.

Section 6.11 Amendment or Termination of Material Contracts; Other Restrictions on Material Contracts. No Loan Party shall: (a) without the prior written consent of the Administrative Agent, directly or indirectly amend, modify, supplement or grant a consent, approval or waiver under, or permit or consent to the amendment, modification, supplement, consent, approval or waiver of any provision of any Material Contract unless, in the case of any amendment or modification, such amendment or modification is not material in nature (it being acknowledged and agreed that any amendment, waiver, or other modification to terms with respect to the amount, calculation or timing of payments, or the term, of any Intercompany Agreement shall be deemed to be material in nature); (b) directly or indirectly transfer, terminate, cancel or permit or consent to the transfer, termination or cancellation of any Intercompany Agreement (including by exercising any contractual option to terminate, or failing to exercise any contractual option to extend); (c) directly or indirectly transfer, terminate, cancel or permit or consent to the transfer, termination or cancellation of any Material Contract (including by exercising any contractual option to terminate, or failing to exercise any contractual option to extend), except, in each case, (i) in the event that the Loan Parties’ obligations under such Material Contract have been fulfilled, or (ii) in the event that the term of such Material Contract has expired, terminated or not been extended in accordance with its terms; or (d) enter into an Additional Material Contract, unless, (i) with respect to any other Additional Material Contract, such Additional Material Contract could not reasonably be expected to be materially adverse to the Loan Parties, the Business, any Production Facility or the Lenders, and (ii) with respect to any Additional Material Contract entered into by a Marketing Affiliate, is in form and substance reasonably acceptable to the Administrative Agent.

Section 6.12 Transactions with Affiliates. No Loan Party shall, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions among (i) the Loan Parties as of the Closing Date and set forth on Part A of Schedule 6.12 and (ii) the Loan Parties other than the Marketing Affiliates, (b) on terms substantially as favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) Indebtedness permitted under Section 6.02(d), Restricted Payments permitted under Section 6.06, and Investments permitted under Section 6.04(a) or (f), (d) employment and severance arrangements between the Loan Parties and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans, equity incentive plans and employee benefit plans and arrangements in the ordinary course of business, (e) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Loan Parties in the ordinary course of business to the extent attributable to the ownership or operation of the Loan Parties and (f) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 3.24 or any amendment thereto to the extent such an amendment is not adverse to the Lenders or any Agent and could not reasonably be expected to cause a Material Adverse Effect.

Section 6.13 Hazardous Materials. Each Loan Party will not cause any Releases of Hazardous Materials at, on, under or from any of the Production Facilities except to the extent such Release is in compliance in all respects with all Applicable Laws, including Environmental Laws, and applicable insurance policies, and could not reasonably be expected to have a Material Adverse Effect.

Section 6.14 No Speculative Transactions. No Loan Party shall engage in any transaction involving commodity options or futures contracts or any similar speculative transactions (including take-or-pay contracts), in each case except in accordance with Borrower’s hedging program as approved by Borrower’s Board of Directors and the Administrative Agent from time to time.

Section 6.15 Change of Auditors. No Loan Party shall, without the prior written consent of the Administrative Agent, change its Independent Auditor to an Independent Auditor other than an independent registered public accounting firm of nationally recognized standing.

Section 6.16 Capital Expenditures and Capital Expenditures Plan and Budget.

(a) The Loan Parties (other than the Marketing Affiliates) shall not incur any Capital Expenditures other than (i) Maintenance Capital Expenditures, (ii) Capital Expenditures for Growth Projects in accordance with the Capital Expenditures Plan and Budget, (iii) Capital Expenditures in an aggregate amount not to exceed $5,000,000, (iv) Capital Expenditures funded with Retained Excess Cash Flow, and (v) any other Capital Expenditures related to repair or replacement of an asset following an Event of Loss. The Marketing Affiliates shall not incur any Capital Expenditures other than Capital Expenditures funded with Retained Excess Cash Flow not in excess of $5,000,000 in the aggregate.

(b) If the Loan Parties wish to incur Capital Expenditures for any growth or expansion project that has not previously been approved as a “Growth Project”, the Loan Parties shall deliver to the Administrative Agent a detailed description of such proposed project, together with an updated Capital Expenditures Plan and Budget taking into account such proposed project, and any other information reasonably requested by the Administrative Agent. The Loan Parties agree to consider in good faith any changes requested by the Administrative Agent (in consultation with the Lenders’ independent engineer) to such proposed project and/or the related updates to the Capital Expenditures Plan and Budget. If the Administrative Agent consents in writing to such proposed project, it shall be deemed to be a “Growth Project” for all purposes under this Agreement and the Financing Documents and the updated Capital Expenditures Plan and Budget (as amended to reflect any requested changes) shall be deemed to be the “Capital Expenditures Plan and Budget” for all purposes under this Agreement and the Financing Documents.

(c) Except as otherwise permitted under Section 6.16(b), no Loan Party shall amend supplement or modify the Capital Expenditures Plan and Budget without the prior written consent of the Administrative Agent (not to be unreasonably withheld).

(d) No Loan Party shall incur Capital Expenditures for Growth Projects, or agree to any change orders or other amendments to Material Contracts that would cause Capital Expenditures for Growth Projects to be incurred, in excess of the amount budgeted therefor in the then-current Capital Expenditures Plan and Budget by more than fifteen percent (15%) in the aggregate with respect to any Growth Project or more than fifteen percent (15%) in the aggregate with respect to all Growth Projects.

Section 6.17 ERISA. No Loan Party or ERISA Affiliate shall (i) maintain or become obligated to contribute to any Pension Plan or Multiemployer Plan other than those disclosed on Schedule 3.18(a), (ii) engage in any material non-exempt “prohibited transaction” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code), (iii) terminate any Pension Plan where such event could result in (x) any liability to any Loan Party or ERISA Affiliate or (y) the imposition of a Lien on the property of any Loan Party or ERISA Affiliate, (iv) incur any withdrawal liability to any Multiemployer Plan, (v) fail to promptly notify the Administrative Agent of the occurrence of any ERISA Event, (vi) fail to materially comply with the terms of, or the requirements of ERISA, the Code or other Applicable Laws with respect to any Plan or Multiemployer Plan, (vii) fail to meet or permit any Pension Plan to fail to meet any funding requirement under ERISA and the Code, without regard to any waivers or variances, or (viii) cause a representation or warranty in Section 3.18 to cease to be true and correct, except in each case to the extent that any such obligation or liability could not, individually or in the aggregate, reasonably be expected to result in liability in excess of $2,000,000.

Section 6.18 Amendments of Organizational Documents; ABL Loan Documents.

(a) No Loan Party shall amend its certificate of formation or incorporation or bylaws or limited liability company agreement or other Organizational Documents other than amendments that could not be reasonably expected to (i) cause a Material Adverse Effect or (ii) materially and adversely impact the rights of the Lenders and the Agents under the Financing Documents. No Marketing Affiliate shall amend its certificate of formation or incorporation or bylaws or limited liability company agreement or other Organization Documents other than amendments that are permitted in accordance with the ABL Loan Documents.

(b) The Marketing Affiliates shall:

(i) not agree to any amendment, amendment and restatement, supplement or other modification to, or grant any consent or waiver under, any ABL Loan Documents in a manner that is adverse in any material respect to the Secured Parties without the prior written consent of the Administrative Agent; and

(ii) make all payments under any Intercompany Agreements on a timely basis in accordance with the terms thereof, on or before the date on which such payments are due.

Section 6.19 Accounts. No Loan Party shall open, maintain or instruct any other Person to open any bank accounts other than (a) with respect to the Marketing Affiliates only, the Marketing Affiliate Accounts and (b) with respect to any other Loan Parties (i) Collateral Accounts and (ii) Excluded Accounts.

Article VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (each, an “Event of Default, and collectively, the “Events of Default”) shall occur:

(a) Borrower shall fail to pay any principal or premium (including the Prepayment Premium, if any) of any Loan when and as the same shall become due and payable, whether at the due date thereof or, in the case of payments of principal due pursuant to Section 2.05(b), at a date fixed for prepayment thereof;

(b) Borrower shall fail to pay, when the same shall be due and payable, (i) any interest on any Loan and such failure is not cured within five (5) Business Days or (ii) any fee or any other amount (other than an amount referred to in clause (a) or (b)(i) of this Section) payable under this Agreement or under any other Financing Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made by or deemed made by any Loan Party in this Agreement or any other Financing Document, or in any certificate or other document furnished to any Secured Party by or on behalf of such Loan Party in accordance with the terms hereof or thereof shall prove to have been incorrect in any material respect as of the time made or deemed made, confirmed or furnished;

(d) any Loan Party shall fail to observe or perform any covenant or agreement, as applicable, contained in:

(i) Section 5.01 (as to existence as set forth in clause (a) thereof), Section 5.11(m), Section 5.13, Article VI, or Article IX;

(ii) (A) Section 5.10(a), Section 5.10(b), or Section 5.23(b), and such failure has continued unremedied for a period of ten (10) Business Days, or (B) Section 5.06(a), and such failure has continued unremedied for a period of fifteen (15) Business Days; or

(iii) Section 5.10(f) and such failure has continued unremedied for thirty (30) days;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Financing Document (other than those specified in clause (a), (b), (c) or (d) of this Section) and such failure shall continue unremedied for a period of thirty (30) days; provided that, if (A) such failure is not reasonably susceptible to cure within such thirty (30) days, (B) such Loan Party is proceeding with diligence and good faith to cure such Default and such Default is susceptible to cure and (C) the existence of such failure has not resulted in a Material Adverse Effect, such thirty (30) day period shall be extended as may be necessary to cure such failure, such extended period not to exceed sixty (60) days in the aggregate (inclusive of the original thirty (30) day period);

(f) a Bankruptcy occurs with respect to any Loan Party;

(g) a final non-appealable judgment or order for the payment of money is entered against any Loan Party in an amount exceeding $3,500,000 (exclusive of judgment amounts covered by insurance or bond where the insurer or bonding party has admitted liability in respect of such judgment), and such judgment remains unsatisfied without any procurement of a stay of execution for a period of sixty (60) days or more after the date of entry of judgment;

(h) (i) any Security Document (A) is revoked, terminated or otherwise ceases to be in full force and effect (except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder)), or the enforceability thereof shall be challenged in writing by any Loan Party, (B) ceases to provide (to the extent permitted by law and to the extent required by the Financing Documents) a first priority perfected Lien or second priority perfected Lien, as applicable on the assets purported to be covered thereby in favor of the Collateral Agent, free and clear of all other Liens (other than Permitted Liens), or (C) becomes unlawful or is declared void or (ii) any Financing Document (A) is revoked, terminated or otherwise ceases to be in full force and effect (except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder)), or (B) becomes unlawful or is declared void; or

(i) (i) an ERISA Event has occurred which, either individually or in the aggregate, could reasonably be expected to result in liabilities in excess of $3,500,000; (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment, or series of installment payments, with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, which has resulted or could reasonably be expected to result in liabilities in excess of $3,500,000;

(j) a Change of Control has occurred;

(k) an uninsured Event of Loss, or a Condemnation, in each case in an amount exceeding $3,500,000, shall occur;

(l) an Event of Abandonment shall occur with respect to the Pekin Production Facility, the Eagle Distribution Center or the ICP Facility;

(m) any Loan Party shall (i) default in making any payment of any principal, interest or premium of any Indebtedness (excluding the Loans and other Obligations) on the scheduled or original due date with respect thereto, in each case, beyond any grace periods applicable thereto; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (excluding the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case, beyond any grace periods applicable thereto, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with or without the giving of notice, the lapse of time or both, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee) to become payable; provided that a default, event or condition described in clause (i) or (ii) of this clause (m) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this clause (m) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $3,500,000; provided, that clause (ii) of this clause (m) will not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder;

(n) any Loan Party shall default in the observance or performance of any agreement or condition relating to the Board Observer Rights Agreement or the Registration Rights Agreement beyond any grace periods applicable thereto; or

(o) any “Event of Default” shall have occurred under the ABL Credit Agreement (as such term is defined as of the Closing Date) and such Event of Default shall not have been waived by the requisite lenders under the ABL Credit Agreement necessary to waive such Event of Default;

then, and in every such event (other than an event with respect to a Loan Party described in clause (f) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may by notice to Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately; and (ii) declare the Loan and all other amounts due under the Financing Documents (including the Prepayment Premium (in each case, determined as if the Loans were paid in full at the time of such acceleration at the option of the Borrower)) then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder or under the Financing Documents (including the Prepayment Premium), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to a Loan Party described in clause (f) of this Section, the Commitments shall automatically terminate and the principal of the Loan then outstanding, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder and under the Financing Documents (including the Prepayment Premium (in each case, determined as if the Loans were paid in full at the time of such acceleration at the option of the Borrower)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and during the continuance of any Event of Default, in addition to the exercise of remedies set forth in clause (i) and clause (ii) above, each Secured Party shall be, subject to the terms of the Security Documents, entitled to exercise the rights and remedies available to such Secured Party under and in accordance with the provisions of the other Financing Documents to which it is a party or any Applicable Law.

Article VIII

THE AGENTS

Section 8.01 Appointment and Authorization of the Agents.

(a) Each of the Lenders hereby irrevocably appoints each Agent to act on its behalf as its agent hereunder and under the other Financing Documents and authorizes each Agent in such capacity, to take such actions on its behalf and to exercise such powers as are delegated to it by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Agent, by executing this Agreement, hereby accepts such appointment. The provisions of this Article are solely for the benefit of the Agents and the Lenders (other than the express rights of Borrower under Section 8.07), and none of the Loan Parties shall have rights as a third party beneficiary of any of such provisions.

(b) Each Agent is hereby authorized to execute, deliver and perform each of the Financing Documents to which such Agent is intended to be a party. Each Agent hereby agrees, and each Lender hereby authorizes such Agent, to enter into the amendments and other modifications of the Security Documents (subject to Section 10.02(b)). In addition, prior to the Payment in Full of the Term Loan Debt, without further written consent or authorization from the Lenders, the Collateral Agent may execute any documents or instruments necessary in connection with a sale or disposition of assets permitted by this Agreement and permitted by the applicable Security Documents, to release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the requisite Lenders have otherwise consented.

Section 8.02 Rights as a Lender. Each Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any of Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 8.03 Duties of Agent; Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Financing Documents. All communications, notices, financial statements, projections, reports and other information received by any Agent in relation to Financing Documents must be provided to each Lender within one (1) Business Day after receipt. Without limiting the generality of the foregoing, no Agent (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that such Agent is required to exercise, and (c) shall, except as expressly set forth herein and in the other Financing Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by the financial institution serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Lenders or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable decision. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Section 8.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Delegation of Duties. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of Section 8.03 and Section 8.04 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities as well as activities as each Agent.

Section 8.06 Withholding of Taxes by the Administrative Agent; Indemnification. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Taxes. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Taxes from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Taxes ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall promptly indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Taxes or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Person (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Person’s failure to comply with the provisions of Section 10.04(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Person, in each case, that are payable or paid by the Administrative Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 8.06.

Section 8.07 Resignation of Agent. Each Agent may resign at any time upon thirty days’ notice by notifying the Lenders and Borrower, and any Agent may be removed at any time by the Required Lenders (with a prior written notice to Borrower). Upon any such resignation or removal, the Required Lenders shall have the right, with the consent of Borrower (such consent not to be unreasonably withheld), to appoint a successor Agent. If no successor shall have been so appointed by the Required Lenders and approved by Borrower and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation or after the Administrative Agent’s removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender with an office in New York, New York, an Affiliate of a Lender or a financial institution with an office in New York, New York having a combined capital and surplus that is not less than $250,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Agent and the retiring Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 8.07). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the Agent’s resignation or removal hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

Section 8.08 Non-Reliance on Agent or Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent, the Affiliates of any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Affiliates of any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.09 No Other Duties; Etc. The parties agree that neither the Administrative Agent nor the Collateral Agent shall have any obligations, liability or responsibility under or in connection with this Agreement and the other Financing Documents and that none of the Agents shall have any obligations, liabilities or responsibilities except for those expressly set forth herein and in the other Financing Documents. The Collateral Agent shall have all of the rights (including indemnification rights), powers, benefits, privileges, exculpations, protections and immunities granted to the Collateral Agent under the other Financing Documents, all of which are incorporated herein mutatis mutandis.

Section 8.10 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Collateral Agent and each of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more employee benefit plans (as defined in Section 3(2) of ERISA) in connection with the Loans or the Commitments;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of ERISA Section 406 and Code Section 4975, such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless Section 8.10(a)(i) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in Section 8.10(a)(iv), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Collateral Agent and each of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that none of the Administrative Agent, the Collateral Agent or their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Financing Document or any documents related to hereto or thereto).

Article IX

GUARANTEE

Section 9.01 Guarantee.

(a) Guarantee. Each Subsidiary Guarantor hereby unconditionally and irrevocable, jointly and severally with the other Subsidiary Guarantors guarantees, as a primary obligor and not merely as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the Obligations. The Subsidiary Guarantor hereby jointly and severally agree that if the Borrower or other Subsidiary Guarantor shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Obligations, the Subsidiary Guarantor will promptly pay the same in cash, without any presentment, demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at stated maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b) Obligations Unconditional. The obligations of the Subsidiary Guarantor under Section 9.01(a) shall constitute a guarantee of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Obligations of the Borrower or other Subsidiary Guarantor under the Financing Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Subsidiary Guarantor (except for the occurrence of the Payment in Full of Term Loan Debt). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Subsidiary Guarantors, to the extent permitted by applicable Law, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any Financing Document, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted (other than the occurrence of the Payment in Full of Term Loan Debt);

(iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect (including, without limitation, any increase in the Obligations resulting from the extension of additional credit to any Loan Party or otherwise), or any right under the Financing Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Obligations or except as permitted pursuant to Section 9.04 any security therefor shall be taken, held, enforced, waived, sold, released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, any Lender, Agent or other Secured Party as security for any of the Obligations shall fail to be perfected;

(v) any defense arising by reason of any disability or other defense of the Borrower or any other Subsidiary Guarantor (other than a defense of the occurrence of the Payment in Full of Term Loan Debt), or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other Subsidiary Guarantor with respect to all or any part of the Obligations (other than Payment in Full of Term Loan Debt);

(vi) any defense based on any claim that such Subsidiary Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Subsidiary Guarantor;

(vii)   the benefit of any statute of limitations affecting such Subsidiary Guarantor’s liability hereunder;

(viii) any benefit of and any right to participate in any security now or hereafter held by any Secured Party;

(ix) the release of any other Subsidiary Guarantor pursuant to Section 9.04; or

(x) any other circumstance or any existence of or reliance on any representation by any Agent, any Secured Party or any other Person, that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower, any other Subsidiary Guarantor or any other guarantor or surety (other than the occurrence of the Payment in Full of Term Loan Debt).

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under Section 9.01(a) or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Obligations. The Subsidiary Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Obligations and notice of or proof of reliance by any Secured Party upon this Article IX or acceptance of this Article IX, and the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Article IX, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Article IX. This Article IX shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Subsidiary Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Article IX shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Subsidiary Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders and their respective successors and assigns, notwithstanding that from time to time during the term of this Article IX there may be no Obligations outstanding.

(c) Reinstatement. The obligations of the Subsidiary Guarantor under Section 9.01(a) shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization or otherwise.

(d) Subrogation. Upon payment by any Subsidiary Guarantor of any sums to the Administrative Agent as provided above, all rights of such Subsidiary Guarantor against the Borrower or any other Subsidiary Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Section 9.03; provided, however, that each Subsidiary Guarantor hereby agrees that until the Payment in Full of Term Loan Debt, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 9.01(a), whether by subrogation, contribution, reimbursement, indemnity or otherwise, against the Borrower or any other Subsidiary Guarantor of any of the Obligations or any security for any of the Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.02(d) shall be subordinated to such Loan Party’s Obligations on terms that are reasonably acceptable to the Administrative Agent. If any amount shall be paid to any Subsidiary Guarantor on account of such rights of subrogation, contribution, reimbursement, indemnity or otherwise at any time prior to the Payment in Full of Term Loan Debt (subject to Section 9.01(c)), such amount shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall promptly be paid to the Administrative Agent to be credited and applied upon and against the Obligations, to the extent then matured, in accordance with the terms of the relevant Financing Documents or, to the extent not then matured or existing, be held by the Administrative Agent as collateral security for such Obligations.

(e) Remedies. The Subsidiary Guarantor jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable upon an Event of Default as provided in Section 7.01(f) (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 7.01(f) for purposes of Section 9.01(a), notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable)) as against any Subsidiary Guarantor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by any Subsidiary Guarantor) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 9.01(a).

(f) Guarantee of Payment; Continuing Guarantee. Each Subsidiary Guarantor further agrees that its guarantee under this Article IX constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual of collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, the Collateral Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent, the Collateral Agent or any other Secured Party in favor of the Borrower, any other party, or any other Person. Subject to the provisions of this Article IX, each Subsidiary Guarantor agrees that its guarantee under this Article IX is a continuing guarantee and shall apply to all Obligations whenever arising.

(g) Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in its guarantee under this Article IX constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

(h) General Limitation on Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 9.01(a) would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 9.01(a), then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 9.02(b)) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(i) Information. Each Subsidiary Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that each Subsidiary Guarantor assumes and incurs under this Article IX, and agrees that none of any Agent or any Lender shall have any duty to advise any Subsidiary Guarantor of information known to it regarding those circumstances or risks.

Section 9.02 Indemnity, Subrogation and Subordination.

(a) Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Subsidiary Guarantors may have under applicable law (but subject to Section 10.03, the Borrower agrees that (i) in the event a payment in respect of any obligation shall be made by any Subsidiary Guarantor under this Agreement, the Borrower shall indemnify such Subsidiary Guarantor for the full amount of such payment and such Subsidiary Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (ii) in the event any assets or other property of any Subsidiary Guarantor shall be sold pursuant to any Financing Document to satisfy in whole or in part an Obligation owed to any Secured Party, the Borrower shall indemnify such Subsidiary Guarantor in an amount equal to the greater of the book value, the fair market value or other market valuation of the assets or other property so sold (which value shall be reasonably determined by the Borrower).

(b) Contribution and Subrogation. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of this Section 9.02. The provisions of this Section 9.02(b) shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the Collateral Agent, the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the Collateral Agent, and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

(c) Subordination.

(i) Notwithstanding any provision of this Agreement to the contrary, all rights of the Subsidiary Guarantors under clauses (a) and (b) above and all other rights of the Subsidiary Guarantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment of the Obligations until the Payment in Full of Term Loan Debt. No failure on the part of the Borrower or any other Subsidiary Guarantor to make the payments required by clauses (a) and (b) above (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any other Subsidiary Guarantor with respect to its obligations hereunder, and each Subsidiary Guarantor shall remain liable for the full amount of the obligations of such Subsidiary Guarantor under this Article IX.

(ii) Each Subsidiary Guarantor hereby agrees that all Indebtedness and other monetary obligations owed by it to, or to it by, any other Subsidiary Guarantor or any other Subsidiary shall be fully subordinated to the payment of the Obligations until the Payment in Full of Term Loan Debt; provided that, notwithstanding the foregoing, for avoidance of doubt, each Subsidiary Guarantor or any other Subsidiary that is an obligor of such Indebtedness shall be permitted to pay, and each Subsidiary Guarantor or any other Subsidiary that is an obligee of such Indebtedness shall be entitled to receive, any payment or prepayment of principal and interest in accordance with the terms of the agreement and/or instrument governing such Indebtedness and to the extent not prohibited hereunder.

Section 9.03 Administrative Agent Rights. Neither the Administrative Agent nor any other Secured Party shall be liable for any failure to collect or realize upon the Obligations or any collateral security or guarantee therefor, or any part thereof, or for any delay in so doing, nor shall the Administrative Agent or any other Secured Party be under any obligation to take any action whatsoever with regard thereto. The Administrative Agent may execute any of its duties hereunder by or through agents or employees or designees and shall be entitled to advice of counsel concerning all matters pertaining to its duties hereunder. Neither the Administrative Agent, nor any of its respective officers, directors, employees, agents or counsel shall be liable for any action lawfully taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence, bad faith or willful misconduct as finally determined by a court of competent jurisdiction.

Section 9.04 Termination; Release of Certain Subsidiary Guarantors.

(a) If, in compliance with the terms and provisions of the Financing Documents, all or substantially all of the Capital Stock or property of any Subsidiary Guarantor are sold or otherwise transferred as permitted under this Agreement and the other Financing Documents, to a person or persons, none of which is a Loan Party, such Subsidiary Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Credit Agreement (including under Section 9.01(a)) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of such Capital Stock to the Collateral Agent pursuant to the Security Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent and the Collateral Agent shall, at such Subsidiary Guarantor’s expense, take such actions as are necessary to effect each release described in this Section 9.04(a) in accordance with the relevant provisions of the Security Documents.

(b) Subject to Section 9.01(c), and without limiting the provisions of Section 9.04(a), this Agreement and the guaranties hereunder shall terminate upon the occurrence of the Payment in Full of Term Loan Debt. Upon the occurrence of the Payment in Full of Term Loan Debt, the Administrative Agent, at the written request and expense of the Borrower, will promptly (i) declare this Agreement to be of no further force or effect and (ii) take such action and execute any such agreements, documents, certificates or other instruments as may be reasonably requested by the Borrower (or on behalf of any Subsidiary Guarantor) to evidence such Subsidiary Guarantor’s release from this Agreement and the termination of such Subsidiary Guarantor’s guaranties.

(c) The release of the obligations described in Section 9.05(a) shall in no event diminish the liabilities, obligations or responsibilities of any other Subsidiary Guarantor that remains a party hereto, or of the Borrower, in any case, in respect of the Financing Documents.

Section 9.05 Additional Subsidiary Guarantors.

(a) Pursuant to Section 5.16, each indirect or direct Subsidiary of the Borrower that was not in existence or not a direct or indirect Subsidiary of the Borrower on the date hereof is required to enter in this Agreement as a Subsidiary Guarantor promptly and in any event within sixty (60) days (or such later date as the Administrative Agent shall agree to in writing) after the acquisition thereof. Upon execution and delivery by the Administrative Agent and such Subsidiary of a joinder agreement, such Subsidiary shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor herein, but effective as of the date of such joinder agreement. The execution and delivery of any joinder agreement shall not require the consent of any other Subsidiary Guarantor hereunder or any Secured Party. The rights and obligations of each Subsidiary Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party to this Agreement.

Section 9.06 Cross-Guarantee and Keepwell.

(a) Each Qualified ECP Guarantor (as defined below) hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Guarantor (as defined below) as may be needed by such Specified Guarantor from time to time to honor all of its obligations under its guarantee under this Article IX and the other Financing Documents in respect of any Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.06 for up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 9.06 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.06 remain in full force and effect until the Obligations have been indefeasibly paid and performed in full and all Commitments have been terminated. Each Qualified ECP Guarantor intends that this Section 10.06 constitute, and this Section 9.06 shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each Specified Guarantor for all purposes of the Commodity Exchange Act. For purposes hereof, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Subsidiary Guarantor that, at the time the relevant guarantee under this Article IX (or grant of the relevant security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause a Specified Guarantor to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a letter of credit or keepwell, support, or other agreement guaranteeing or supporting such Swap Obligation pursuant to the Commodity Exchange Act. For purposes hereof, “Specified Guarantor” means, any Subsidiary Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to this Section 9.06).

Article X

MISCELLANEOUS

Section 10.01 Notices. Except as otherwise expressly provided herein or in any Financing Document, all notices and other communications provided for hereunder or thereunder shall be (i) in writing (including facsimile and email) and (ii) sent by facsimile, email or overnight courier (if for inland delivery) or international courier (if for overseas delivery) to a party hereto at its address and contact number specified below, or at such other address and contact number as is designated by such party in a written notice to the other parties hereto:

(a) Borrower and Subsidiary Guarantors:

Alto Ingredients, Inc.

1300 South Second Street

Pekin, Illinois 61554
Attn: Auste Graham, General Counsel
Email: agraham@altoingredients.com

with a copy to (which copy shall not constitute notice):

Troutman Pepper Hamilton Sanders LLP
5 Park Plaza, 14th Floor
Irvine, CA 92614
Attn: Larry A. Ceruitti
Email: larry.cerutti@troutman.com

(b) Administrative Agent and Collateral Agent:

OIC Investment Agent, LLC
292 Madison Avenue, Suite 2500
New York, NY 10017
Attention: Team_Cob@OIC.com; CLE@OIC.com

(c) If to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

All notices and communications shall be effective when received by the addressee thereof during business hours on a Business Day in such Person’s location as indicated by such Person’s address in clauses (a) to (c) above, or at such other address as is designated by such Person in a written notice to the other parties hereto.

Section 10.02 Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between any Loan Party, or any of Borrower’s Affiliates, on the one hand, and any Agent or Lender on the other hand, shall impair any such right, power or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which any party thereto would otherwise have. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent or any Lender to any other or further action in any circumstances without notice or demand.

(b) Amendments. No amendment or waiver of any provision of this Agreement or any other Financing Document (other than the Agent Reimbursement Letter and any fee letter between one or more Loan Parties and a Lender, each of which may be waived, amended or modified by the parties thereto in accordance with the terms thereof), and no consent to any departure by any Loan Party shall be effective unless in writing signed by (i) the Administrative Agent (acting on behalf of the Required Lenders) or the Required Lenders and (ii) the Borrower; provided that (A) no amendment, waiver or consent shall, without the written consent of the relevant Agent, affect the rights or duties of such Agent under this Agreement or any other Financing Document and (B) any separate fee agreement between Borrower and the Administrative Agent in its capacity as such or between Borrower and the Collateral Agent in its capacity as such may be amended or modified by such parties.

Notwithstanding anything to the contrary in any Financing Document, Borrower, the Administrative Agent and the Collateral Agent may, without the need to obtain consent of any Lender, enter into an amendment to this Agreement and the other Financing Documents to (i) correct or cure any ambiguities, errors, omissions, mistakes, inconsistencies or defects jointly identified by Borrower and the Administrative Agent, (ii) to effect administrative changes of a technical or immaterial nature, (iii) to fix incorrect cross-references or similar inaccuracies in this Agreement or the applicable Financing Document or (iv) make any change that would provide additional rights or benefits to the Lenders.

Section 10.03 Expenses; Indemnity; Etc.

(a) Costs and Expenses. Borrower agrees to pay or reimburse each of the Agents and the Lenders for: (I) all reasonable and documented out-of-pocket costs and expenses of the Agents and the Lenders (including the reasonable fees and expenses of counsel and experts engaged by the Agents or the Lenders from time to time, including an independent engineer, market consultant, environmental consultant, insurance consultant and any other consultants) in connection with (A) the negotiation, preparation, execution, delivery and performance of this Agreement and the other Financing Documents and the extension of credit under this Agreement (whether or not the transaction contemplated hereby and thereby shall be consummated) or (B) any amendment, modification or waiver of any of the terms of this Agreement (or any other Financing Documents); provided that, in the case of the Lenders, the Lenders shall be limited to one primary counsel and one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders (and solely in the case of an actual conflict of interest, one additional counsel and (if necessary) one local counsel in each relevant jurisdiction to the affected Lenders); (II) all reasonable costs and expenses of the Lenders (including payment of the fees provided for herein) and the Agents (including external counsels’ fees and expenses and reasonable experts’ fees and expenses) in connection with (A) any Default or Event of Default and any enforcement or collection proceedings resulting from such Default or Event of Default or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated) of the obligations of the Loan Parties under this Agreement or any other Financing Document and (B) the enforcement of this Section 10.03 or the preservation of their respective rights; provided that, in the case of the Lenders, the Lenders shall be limited to one primary counsel and one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders (and solely in the case of an actual conflict of interest, one additional counsel and (if necessary) one local counsel in each relevant jurisdiction to the affected Lenders); and (III) all costs, expenses, Taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein (including all costs, expenses and other charges procured with respect to the Liens created pursuant to any Mortgage). Notwithstanding anything to the contrary in this Agreement, the costs and expenses reimbursable pursuant to this Section 10.03(a) shall be subject to the limitations set forth in the Agent Reimbursement Letter.

(b) Indemnification by Borrower. Each Loan Party agrees to indemnify and hold harmless each of the Agents and the Lenders and their affiliates and their respective directors, officers, employees, administrative agents, attorneys-in-fact and controlling persons (each, an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject related to or arising out of any transaction contemplated by the Financing Documents or the execution, delivery and performance of the Financing Documents or any other document in any way relating to the Financing Documents and the transactions contemplated by the Financing Documents (including, for avoidance of doubt, any liabilities arising under or in connection with Environmental Law) and will reimburse any Indemnified Party for all expenses, within ten (10) days after demand therefore, (including reasonable and documented out-of-pocket external counsel fees and expenses) as they are incurred in connection therewith. Borrower will not be liable under the foregoing indemnification provision to an Indemnified Party to the extent that any loss, claim, damage, liability or expense (x) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or (y) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from disputes among Indemnified Parties (other than any claims arising out of any act or omission on the part of any Loan Party or its respective Affiliates). Borrower also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it, or any of its security holders or creditors related to or arising out of the execution, delivery and performance of any Financing Document or any other document in any way relating to the Financing Documents or the other transactions contemplated by the Financing Documents, except to the extent that any loss, claim, damage or liability is found to have resulted from such Indemnified Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable decision. To the extent permitted by Applicable Law, Borrower shall not assert and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any Financing Document or any agreement or instrument contemplated hereby, any Loan or the use of the proceeds thereof. Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Indemnification by Lenders. To the extent that Borrower fails to pay any amount required to be paid to any Agent, their affiliates or agents under Section 10.03(a) or 10.03(b), each Lender severally agrees to pay ratably in accordance with the aggregate principal amount of the Loan held by the Lender to such Agent, affiliate or agent such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, affiliate or agent in its capacity as such.

(d) Settlements; Appearances in Actions. Borrower agrees that, without each Indemnified Party’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought by or on behalf of such Indemnified Party under this Section (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding. In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against Borrower or any Affiliate thereof in which such Indemnified Party is not named as a defendant, Borrower agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including the reasonable and documented out-of-pocket fees and disbursements of its external legal counsel. In the case of any claim brought against an Indemnified Party for which Borrower may be responsible under this Section 10.03, the Agents and Lenders agree (at the expense of Borrower) to execute such instruments and documents and cooperate as reasonably requested by Borrower in connection with Borrower’s defense, settlement or compromise of such claim, action or proceeding.

Section 10.04 Successors and Assigns.

(a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Loan Parties may not assign or otherwise transfer, directly or indirectly, any of their respective rights or obligations hereunder or under any other Financing Document without the prior written consent of each Lender (and any attempted assignment or transfer by such Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer, directly or indirectly, any of its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 10.04(f)) and, to the extent expressly contemplated hereby, the Indemnified Parties referred to in Section 10.03(b) and the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan at the time owing to it); provided that:

(i) except in the case of an assignment to a Lender or an Affiliate or Related Fund of a Lender, the amount of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $500,000 unless Borrower and the Administrative Agent otherwise consent;

(ii) except in the case of an assignment to a Lender or an Affiliate or Related Fund of a Lender, each of the Administrative Agent and Borrower must give its prior written consent to such assignment, not to be unreasonably withheld, conditioned or delayed;

(iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iv) except in the case of an assignment to an Affiliate, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(vi) no such assignment shall be made to any Disqualified Institution.

provided further that any consent of Borrower otherwise required under this clause (b) shall not be required if any Event of Default has occurred and is continuing and shall be deemed given if Borrower has not responded to a request for such consent within five (5) Business Days of the request. Upon acceptance and recording pursuant to Section 10.04(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.09, Section 2.10 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(f). For the avoidance of doubt, the Participation Shares shall be freely transferable and nothing contained herein shall be construed to restrict the transfer thereof.

(c) Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall give to any Lender promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Lenders.

(d) Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.04(b) and any written consent to such assignment required by Section 10.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in Section 10.04(c) and this Section 10.04(d).

(e) Limitations on Rights of Assignees. An assignee Lender shall not be entitled to receive any greater payment under Section 2.09 or Section 2.10 than the assigning Lender would have been entitled to receive with respect to the interest assigned to such assignee (based on the circumstances existing at the time of the assignment), unless Borrower’s prior written consent has been obtained therefor.

(f) Participations. Any Lender may, without the consent of Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Financing Documents (including all or a portion of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Financing Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Financing Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Financing Document; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to Section 10.04(g), Borrower agrees that each Participant shall be entitled to the benefits of Section 2.09 and Section 2.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b); provided that such Participant (A) agrees to be subject to the provisions of Section 2.11 as if it were an assignee under Section 10.04(b). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Financing Documents held by it (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Financing Document) to any Person except to the extent that such disclosure is necessary to establish that such participation complies with this Section 10.04 and that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Department of Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.09 or Section 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 2.09 unless the Participant agrees, for the benefit of Borrower, to comply with Section 2.09(e) as though it were a Lender (it being understood that the documentation required under Section 2.09(e) shall be delivered to the participating Lender).

(h) Certain Pledges.

(i) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, the European Central Bank or any other central bank or similar monetary authority in the jurisdiction of such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; and provided further that any payment in respect of such pledge or assignment made by any Loan Party to or for the account of the pledging or assigning Lender in accordance with the terms of this Agreement shall satisfy such Loan Party’s obligations hereunder in respect of such pledged or assigned Loan to the extent of such payment.

(ii) Notwithstanding any other provision of this Agreement, any Lender may, without informing, consulting with or obtaining the consent of any other party to the Financing Documents and without formality under any Financing Documents, assign by way of security, mortgage, charge or otherwise create security by any means over, its rights under any Financing Document to secure the obligations of that Lender to any Person that would be a permitted assignee (without the consent of Borrower or any Agent) pursuant to Section 10.04(b) including (A) to the benefit of any of its Affiliates and/or (B) within the framework of its, or its Affiliates, direct or indirect funding operations.

(iii) No Assignments to Borrower or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to any Loan Party or any Affiliate of Borrower without the prior written consent of each other Lender.

Section 10.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 2.08, 2.09, Section 2.10, 10.03, 10.05, 10.09, 10.12, 10.13, 10.14, 10.15 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Financing Documents to which a Loan Party is party constitute the entire contract between and among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or scanned electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and any of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and any other indebtedness at any time owing, by such Lender or any such Affiliate to or for the credit or the account of Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured or denominated in a currency other than Dollars. The rights of each Lender or any such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09 Governing Law; Jurisdiction; Etc.

(a) Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY DISPUTE OF CLAIMS ARISING IN CONNECTION THEREWITH SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) Submission to Jurisdiction; Consent to Service of Process. Any legal action or proceeding with respect to this Agreement or any other Financing Document to which a Loan Party is a party shall, except as provided in clause (d) below, be brought in the courts of the State of New York, or of the United States District Court for the Southern District of New York, in each case, seated in the County of New York and, by execution and delivery of this Agreement, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each party hereto agrees that a judgment, after exhaustion of all available appeals, in any such action or proceeding shall be conclusive and binding upon it, and may be enforced in any other jurisdiction, including by a suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment. Each party hereto hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to such party at the address specified for such party in Section 10.01 and agrees that such service of process is sufficient to confer personal jurisdiction over such party in any such court, and otherwise constitutes effective and binding service in every respect.

(c) Waiver of Venue. Each party hereto hereby irrevocably waives any objection that it may now have or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to the Production Facilities, the Business, this Agreement or any other Financing Document to which it is a party brought in the Supreme Court of the State of New York or in the United States District Court for the Southern District of New York, in each case, seated in the County of New York and hereby further irrevocably waives any right to stay or dismiss any such suit, action or proceeding brought in any such court on the basis of having been brought in an inconvenient forum.

(d) Rights of the Secured Parties. Nothing in this Section 10.09 shall limit the right of the Secured Parties to refer any claim to enforce a judgment under this Agreement against a Loan Party to any court of competent jurisdiction in any State where any Collateral is located, nor shall the taking of proceedings by any Secured Party before the courts in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

(e) WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ITS RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS Section 10.09 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER FINANCING DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.

Section 10.10 Acknowledgment Regarding Any Supported QFCs. To the extent that the Financing Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Financing Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Financing Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Financing Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.10, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such part.

(ii) “Covered Entity” means any of the following:

(A) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(B) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(C) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, board members (and members of committees thereof), managers, members, partners, equity holders, agents, consultants, Persons providing administration and settlement services and other professional advisors, including accountants, auditors, legal counsel, investment advisers or managers (to the extent providing investment advice relating to the transactions contemplated by this Agreement) and other advisors with a need to know (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any applicable regulatory or supervisory body or authority (including, without limitation, the National Association of Insurance Commissioners, the SVO or any similar organization, and any nationally recognized rating agency that requires access to information about any Lender’s investment portfolio), by Applicable Laws or regulations or by any subpoena, oral question posed at any deposition, interrogatory or similar legal process (including, for the avoidance of doubt, to the extent requested in connection with any pledge or assignment pursuant to Section 10.04(f)); provided that the party from whom disclosure is being required shall give notice thereof to Borrower as soon as practicable (unless restricted from doing so and except where disclosure is to be made to a regulatory or supervisory body or authority during the ordinary course of its supervisory or regulatory function), (iii) to any other party to this Agreement, (iv) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (v) with the consent of Borrower, (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.12 or (B) becomes available to any Agent or any Lender on a non-confidential basis from a source other than Borrower other than as a result of a breach of this Section 10.12 or (vii) to any Person with whom Borrower, an Agent or a Lender has entered into (or potentially may enter into), whether directly or indirectly, any transaction under which payments are to be made or may be made by reference to, one or more Financing Documents and/or Borrower or to any of such Person’s Affiliates, representatives, agents or professional advisors. For the purposes of this Section 10.12, “Information” means all information received from the Loan Parties relating to such Loan Party’s business or otherwise furnished pursuant to this Agreement or any other Financing Document, other than any such information that is available to the Agents or any Lender on a non-confidential basis prior to disclosure by Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13 [Reserved].

Section 10.14 No Third Party Beneficiaries. The agreement of the Lenders to make the Loan to Borrower on the terms and conditions set forth in this Agreement, is solely for the benefit of the Loan Parties, the Agents and the Lenders, and no other Person shall have any rights under this Agreement or under any other Financing Document as against the Agent or any Lender or with respect to any extension of credit contemplated by this Agreement.

Section 10.15 Reinstatement. The obligations of Borrower under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in Bankruptcy or reorganization or otherwise, and Borrower agrees that it will indemnify each Secured Party on demand for all reasonable costs and expenses (including fees of external counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Bankruptcy, insolvency or similar law.

Section 10.16 Release of Collateral.

(a) Notwithstanding anything to the contrary contained herein or in any other Financing Document, upon the Payment in Full of Term Loan Debt, upon request of Borrower, the Collateral Agent and Administrative Agent shall (without notice to, or vote or consent of, any Lender) each take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Financing Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon any proceedings in Bankruptcy or reorganization or otherwise, all as though such payment had not been made.

(b) Notwithstanding anything to the contrary contained herein or any other Financing Document, in connection with a sale or disposition of property permitted by this Agreement, upon request of Borrower, the Collateral Agent and Administrative Agent shall each (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in such property.

(c) If, in compliance with the terms and provisions of the Financing Documents, all or substantially all of the Capital Stock or property of any Subsidiary Guarantor are sold or otherwise transferred as permitted under this Agreement and the other Financing Documents, to a person or persons, none of which is a Loan Party, such Subsidiary Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Credit Agreement and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of such Capital Stock to the Collateral Agent pursuant to the Security Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent and the Collateral Agent shall, at such Subsidiary Guarantor’s expense, take such actions as are necessary to effect each release described in this Section 10.16 in accordance with the relevant provisions of the Security Documents.

(d) The release of the obligations described in this Section 10.16 shall in no event diminish the liabilities, obligations or responsibilities of any other Guarantor that remains a party hereto, or of the Borrower, in any case, in respect of the Financing Documents.

Section 10.17 USA PATRIOT Act. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 10.18 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.19 Usury Savings. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any of the Obligations, together with all fees, charges, and other amounts that are treated as interest on such Obligations under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Highest Lawful Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Obligations in accordance with Applicable Law, the rate of interest payable in respect of such Obligations hereunder, together with all Charges payable in respect thereof, shall be limited to the Highest Lawful Rate, and to the extent lawful, the interest and Charges that would have been payable in respect of such Obligations, but were not payable as a result of the operation of this Section 10.19 shall be cumulated and the interest and Charges payable to such Lender in respect of other Obligations or periods shall be increased (but not above the Highest Lawful Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. In determining whether the Charges contracted for, charged, or received by Administrative Agent or a Lender exceed the highest Lawful Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of the Charges throughout the contemplated term of the Obligations hereunder.

Section 10.20 Arm’s Length Transactions. All parties to this Agreement expressly agree that with respect to all the terms and provisions hereunder, including (without limitation) the choice of law provision set forth in Section 10.09: (i) such terms and provisions are reasonable and the product of an arm’s length transaction between sophisticated business parties, ably represented by counsel; (ii) there has been a course of conduct between the parties hereto giving specific consideration in this transaction for the terms and provisions contained in this Agreement; and (iii) the parties to this Agreement shall be estopped hereafter from claiming differently than as agreed to in this paragraph.

Section 10.21 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.21 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.21(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.21(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.21(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Section 10.04 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender to the rights and interests of such Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 10.21 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 10.21 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the Payment in Full of Term Loan Debt.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALTO INGREDIENTS, INC., as Borrower

By:	/s/ Bryon T. McGregor
	Name:	Bryon T. McGregor
	Title:	Chief Financial Officer, Vice President and Assistant Secretary

[Signature Page to Credit Agreement]

ALTO CENTRAL, LLC
EAGLE ALCOHOL COMPANY LLC
KINERGY MARKETING LLC
ALTO NUTRIENTS, LLC
ALTO OP CO.
ALTO SPECIALTY PRODUCTS, LLC
ALTO WEST, LLC
ALTO PEKIN, LLC
ALTO ICP, LLC
ALTO CANTON, LLC
ALTO MAGIC VALLEY, LLC
PACIFIC ETHANOL STOCKTON LLC
ALTO COLUMBIA, LLC
PACIFIC ETHANOL MADERA LLC, as Subsidiary Guarantors

By:	/s/ Bryon T. McGregor
	Name:	Bryon T. McGregor
	Title:	Chief Financial Officer, Vice President and Assistant Secretary

[Signature Page to Credit Agreement]

OIC INVESTMENT AGENT, LLC,
as Administrative Agent and Collateral Agent

By:	/s/ Nazar Massouh
	Name:	Nazar Massouh
	Title:	CEO and Managing Partner

[Signature Page to Credit Agreement]

ORION ENERGY CREDIT OPPORTUNITIES FUND III LP
ORION ENERGY CREDIT OPPORTUNITIES FUND III PV LP
ORION ENERGY CREDIT OPPORTUNITIES FUND III GPFA LP
ORION ENERGY CREDIT OPPORTUNITIES FUND III GPFA PV LP,
as Lender

By:	/s/ Nazar Massouh
	Name:	Nazar Massouh
	Title:	CEO and Managing Partner

[Signature Page to Credit Agreement]